Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
The selected financial data for the last five years were derived from audited consolidated financial statements. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto, especially as the information pertains to 2006, 2007 and 2008 activity.

	Year Ended December 31,
	2008(1,2)	2007(1,2,3)	2006(1,4)	2005(5)	2004
	As Adjusted	As Adjusted	As Adjusted
	(in millions, except metal price and share data)
Net sales	$6,230.1	$4,614.8	$3,665.1	$2,380.8	$1,970.7
Gross profit	802.4	662.7	471.0	270.7	214.7
Operating income	421.4	366.1	235.9	98.5	56.5
Other expense	(27.2)	(3.4)	(0.1)	(0.5)	(1.2)
Interest expense, net	(91.8)	(48.5)	(36.7)	(37.0)	(35.9)
Loss on extinguishment of debt	—	(25.3)	—	—	—
Income from continuing operations before income taxes	302.4	288.9	199.1	61.0	19.4
Income tax benefit (provision)	(104.9)	(97.6)	(65.3)	(21.8)	18.1
Income from continuing operations	197.5	191.3	133.8	39.2	37.5
Gain on disposal of discontinued operations	—	—	—	—	0.4
Equity in net earnings of affiliated companies	4.6	0.4	—	—	—
Net income including noncontrolling interest	202.1	191.7	133.8	39.2	37.9
Less: preferred stock dividends	(0.3)	(0.3)	(0.3)	(22.0)	(6.0)
Less: Net income attributable to noncontrolling interest	(13.1)	(0.2)	—	—	—
Net income attributable to Company common shareholders	$188.7	$191.2	$133.5	$17.2	$31.9
Earnings of continuing operations per common share-basic (6)	$3.59	$3.66	$2.62	$0.42	$0.81
Earnings of continuing operations per common share-assuming dilution	$3.54	$3.51	$2.57	$0.41	$0.75
Earnings of discontinued operations per common share-basic (6)	$—	$—	$—	$—	$0.01
Earnings of discontinued operations per common share-assuming dilution	$—	$—	$—	$—	$0.01
Earnings per common share-basic (6)	$3.59	$3.66	$2.62	$0.42	$0.82
Earnings per common share-assuming dilution	$3.54	$3.51	$2.57	$0.41	$0.76
Weighted average shares outstanding-basic (6)	52.6	52.2	51.0	41.1	39.0
Weighted average shares outstanding-assuming dilution	53.4	54.6	52.0	41.9	50.3

Other Data:
Depreciation and amortization	$97.3	$63.5	$50.9	$51.0	$35.4
Capital expenditures	$217.8	$153.6	$71.1	$42.6	$37.0
Average daily COMEX price per pound of copper cathode	$3.13	$3.22	$3.09	$1.68	$1.29
Average daily price per pound of aluminum rod	$1.21	$1.23	$1.22	$0.92	$0.85

	December 31,
	2008(1,2)	2007(1,2,3)	2006(1,4)	2005(5)	2004
	As Adjusted	As Adjusted	As Adjusted
Balance Sheet Data:
Working capital (7)	$1,060.6	$838.8	$734.0	$378.6	$298.0
Total assets	3,836.4	3,765.6	2,215.3	1,523.2	1,239.3
Total debt	1,254.0	1,168.9	617.7	451.6	374.9
Dividends to common shareholders	—	—	—	—	—
Total equity	992.1	931.4	553.9	293.3	301.4

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information

2)	As adjusted for FASB SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements for additional information

3)	Includes operating results of PDIC since October 31, 2007 and the effects of the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

4)
This period includes the effects of the adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).

5)
This period includes the preliminary opening balance sheet figures for Silec as of December 31, 2005. Due to the purchase date, the effects of the acquisitions on the statements of operations’ data were not material.

6)
As adjusted for FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Note 2 of the Consolidated Financial Statements for additional information.

7)	Working capital means current assets less current liabilities.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand General Cable Corporation’s financial position, changes in financial condition, and results of operations. MD&A is provided as a supplement to the Company’s Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements (“Notes”) and should be read in conjunction with these Consolidated Financial Statements and Notes.
Overview
General Cable is a global leader in the development, design, manufacture, installation, marketing and distribution of copper, aluminum and fiber optic wire and cable products. The Company’s operations are divided into three reportable segments: North America, Europe and North Africa and ROW.
The Company has a strong market position in each of the segments in which it competes due to product, geographic, and customer diversity and the Company’s ability to operate as a low cost provider. The Company sells a wide variety of copper, aluminum and fiber optic wire and cable products, which it believes represents one of the most diversified product lines in the industry. As a result, the Company is able to offer its customers a single source for most of their wire and cable requirements. As of December 31, 2008, the Company manufactures its product lines in 46 facilities and sells its products worldwide through its global operations.
Certain statements in this report including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements, and as such, General Cable desires to take advantage of the “safe harbor” which is afforded such statements under the Private Securities Litigation Reform Act of 1995. The Company’s forward-looking statements should be read in conjunction with the Company’s comments in this report under the heading, “Disclosure Regarding Forward-Looking Statements.” Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. For a list of some of these factors, risks and uncertainties, see Item 1A.
General Cable analyzes its worldwide operations based on three geographical reportable segments: 1) North America, 2) Europe and North Africa and 3) ROW. The following table sets forth net sales and operating income by geographic group for the periods presented, in millions of dollars:

	Year Ended December 31
(in millions)	2008	2007	2006
Net sales:
North America	$2,178.7	$2,243.7	$2,058.6
Europe and North Africa	2,175.3	1,939.7	1,446.8
ROW	1,876.1	431.4	159.7

Total	$6,230.1	$4,614.8	$3,665.1

Operating Income:
North America	$122.5	$179.4	$128.9
Europe and North Africa	162.2	162.4	101.9
ROW	136.7	24.3	5.1

Total	$421.4	$366.1	$235.9

General Cable’s reported net sales are directly influenced by the price of copper, and to a lesser extent, aluminum. The price of copper and aluminum as traded on the London Metal Exchange (“LME”) and COMEX has historically been subject to considerable volatility and, during the past few years, global copper prices have established new average record highs as demonstrated in the table above at Item 1 Raw Materials Sources and Availability.
General Cable generally passes changes in copper and aluminum prices along to its customers, although there are timing delays of varying lengths depending upon the volatility of metals prices, the type of product, competitive conditions and particular customer arrangements. A significant portion of the Company’s electric utility and telecommunications business and, to a lesser extent, the Company’s electrical infrastructure business has metal escalators included in customer contracts under a variety of price setting and recovery formulas. The remainder of the Company’s business requires that volatility in the cost of metals be recovered through negotiated price changes with customers. In these instances, the ability to change the Company’s selling prices may lag the movement in metal prices by a period of time as the customer price changes are implemented. As a result of this and a number of other practices intended to match copper and aluminum purchases with sales, profitability over time has historically not been significantly affected by changes in copper and aluminum prices. General Cable hedges metal purchases but does not engage in speculative metals trading.

The Company has experienced volatility on raw materials other than copper and aluminum used in cable manufacturing, such as insulating compounds, steel and wood reels, freight costs and energy costs. Generally, the Company attempts to adjust selling prices in most of its markets in order to offset the impact of this raw material price and other cost volatility, particularly in periods of rising costs. However, the Company’s ability to ultimately realize price increases, in periods of rising costs, is influenced by competitive conditions in its markets, including manufacturing capacity utilization. In addition, a sudden rise in raw material prices when combined with the normal lag time between an announced customer price increase and its effective date in the market, may result in the Company not fully recovering these increased costs. If the Company were not able to adequately increase selling prices in a period of rising raw material costs, the Company may experience a decrease in reported earnings.
Current Business Environment
The wire and cable industry is competitive, mature and cost driven with minimal differentiation for many product offerings among industry participants from a manufacturing or technology standpoint. During recent years, the Company’s end markets have recovered from the previous low points of demand experienced in 2003; however beginning in the fourth quarter of 2007 and continuing throughout 2008, an economic slowdown in the United States and slowing growth in certain European markets has resulted in lower demand during 2008 as compared to 2007. In the past several years, there has been significant merger and acquisition activity, which, the Company believes, has led to a reduction in inefficient, high cost capacity in the industry.
In addition to the factors previously mentioned, General Cable is currently being affected by the following macro-level trends:
•	Slowing global growth and in many markets recessionary conditions;
•
Weakness in demand for low-voltage electric utility products in North America and construction products in Europe, particularly as a result of the accelerated deterioration in the Spanish construction markets;

•	Slowing demand and lower pricing across a broad spectrum of product lines in North America as a result of weak economic conditions and heightened competitive environment;
•	Continued decline in demand for copper based telecommunication products;
•	Continued political uncertainty and currency volatility in certain developing markets;
•	Worldwide underlying long term growth trends in electric utility and infrastructure markets;
•	Continuing demand for natural resources, such as oil and gas, and alternative energy initiatives; and
•	Increasing demand for further deployment of submarine power and fiber optic communication systems.
The Company’s overall financial results discussed in the following MD&A demonstrate the diversification of the Company’s product offering. In addition to the aforementioned macro-level trends, the Company anticipates that the following trends may affect the financial results of the Company during 2009. The Company’s working capital requirements have been and are expected to be impacted by continued volatile raw materials costs, including metals and insulating materials as well as freight and energy costs. Raw material costs, particularly copper and aluminum prices, have been and will likely continue to be volatile. Also, certain currencies around the world have been and are anticipated to remain volatile, particularly in developing markets located in certain countries in South America and Sub-Sahara Africa. Additionally, credit markets in the United States and other regions around the world have grown increasingly restrictive due to economic conditions and as a result access to capital will need to be actively managed, as more fully discussed below.
As part of General Cable’s ongoing efforts to reduce total operating costs, the Company continuously evaluates its ability to more efficiently utilize existing manufacturing capacity. Such evaluation includes the costs associated with and benefits to be derived from the combination of existing manufacturing assets into fewer plant locations and the possible outsourcing of certain manufacturing processes. During 2006 and 2007, due to high utilization rates and strong economic conditions, no facility closures occurred. However, during the fourth quarter 2007, the Company rationalized outside plant telecommunication products manufacturing capacity due to continued declines in telecommunications cable demand. The Company closed a portion of its telecommunications capacity and recorded a pre-tax charge to write-off certain production equipment of $6.6 million. This action freed approximately 100,000 square feet of manufacturing space to manufacture energy, industrial and construction cable products for the Central and South American markets as well as the local Mexican market. There were no facility closures during 2008.
General Cable believes its global investment in Lean Six Sigma (“Lean”) training, coupled with effectively utilized manufacturing assets, provides a cost advantage compared to many of its competitors and generates cost savings which help offset high raw material prices and other high general economic costs over time. In addition, General Cable’s customer and supplier integration capabilities, one-stop selling and geographic and product balance are sources of competitive advantage. As a result, the Company believes it is well positioned, relative to many of its competitors, in the current business environment.

As more fully discussed below in the Liquidity and Capital Resources section, the Company’s current business environment encompasses credit markets in the United States and in certain other regions around the world that have grown increasingly restrictive. The Company has access to various credit facilities around the world and believes that it can adequately fund its global working capital requirements through both internal operating cash flow and use of the various credit facilities. Overall, the capital structure changes made in the recent years should allow the Company to maintain financial flexibility and a lower average effective interest rate on outstanding debt when compared to prior years. However, the Company anticipates upward pressure on interest rates on certain of its credit facilities outside of North America at the time of renewal in the coming year. Additionally, as a result of the significant and rapid decline in metal prices beginning in September 2008, the Company’s working capital requirements are expected to be reduced resulting in significant operating cash flow generation which has been partially offset by lower account receivables and inventory values.
Acquisitions and Divestitures
General Cable actively seeks to identify key global macroeconomic and geopolitical trends in order to capitalize on expanding markets and new niche markets or exit declining or non-strategic markets in order to achieve better returns. The Company also sets aggressive performance targets for its business and intends to refocus or divest those activities, which fail to meet targets or do not fit long-term strategies. The results of operations of the acquired businesses discussed below have been included in the consolidated financial statements since the respective dates of acquisition.
On June 30, 2008, the Company and its joint venture partner, A. Soriano Corporation (Anscor), announced that the Company acquired and consolidated Phelps Dodge Philippines (PDP) through an increase of its equity investment from 40% to 60%. The Company paid approximately $16.4 million (at prevailing exchange rates) in cash to the sellers in consideration for the additional equity interest in PDP and incurred insignificant fees and expenses related to the transaction. PDP is a joint venture established in 1955 by Anscor, a Philippine public holding Company with diverse investments, and Phelps Dodge International Corporation (PDIC), a subsidiary of the Company which was acquired in the fourth quarter of 2007. PDP employs approximately 277 associates and operates one of the largest wire and cable manufacturing facilities in the Philippines. The investment complements the Company’s strategy in the region by providing a platform for further penetration into Southeast Asia markets as well as supporting ongoing operations in Australia, the Middle East and South Africa. In 2007, the last full year before the purchase of additional equity ownership, PDP reported net revenues of approximately $100 million. Net assets and pro forma results of the PDP acquisition are immaterial.
On May 21, 2008, the Company entered a joint venture for majority ownership of E.P.E / EN.I.CA.BISKRA/SPA (Enica Biskra), an Algerian state-owned manufacturer of low and medium voltage power and construction cables. Enica Biskra employs approximately 1,000 associates and is a leading provider of utility cables to the principal Algerian state-owned power utility and gas producer. The Company paid approximately $64.9 million in cash for its investment in Enica Biskra and assumed existing debt of $43.0 million (at prevailing foreign currency exchange rates on the date of purchase). Fees and expenses related to the acquisition totaled approximately $1.0 million. In 2007, the last full year before the joint venture was established, Enica Biskra reported net sales of approximately $102.0 million (based on 2007 average exchange rates). Net assets and pro forma results of the Enica Biskra acquisition are immaterial.
On October 31, 2007, the Company acquired the worldwide wire and cable business of Freeport-McMoRan Copper and Gold, Inc., which operates as Phelps Dodge International (“PDIC”), located principally in Latin America, sub-Saharan Africa and Southeast Asia. PDIC has manufacturing, distribution and sales facilities in 19 countries and nearly 3,000 employees. With more than 50 years of experience in the wire and cable industry, PDIC manufactures a full range of electric utility, electrical infrastructure, construction and communication products. The Company paid approximately $707.6 million in cash to the sellers in consideration for PDIC and $8.5 million in fees and expenses related to the acquisition. In 2006, the last full year before the acquisition, PDIC reported global net sales of approximately $1,168.4 million (based on average exchange rates). Certain pro forma information has been provided in Note 3 to the Consolidated Financial Statements. Additionally, pro forma information and PDIC audited financial statements were previously provided on Current Reports on Form 8-K/A filed on November 1, 2007 and amended on January 14, 2008.
On April 30, 2007, the Company acquired Norddeutsche Seekabelwerke GmbH & Co. KG (“NSW”), located in Nordenham, Germany from Corning Incorporated. As a result of the transaction, the Company assumed liabilities in excess of the assets acquired, including approximately $40.1 million of pension liabilities (based on the prevailing exchange rate at April 30, 2007). The Company recorded proceeds of $28.0 million, net of $0.8 million fees and expenses, which included $12.3 million of cash acquired and $5.5 million for settlement of accounts receivable. NSW had revenues of approximately $120 million in 2006 (based on 2006 average exchange rates) and has approximately 400 employees. NSW offers complete solutions for submarine cable systems including manufacturing, engineering, seabed mapping, project management, and installation for the offshore communications, energy exploration, transmission, distribution, and alternative energy markets. Pro forma results of the NSW acquisition are not material.

Critical Accounting Policies and Estimates
The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. A summary of significant accounting policies is provided in Note 2 to the Consolidated Financial Statements. The application of these policies requires management to make estimates and judgments that affect the amounts reflected in the consolidated financial statements. Management bases its estimates and judgments on historical experience, information that is available to management about current events and actions the Company may take in the future and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The most critical judgments impacting the financial statements include those policies described below. In addition, significant estimates and judgments are also involved in the valuation allowances for sales incentives and accounts receivable; warranty, uncertain tax positions, legal, environmental, asbestos and customer reel deposit liabilities; assets and obligations related to other postretirement benefits; and self-insured workers’ compensation and health insurance reserves. Management believes these judgments have been materially accurate in the past and the basis for these judgments should not change significantly in the future. Management periodically evaluates and updates the estimates used in the application of its accounting policies, adjusts amounts in the consolidated financial statements as necessary and has discussed the development, selection and disclosure of these estimates with the Audit Committee of the Company’s Board of Directors.
Inventory Costing and Valuation
General Cable utilizes the LIFO method of inventory accounting for the majority of its metals inventory. The Company’s use of the LIFO method results in its consolidated statement of operations reflecting the current costs of metals, while metals inventories in the balance sheet are valued at historical costs as the LIFO layers were created. If LIFO inventory quantities are reduced in a period when replacement costs exceed the LIFO value of the inventory, the Company would experience an increase in reported earnings. Conversely, if LIFO inventory quantities are reduced in a period when replacement costs are lower than the LIFO value of the inventory, the Company would experience a decline in reported earnings. If the Company were not able to recover the LIFO value of its inventory in some future period when replacement costs were lower than the LIFO value of the inventory, the Company would be required to take a charge to recognize in its consolidated statement of operations an adjustment of LIFO inventory to market value.
The Company periodically evaluates the realizability of its inventory. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed to be technologically obsolete or not saleable due to its condition or where inventory costs exceed net realizable value, the Company records a charge to cost of sales and reduces the inventory to its net realizable value.
Pension Accounting
General Cable provides retirement benefits through contributory and non-contributory qualified and non-qualified defined benefit pension plans covering eligible domestic and international employees as well as through defined contribution plans and other postretirement benefits. Benefits under General Cable’s qualified U.S. defined benefit pension plan generally are based on years of service multiplied by a specific fixed dollar amount, and benefits under the Company’s qualified non-U.S. defined benefit pension plans generally are based on years of service and a variety of other factors that can include a specific fixed dollar amount or a percentage of either current salary or average salary over a specific period of time. The amounts funded for any plan year for the qualified U.S. defined benefit pension plan are neither less than the minimum required under federal law nor more than the maximum amount deductible for federal income tax purposes. General Cable’s non-qualified unfunded U.S. defined benefit pension plans include a plan that provides defined benefits to select senior management employees beyond those benefits provided by other programs. The Company’s non-qualified unfunded non-U.S. defined benefit pension plans include plans that provide retirement indemnities to employees within the Company’s European business. Pension obligations for the non-qualified unfunded defined benefit pension plans are provided for by book reserves and are based on local practices and regulations of the respective countries. General Cable makes cash contributions for the costs of the non-qualified unfunded defined benefit pension plans as the benefits are paid.
Benefit costs for the defined benefit pension plans sponsored by General Cable are determined based principally upon certain actuarial assumptions, including the discount rate and the expected long-term rate of return on assets. The weighted-average discount rate used to determine the net pension cost for 2008 was 6.00% for the U.S. defined benefit pension plans. The weighted-average discount rate as of December 31, 2008 that was used to determine benefit obligations was 5.75% for the U.S. defined benefit pension plans, and was determined based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency which are expected to be available during the period to maturity of the projected pension benefit obligations and based on information received from actuaries. The weighted-average discount rate used to determine the net pension cost for 2008 was 5.76% for the non-U.S. defined benefit pension plans. Non-U.S. defined benefit pension plans followed a similar evaluation process based on financial markets in those countries where General Cable provides a defined benefit pension plan, and the weighted-average discount rate used to determine benefit obligations for General Cable’s non-U.S. defined benefit pension plans was 5.91% as of December 31, 2008. General Cable’s expense under both U.S. and non-U.S. defined benefit pension plans is determined using the discount rate as of the beginning of the fiscal year, so 2009 expense for the defined benefit pension plans will be based on the weighted-average discount rate of 5.75% for U.S. plans and 5.91% for non-U.S. plans.

The weighted-average long-term expected rate of return on assets is assumed to be 7.80% for 2009, reflecting an 8.50% weighted-average rate for the U.S. plans. The weighted-average long-term expected rate of return on assets is based on input from actuaries, including their review of historical 10-year, 20-year, and 25-year rates of inflation and real rates of return on various broad equity and bond indices in conjunction with the diversification of the asset portfolio. The expected long-term rate of return on assets for the qualified U.S. defined benefit pension plan is based on an asset allocation assumption of 65% allocated to equity investments, with an expected real rate of return of 8%, and 35% to fixed-income investments, with an expected real rate of return of 2%, and an assumed long-term rate of inflation of 3%. The actual asset allocations were 56% of equity investments and 44% of fixed-income investments at December 31, 2008 and 64% of equity investments and 36% of fixed-income investments at December 31, 2007. The expected long-term rate of return on assets of 6.7% for qualified non-U.S. defined benefit plans is based on a weighted-average asset allocation assumption of 52% allocated to equity investments, 44% to fixed-income investments and 4% to other investments. The actual weighted-average asset allocations were 49% of equity investments, 47% of fixed-income investments and 4% of other investments at December 31, 2008 and 56% of equity investments, 40% of fixed-income investments and 4% of other investments at December 31, 2007. Management believes that long-term asset allocations on average and by location will approximate the Company’s assumptions and that the long-term rate of return used by each country that is included in the weighted-average long-term expected rate of return on assets is a reasonable assumption.
The determination of pension expense for the qualified defined benefit pension plans is based on the fair market value of assets as of the measurement date. Investment gains and losses are recognized in the measurement of assets immediately. Such gains and losses will be amortized and recognized as part of the annual benefit cost to the extent that unrecognized net gains and losses from all sources exceed 10% of the greater of the projected benefit obligation or the market value of assets.
General Cable evaluates its actuarial assumptions at least annually, and adjusts them as necessary. The Company uses a measurement date of December 31 for all of its defined benefit pension plans. In 2008, pension expense for the Company’s defined benefit pension plans was $8.2 million. Based on a weighted-average expected rate of return on plan assets of 7.80%, a weighted-average discount rate of 5.90% and various other assumptions, the Company estimates its 2009 pension expense for its defined benefit pension plans will increase approximately $8.5 million from 2008. A 1% decrease in the assumed discount rate would increase pension expense by approximately $1.8 million. Future pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the plans. In the event that actual results differ from the actuarial assumptions, the funded status of the defined benefit pension plans may change and any such change could result in a charge or credit to equity and an increase or decrease in future pension expense and cash contributions.
Income Taxes
The Company provides for income taxes on all transactions that have been recognized in the Consolidated Financial Statements in accordance with SFAS No. 109. Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records a valuation allowance to reduce deferred tax assets to the amount that it believes is more likely than not to be realized. The valuation of the deferred tax asset is dependent on, among other things, the ability of the Company to generate a sufficient level of future taxable income. In estimating future taxable income, the Company has considered both positive and negative evidence, such as historical and forecasted results of operations, including prior losses, and has considered the implementation of prudent and feasible tax planning strategies. At December 31, 2008, the Company had recorded a net deferred tax asset of $47.1 million ($124.7 million net current deferred tax asset less $77.6 million net long term deferred tax liability). The Company has and will continue to review on a quarterly basis its assumptions and tax planning strategies, and, if the amount of the estimated realizable net deferred tax asset is less than the amount currently on the balance sheet, the Company would reduce its deferred tax asset, recognizing a non-cash charge against reported earnings. Likewise, if the Company determines that a valuation allowance against a deferred tax asset is no longer appropriate, the adjustment to the valuation allowance would reduce income tax expense. In 2008 and 2007, the Company determined that improved business performance, expectations of future profitability, and other relevant factors constituted sufficient positive evidence to recognize certain foreign and state deferred tax assets. Accordingly, the Company adjusted the valuation allowances and recognized income tax benefits of approximately $3.2 million in 2008 and $12.2 million in 2007.

In July 2006, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” was issued. This Interpretation clarifies accounting for uncertain tax positions in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. This Interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of Interpretation 48 decreased shareholders’ equity as of January 1, 2007 by approximately $18.8 million. See Note 11 for additional information.
The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line item in the consolidated balance sheet.
Revenue Recognition
The majority of the Company’s revenue is recognized when goods are shipped to the customer, title and risk of loss are transferred, pricing is fixed and determinable and collectibility is reasonably assured. Most revenue transactions represent sales of inventory. A provision for payment discounts, product returns, warranty and customer rebates is estimated based upon historical experience and other relevant factors and is recorded within the same period that the revenue is recognized. The Company has a portion of long-term product installation contract revenue that is recognized based on the percentage-of-completion method generally based on the cost-to-cost method if there are reasonably reliable estimates of total revenue, total cost, and the extent of progress toward completion; and there is an enforceable agreement between parties who can fulfill their contractual obligations. The Company reviews contract price and cost estimates periodically as the work progresses and reflects adjustments proportionate to the percentage-of-completion to income in the period when those estimates are revised. For these contracts, if a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.
Business Combination Accounting
Acquisitions entered into by the Company are accounted for using the purchase method of accounting. The purchase method requires management to make significant estimates. Management must determine the cost of the acquired entity based on the fair value of the consideration paid or the fair value of the net assets acquired, whichever is more clearly evident. The cost is then allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. In addition, management must identify and estimate the fair values of intangible assets that should be recognized as assets apart from goodwill as well as the fair value of tangible property, plant and equipment and intangible assets acquired.
Long-Lived Assets, Goodwill and Impairment
The valuation and classification of long-lived assets and the assignment of useful depreciable lives and salvage values involve significant judgments and the use of estimates. The testing of these long-lived assets for impairment also requires a significant amount of judgment and assumptions, particularly as it relates to identification of asset groups and the determination of fair market value. The Company periodically evaluates the recoverability of the carrying amount of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company evaluates events or changes in circumstances based mostly on actual historical operating results, but business plans, forecasts, general and industry trends and anticipated cash flows are also considered. Impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. The Company also continually evaluates the estimated useful lives of all long-lived assets and, when warranted, revises such estimates based on current events.
The carrying value of goodwill and other intangible assets with indefinite lives are reviewed annually for possible impairment. The impairment review is incorporates both a market and income valuation approach. The income approach relies on a discounted cash flow model that requires significant management judgment with respect to sales, gross margin and expense growth rates, and selection and use of an appropriate discount rate. The use of different assumptions would increase or decrease estimated discounted future cash flows and could increase or decrease an impairment charge. The occurrence of unexpected events or changes in circumstances, such as adverse business conditions or other economic factors, would determine the need for impairment testing between annual impairment tests.
Share-Based Compensation
There are certain employees with various forms of share-based payment awards for which the Company recognizes compensation costs for these awards based on their fair values. The fair values of certain awards are estimated on the grant date using the Black-Scholes option pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. The Company will develop the expected term assumption based on the vesting period and contractual term of an award, historical exercise and post-vesting cancellation experience, stock price history, plan provisions that require exercise or cancellation of awards after employees terminate, and the extent to which currently available information indicates that the future is reasonably expected to differ from past experience. The Company develops the expected volatility assumptions based on the monthly historical price data from the Company’s common stock and other economic data trended into future years. After calculating the aggregate fair value of an award, the Company uses an estimated forfeiture rate to discount the amount of share-based compensation costs to be recognized in the operating results over the service period of the award. The Company develops the forfeiture assumption based on its historical pre-vesting cancellation experience. Key assumptions are described in further detail in Note 14 to the consolidated financial statements.

New Accounting Standards
A discussion of recently issued accounting pronouncements is described in Note 2, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, and we incorporate such discussion in this MD&A by reference and make it a part hereof.
Results of Operations
The following table sets forth, for the periods indicated, consolidated statement of operations data in millions of dollars and as a percentage of net sales. Percentages may not add due to rounding.

	Year Ended December 31,
	2008(1,2)		2007(1,2)		2006(1)
	As Adjusted		As Adjusted		As Adjusted
	Amount	%	Amount	%	Amount	%
Net sales	$6,230.1	100.0%	$4,614.8	100.0%	$3,665.1	100.0%
Cost of sales	5,427.7	87.1%	3,952.1	85.6%	3,194.1	87.1%

Gross profit	802.4	12.9%	662.7	14.4%	471.0	12.9%
Selling, general and administrative expenses	381.0	6.1%	296.6	6.4%	235.1	6.4%

Operating income	421.4	6.8%	366.1	7.9%	235.9	6.4%
Other expense	(27.2)	(0.4)%	(3.4)	(0.1)%	(0.1)	—%
Interest expense, net	(91.8)	(1.5)%	(48.5)	(1.1)%	(36.7)	(1.0)%
Loss on extinguishment of debt	—	—%	(25.3)	(0.5)%	—	—%

Income before income taxes	302.4	4.9%	288.9	6.3%	199.1	5.4%
Income tax provision	(104.9)	(1.7)%	(97.6)	(2.1)%	(65.3)	(1.8)%
Equity in net earnings of affiliated companies	4.6	0.1%	0.4	—%	—	—%

Net income including noncontrolling interest	202.1	3.2%	191.7	4.2%	133.8	3.7%
Less: preferred stock dividends	(0.3)	—%	(0.3)	—%	(0.3)	—%
Less: net income attributable to noncontrolling interest	(13.1)	(0.2)%	(0.2)	—%	—	—%

Net income attributable to Company common shareholders	$188.7	3.0%	$191.2	4.1%	$133.5	3.6%

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

2)	As adjusted for FASB SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements for additional information.
Year Ended December 31, 2008 Compared with Year Ended December 31, 2007
The net income attributable to Company common shareholders was $188.7 million in 2008 compared to net income attributable to Company common shareholders of $191.2 million in 2007. Generally, the decrease in net income attributable to Company common shareholders is due to weak North America operating results and higher net interest expense due to the retrospective change in accounting method as a result of adopting FSP APB 14-1 related to the Company’s convertible debt instruments, particularly the full year impact of incremental noncash interest expense on the Company’s October 2007 $475.0 million convertible debt issuance, international working capital lines of credit supporting operations in the ROW segment and incremental borrowings in the Europe and North Africa segment related to the May 2008 acquisition of Enica Biskra. These decreases have been partially offset by the Company’s exposure to global infrastructure markets, the full year benefit of the acquisition of PDIC, the acquisition of Enica Biskra in May 2008 and favorable currency exchange translation. The net income attributable to Company common shareholders for 2008 included a pre-tax noncash interest charge of $36.0 million on the Company’s convertible debt instruments related to the retrospective change in accounting method as a result of adopting FSP APB 14-1, a pre-tax $32.0 million lower of cost or market charge related to raw material metal inventory, a pre-tax $2.4 million LIFO inventory quantity liquidation gain and a pre-tax $27.2 million charge related to foreign currency transaction adjustments resulting principally from the sudden devaluation of certain emerging market currencies in South America and Sub-Sahara Africa. In comparison, net income attributable to Company common shareholders for 2007 included a pre-tax noncash interest charge of $18.9 million on the Company’s convertible debt instruments related to the retrospective change in accounting method as a result of adopting FSP APB 14-1, a pre-tax $4.5 million lower of cost or market charge related to raw material metal inventory, a pre-tax $5.3 million benefit from the favorable resolution of customer project performance obligations, a $6.6 million pre-tax charge related to the write-off of certain telecommunication production equipment, a pre-tax $25.3 million loss on extinguishment of debt related to the tender offer on our $285 million 9.5% Senior Notes and a benefit of $5.7 million due to state deferred tax valuation allowance releases. Additionally, the 2007 net income attributable to Company common shareholders includes the benefit of two months of operations for the PDIC business acquired on October 31, 2007.

The retrospective change in accounting method is a result of adopting FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion, on January 1, 2009. As discussed in Note 2 and Note 9 to the consolidated financial statements, the Company has separately accounted for the liability and equity components of its convertible debt instruments, retrospectively, which results in the Company recognizing interest expense based on the nonconvertible debt borrowing rate.
Net Sales
The following tables set forth net sales, metal-adjusted net sales and metal pounds sold by segment, in millions. For the metal-adjusted net sales results, net sales for 2007 have been adjusted to reflect the 2008 copper COMEX average price of $3.13 per pound (a $0.09 decrease compared to the prior period) and the aluminum rod average price of $1.21 per pound (a $0.02 decrease compared to the prior period). Metal-adjusted net sales, a non-GAAP financial measure, are provided herein in order to eliminate the effect of metal price volatility from the comparison of revenues from one period to another. The comparable GAAP financial measure is set forth above. See previous discussion of metal price volatility in the “Overview” section.

	Net Sales
	Year Ended December 31,
	2008		2007
	Amount	%	Amount	%
North America	$2,178.7	35%	$2,243.7	49%
Europe and North Africa	2,175.3	35%	1,939.7	42%
ROW	1,876.1	30%	431.4	9%

Total net sales	$6,230.1	100%	$4,614.8	100%

	Metal-Adjusted Net Sales
	Year Ended December 31,
	2008		2007
	Amount	%	Amount	%
North America	$2,178.7	35%	$2,248.7	49%
Europe and North Africa	2,175.3	35%	1,935.7	42%
ROW	1,876.1	30%	376.2	9%

Total metal-adjusted net sales	$6,230.1	100%	4,560.6	100%

Metal adjustment	—		54.2

Total net sales	$6,230.1		$4,614.8

	Metal Pounds Sold
	Year Ended December 31,
	2008		2007
	Pounds	%	Pounds	%
North America	366.8	33%	394.9	49%
Europe and North Africa	346.5	32%	336.8	41%
ROW	388.0	35%	79.8	10%

Total metal pounds sold	1,101.3	100%	811.5	100%

Net sales increased $1,615.3 million to $6,230.1 million, or 35%, in 2008 from 2007 while metal-adjusted net sales increased $1,669.5 million, or 37%, in 2008 from 2007. The metals-adjusted net sales increase of $1,669.5 million included $1,601.2 million or 96.0% of the increase attributable to acquisitions, primarily related to the PDIC business which was acquired on October 31, 2007 and the previously mentioned acquisitions in the Europe and North Africa segment. In addition to the impact of acquisitions, the increase in metal-adjusted net sales reflects the favorable impact of foreign currency exchange rate changes of approximately $110.5 million and increases in selling prices/product mix improvements of approximately $206.3 million. These increases are partially offset by a decrease in sales volume of approximately $223.5 million. Volume, as measured by metal pounds sold, increased by 289.8 million pounds, or 36%, in 2008 compared to 2007 due primarily to acquired businesses. Excluding the impact of acquisitions, metal pounds sold decreased by 39.6 million pounds or 4.9% as more fully described below. Metal pounds sold is provided herein as the Company believes this metric to be a consistent year over year measure of sales volume since it is not impacted by metal prices or foreign currency exchange rate changes. Generally, the Company has attempted to recover higher metal costs and inflation on non-metals raw materials used in cable manufacturing, such as insulating compounds and steel and wood reels, as well as increased freight and energy costs through increased selling prices.

Metal-adjusted net sales in the North America segment decreased $70.0 million, or 3.1%, in 2008 compared to 2007. Lower sales volume of approximately $159.7 million was primarily the result of ongoing weak economic conditions in the United States and continued softness in demand for electric utility distribution and transmission cables combined with an overall decrease in demand for copper intensive outside plant telecommunications cable from the Regional Bell Operating Companies (RBOCs) and communications distribution products. This lower sales volume was partially offset by favorable foreign currency exchange rate changes of approximately $4.7 million, principally related to the Canadian dollar, and product mix improvement of approximately $94.3 million. In general, for much of the year, the Company increased selling prices to recover higher metal costs, inflation on non-metals raw materials and increased freight and energy costs.
The following additional trends in 2008 also affected the results of North America. Weakness in the housing industry in the United States continued to negatively impact the demand for low-voltage and smaller gauge size cables used in electric power distribution. While the passage of energy legislation in the United States in 2005 aimed at improving the transmission grid infrastructure is expected to contribute to the increase in demand for the Company’s products over time, growth rates continue to be and are prospectively expected to be highly variable depending on related product business cycles and the approval and funding cycle times for large utility projects. The Company believes that utilities may also be curtailing capital expenditures or taking a more guarded approach to grid reliability problems in the face of the economic conditions and tightened credit markets in the United States. Demand trends for telecommunication products from the RBOCs continue to decline due to the RBOCs broadband investment strategy exacerbated by the weakness in the U.S. housing market as well as RBOC merger activity, allocation of capital to fiber-to-the-home initiatives, and budgetary constraints caused partially by higher copper costs has reduced both RBOC and distributor purchasing volume in this segment. The negative trends discussed above have been partially offset by increasing demand for alternative energy products as well as products used for energy exploration in the mining, oil, gas, and petrochemical markets, a trend the Company expects to continue over the long-term partly as a result of volatile energy prices and federal government economic stimulus plans.
Metal-adjusted net sales in the Europe and North Africa segment increased $239.6 million, or 12.4%, in 2008 compared to 2007. The increase includes $136.0 million of net sales attributable to the results of acquired businesses. In addition to the impact from acquisitions, the increase reflects selling price increases in excess of higher metal costs and other inputs and product mix improvement of approximately $53.2 million and favorable foreign currency exchange rate changes of approximately $147.2 million, primarily due to the strength of the Euro relative to the dollar. Excluding acquisitions, these increases were partially offset by a decrease in volume of approximately $54.2 million. Lower demand for low-voltage and building wire products in the Spanish domestic construction market has been partially offset by stronger electric utility and electrical infrastructure demand throughout Europe, particularly, demand for medium-voltage high-voltage and extra-high-voltage cables to upgrade the electricity grid as well as projects involving submarine energy cables and other alternative energy projects for much of the year. European markets in general have weakened near the end of the year and are expected to remain relatively weak into 2009.
Metal-adjusted net sales in the ROW segment increased $1,499.9 million in 2008 compared to 2007. The increase reflects the inclusion of recent acquisitions, accounting for $1,465.2 million of the metals-adjusted net sales increase. Acquisition related sales of electrical infrastructure and electric utility products were strong, particularly in the developing countries of Central and South America where there continues to be a high level of construction and mining activity as well as programs to bring electricity further into the rural areas, such as Brazil’s “Lights for All” program. A favorable price and product mix of $59.7 million has been offset by unfavorable foreign currency exchange rate changes of approximately $41.4 million, primarily due to the devaluation of most emerging market currencies in South America and Sub-Sahara Africa relative to the dollar.
Gross Profit
Gross profit increased $139.7 million, or 21%, in 2008 from 2007. Gross profit as a percentage of metal-adjusted net sales was 12.9% for 2008 and was 14.5% for 2007. Additionally, the acquisition of PDIC accounted for $230.8 million or 28.8% of gross profit for 2008. The reduction in gross profit margin on a metal-adjusted net sales basis is principally related to the lower of cost or market accounting related charges of $32.0 million in 2008 and the general economic slowdown experienced in the North America segment resulting in lower plant utilization, softening end user demand and an unfavorable pricing environment on certain electric utility products for most of the year.

Selling, General and Administrative Expense
Selling, general and administrative expense increased $84.4 million, or 28.5%, in 2008 from 2007. Approximately $75.0 million or 89% of the increase is related to acquired businesses and strategic employee additions throughout the Company in order to support the Company’s growth initiatives and to increase process capability. The increase in SG&A costs was also due in part to unfavorable foreign currency exchange rates in 2008 of $7.8 million. Reported SG&A was 6.1% of net sales in 2008, an improvement as compared to the prior year, at 6.5% of metal-adjusted net sales in 2007.
Operating Income
The following table sets forth operating income by segment, in millions of dollars.

	Operating Income
	Year Ended December 31,
	2008		2007
	Amount	%	Amount	%
North America	$122.5	29%	$179.4	49%
Europe and North Africa	162.2	39%	162.4	44%
ROW	136.7	32%	24.3	7%

Total operating income	$421.4	100%	$366.1	100%

Operating income increased $55.3 million to $421.4 million in 2008 from $366.1 million in 2007. This increase is primarily attributable to the Company’s ROW segment which increased operating income by $112.4 million, primarily as a result of the acquisition of PDIC, as well as a $12.2 million favorable impact of foreign currency exchange rate changes, a global selling price and product mix improvement and ongoing Lean manufacturing cost containment and efficiency efforts. These increases are partially offset by a $32.0 million lower of cost or market adjustment primarily related to raw material metal inventory and the $56.9 million decrease in the operating result of the Company’s North America segment.
The decrease in operating income for the North America segment of $56.9 million is largely the result of lower volume as a result of continued softness in demand for the segment’s electric utility and certain communication products as well as higher raw material and transportation costs. Persistent softness in the housing market has had a negative impact on the demand for low-voltage and smaller gauge size cables used in electric power distribution as well as copper-based telecommunication products used by RBOC’s in new housing starts. A broad spectrum of other product lines in North America also experienced reduced demand and pricing pressure as a result of the weak economy and competitive environment as well as increased raw material and energy input costs for most of the year.
Operating income for the Europe and North Africa segment decreased $0.2 million in 2008 from 2007. Increased selling prices in excess of higher metals costs and other cost inputs for the year, positive product mix changes and the favorable impact of $12.1 million of foreign currency exchange rate changes helped to offset a raw material metal inventory lower of cost or market adjustment of $8.0 million and continued softness in demand for residential low-voltage cables and building wire due to the economic slowdown in the Spanish housing market. Additionally, the prior year included the benefit from a $5.3 million favorable resolution of customer project performance obligations during 2007.
Operating income for the ROW segment increased $112.4 million in 2008 from 2007. The increase in operating income was primarily due the inclusion of a full year of operating results of the acquired PDIC business. This increase in operating income has been offset by raw material metal inventory lower of cost or market adjustments of approximately $23.6 million.
Other Expense
Other expense of $27.2 million in 2008 and $3.4 million in 2007 is principally comprised primarily of foreign currency transaction losses that resulted from changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated. The change year over year is primarily the result of the rapid and significant devaluation of certain emerging market currencies principally in South America and Sub-Sahara Africa during the period from mid-September through the end of October.
Interest Expense
Net interest expense of $91.8 million in 2008 and $48.5 million in 2007 reflects the adoption of FSP APB 14-1, which as discussed in Note 2 and Note 9 of the consolidated financial statements was applied retrospectively. Incremental pre-tax noncash interest expense attributable to the adoption of FSP APB 14-1 was $36.0 million and $18.9 million for 2008 and 2007, respectively. The increase in interest expense is due to higher average debt levels in 2008 as compared to 2007, primarily related to the October 2007 issuance of the Company’s $475.0 million 1.00% Senior Convertible Notes to partially fund the PDIC acquisition, the addition of PDIC credit facilities supporting operations in the ROW segment and additional borrowings in Europe related to the May acquisition of Enica Biskra as well as increased borrowing on the Company’s Amended Credit Facility throughout the year. The Company also reported less interest income in 2008 as a result of using existing cash to partially fund the PDIC acquisition and lower interest rates earned on cash. These increases were partially offset by a year over year reduction in interest rates on the Company’s $125.0 million floating rate Senior Notes.

Loss on Extinguishment of Debt
During 2007, the Company recognized a pre-tax loss on the extinguishment of debt of approximately $25.3 million, consisting of a $20.5 million inducement premium, related fees and expenses and the write-off of approximately $4.8 million in unamortized fees and expenses due to the tender offer and redemption of approximately $280.2 million of the Company’s $285.0 million in 9.5% Senior Notes during the first quarter of 2007 and the redemption of the remaining $4.8 million outstanding 9.5% Senior Notes in November of 2007. See the “Debt and Other Contractual Obligations” discussion below for additional information.
Tax Provision
The Company’s effective tax rate for 2008 and 2007 was 34.7% and 33.8%, respectively. The effective tax rates for 2008 and 2007 were impacted by the recognition of approximately $3.2 million and $12.2 million, respectively, of certain foreign and state deferred tax assets due to improved profitability in the relevant jurisdictions.
Preferred Stock Dividends
During 2008 and 2007, the Company accrued and paid $0.3 million in dividends on its Series A preferred stock.
Year Ended December 31, 2007 Compared with Year Ended December 31, 2006
The net income attributable to Company common shareholders was $191.2 million in 2007 compared to net income attributable to Company common shareholders of $133.5 million in 2006. The net income attributable to COMPANY common shareholders for 2007 included $18.9 million in pre-tax incremental noncash interest expense related to the retrospective change in accounting method on the Company’s convertible debt instruments, a $0.3 million dividend on the Series A preferred stock, a pre-tax $4.5 million lower of cost or market charge related to raw material inventory, a pre-tax $5.3 million benefit from the favorable resolution of customer project performance obligations, $2.0 million in additional compensation expense from adopting SFAS 123(R), a $6.6 million pre-tax charge related to the write-off of certain telecommunication production equipment, a pre-tax $25.3 million loss on extinguishment of debt related to the tender offer on our $285 million 9.5% Senior Notes and a benefit of $5.7 million due to state deferred tax valuation allowance releases. Additionally, the 2007 net income attributable to Company common shareholders includes the benefit of two months of operations for the PDIC business acquired on October 31, 2007.
The net income attributable to Company common shareholders for 2006 included $1.1 million in pre-tax incremental noncash net interest expense related to the retrospective change in accounting method for the Company’s convertible debt instruments, a $0.3 million dividend on the Series A preferred stock, $1.1 million in additional compensation expense from adopting SFAS 123(R), a pre-tax charge of $1.0 million to settle a patent dispute with a competitor and a benefit of $6.3 million due to deferred tax valuation allowance releases.
The retrospective change in accounting method is a result of adopting FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion, on January 1, 2009. As discussed in Note 2 and Note 9 to the consolidated financial statements, the Company has separately accounted for the liability and equity components of its convertible debt instruments, retrospectively, which results in the Company recognizing interest expense based on the nonconvertible debt borrowing rate.
Net Sales
The following tables set forth net sales, metal-adjusted net sales and metal pounds sold by segment, in millions. For the metal-adjusted net sales results, net sales for 2006 have been adjusted to reflect the 2007 copper COMEX average price of $3.22 per pound (a $0.13 increase compared to the prior period) and the aluminum rod average price of $1.23 per pound (a $0.01 increase compared to the prior period). Metal-adjusted net sales, a non-GAAP financial measure, are provided herein in order to eliminate the effect of metal price volatility from the comparison of revenues from one period to another. The comparable GAAP financial measure is set forth above. See previous discussion of metal price volatility in the “Overview” section.

	Net Sales
	Year Ended December 31,
	2007		2006
	Amount	%	Amount	%
North America	$2,243.7	49%	$2,058.6	56%
Europe and North Africa	1,939.7	42%	1,446.8	40%
ROW	431.4	9%	159.7	4%

Total net sales	$4,614.8	100%	$3,665.1	100%

	Metal-Adjusted Net Sales
	Year Ended December 31,
	2007		2006
	Amount	%	Amount	%
North America	$2,243.7	49%	$2,100.4	56%
Europe and North Africa	1,939.7	42%	1,475.5	40%
ROW	431.4	9%	164.5	4%

Total metal-adjusted net sales	4,614.8	100%	3,740.4	100%

Metal adjustment	—		(75.3)

Total net sales	$4,614.8		$3,665.1

	Metal Pounds Sold
	Year Ended December 31,
	2007		2006
	Pounds	%	Pounds	%
North America	394.9	49%	428.2	56%
Europe and North Africa	336.8	41%	307.9	40%
ROW	79.8	10%	28.2	4%

Total metal pounds sold	811.5	100%	764.3	100%

Net sales increased $949.7 million, or 26%, in 2007 from 2006. After adjusting 2006 net sales to reflect the $0.13 increase in the average monthly COMEX price per pound of copper and the $0.01 increase in the average aluminum rod price per pound in 2007, net sales increased $874.4 million, or 23%, in 2007 from 2006. The metals-adjusted net sales increase of $874.4 million included $436.2 million of sales attributable to acquisitions, primarily related to the PDIC business which was acquired on October 31, 2007 and previously mentioned acquisitions in Europe. In addition to the impact of acquisitions, the increase in metal-adjusted net sales reflects the favorable impact of foreign currency exchange rate changes of approximately $172 million and increases in selling prices/product mix improvements of approximately $482 million. These increases are partially offset by a decrease in sales volume of approximately $213 million. Volume, as measured by metal pounds sold, increased by 47.2 million pounds, or 6%, in 2007 compared to 2006 due to acquired businesses. Excluding the impact of acquisitions, metal pounds sold decreased by 43.8 million pounds. Metal pounds sold is provided herein as the Company believes this metric to be a consistent year over year measure of sales volume since it is not impacted by metal prices or foreign currency exchange rate changes. Generally, the Company has attempted to recover higher metal costs and inflation on non-metals raw materials used in cable manufacturing, such as insulating compounds and steel and wood reels, as well as increased freight and energy costs through increased selling prices.
Metal-adjusted net sales in the North America segment increased $143.3 million, or 7%, in 2007 compared to 2006. The increase reflects price and product mix improvement of approximately $289 million and favorable foreign currency exchange rate changes of approximately $19 million, principally related to the Canadian dollar. In general, the Company increased selling prices to recover continued higher metal costs, inflation on non-metals raw materials and increased freight and energy costs. However, contractual customer pricing did not allow for increases related to certain communications products. Through forward price agreements, the Company was economically hedged against this exposure and the lower selling prices did not materially impact the Company’s financial results for 2007. These increases were partially offset by a decrease in sales volume of approximately $164 million. The decrease in sales volume was primarily the result of an overall decrease in demand for outside plant telecommunications cable from the Regional Bell Operating Companies (RBOCs) and decrease in demand from the communications distribution market combined with a decrease in demand for electric utility distribution cables.
Continued weakness in the housing industry in the United States has had a negative impact on the demand for low-voltage and smaller gauge size cables used in electric power distribution during the second half of 2007. While the passage of energy legislation in the United States in 2005 aimed at improving the transmission grid infrastructure is expected to contribute to the increase in demand for the Company’s products over time, growth rates are expected to be highly variable depending on related product business cycles and the approval and funding cycle times for large utility projects. Demand trends for telecommunication products from the RBOCs continue to be dependent on the selected strategy of their broadband rollout. Those favoring a copper/fiber hybrid model have been showing flat to marginally decreased demand, while those taking a fiber-to-the-home strategy continue to show weakness in demand for copper products. For example, total metal pounds shipped for copper based telecommunication products have decreased 29.3 million pounds in 2007 or approximately 36%. Demand trends continue to be affected by high copper prices, which make alternatives to copper-based cable and wire comparatively more affordable, and by RBOC merger activity and budgetary constraints. These decreases were partially offset by increasing demand for products used for energy exploration in the mining, oil, gas, and petrochemical markets, a trend the Company expects to continue partly as a result of higher oil prices. Additionally, demand for low- and medium- voltage electrical infrastructure products driven by a continued turnaround in industrial construction spending contributed to volume growth, as did the expansion of the Company’s customer base for its ignition wire sets.

Metal-adjusted net sales in the Europe and North Africa segment increased $464.2 million, or 32%, in 2007 compared to 2006. The increase includes $189 million of net sales attributable to the results of acquired businesses. In addition to the impact from acquisitions, the increase reflects selling price increases in excess of higher metal costs and other inputs and product mix improvement of approximately $182 million and favorable foreign currency exchange rate changes of approximately $131 million, primarily due to the strength of the Euro relative to the dollar. These increases were partially offset by a decrease in volume of approximately $37 million. The volume decline was primarily due to lower demand for low-voltage products and building wire in the Spanish domestic construction market, partially offset by strong construction markets elsewhere in the European Union. The decrease in volume was also partially offset by higher demand for medium-voltage and high-voltage cables in Europe to upgrade the electricity grid. The Company expects to continue to experience strong demand for electric utility and industrial infrastructure products as well as its extra high-voltage underground systems over time.
Metal-adjusted net sales in the ROW segment increased $266.9 million, or 162%, in 2007 compared to 2006. The increase reflects the inclusion of recent acquisitions, accounting for $247.1 million of the metals-adjusted net sales increase. Excluding the impact from acquisitions, the increase in metals-adjusted net sales reflects favorable foreign currency exchange rate changes, principally related to New Zealand and Australia, of approximately $21 million and price and product mix improvement of $14 million. These increases were partially offset by a decrease in volume of approximately $16 million. The decline in volume was attributable to softer than expected demand in electric utility and electrical infrastructure products as it relates to the New Zealand building industry as well as increased competitor pressure with regard to price and delivery in Australia.
Gross Profit
Gross profit increased $191.7 million, or 41%, in 2007 from 2006. Gross profit as a percentage of metal-adjusted net sales was 14.4% for 2007 and was 12.6% for 2006. Additionally, the acquisition of PDIC accounted for $26.1 million or 4.0% of gross profit for 2007. The improved profit margin on metal-adjusted net sales was the result of increased selling prices to recover raw material costs, favorable product mix changes and improved efficiency as a result of continued Lean manufacturing initiatives.
Selling, General and Administrative Expense
Selling, general and administrative expense increased $61.5 million, or 26%, in 2007 from 2006. The increase in SG&A was primarily related to incremental SG&A costs of acquired businesses and strategic employee additions throughout the Company in order to support the Company’s growth initiatives and to increase process capability. Specifically, incremental SG&A costs of $17.9 million related to the acquisition of PDIC. The increase in SG&A costs was also due in part to increased foreign currency exchange rates in 2007 compared to 2006. Reported SG&A was 6.4% of net sales in 2007, essentially flat compared to the prior year, at 6.3% of metal-adjusted net sales in 2006.
Operating Income
The following table sets forth operating income by segment, in millions of dollars.

	Operating Income
	Year Ended December 31,
	2007		2006
	Amount	%	Amount	%
North America	$179.4	49%	$128.9	55%
Europe and North Africa	162.4	44%	101.9	43%
ROW	24.3	7%	5.1	2%

Total operating income	$366.1	100%	$235.9	100%

Operating income increased $130.2 million, or 55%, from 2006. The increase in operating income was primarily the result of increased selling prices to recover raw material costs, favorable product mix changes, ongoing Lean manufacturing cost containment and efficiency efforts, $12.2 million due to the impact of foreign currency exchange rate changes and higher demand for certain of the Company’s products. Additionally, results from acquired businesses accounted for $21.0 million of the operating income increase.

Operating income for the North America segment increased $50.5 million in 2007 from 2006. This improvement in operating income was due to selling price increases in excess of higher metals costs, raw material inflation and other cost inputs, improved product mix, improved product margins on certain utility cable, increased demand for certain products, primarily products used in mining, oil, gas and petrochemical applications and the reduction of costs as a result of continued efficiency gains obtained through the implementation of Lean Six Sigma manufacturing cost containment efforts During the fourth quarter 2007, the Company rationalized outside plant telecommunication products manufacturing capacity due to continued declines in telecommunications cable demand. The Company closed a portion of its telecommunications capacity located primarily at its Tetla, Mexico facility and has taken a pre-tax charge to write-off certain production equipment of $6.6 million. This action will free approximately 100,000 square feet of manufacturing space, which the Company plans to utilize for other products for the Central and South American markets.
Operating income for the Europe and North Africa segment increased $60.5 million in 2007 from 2006. The improvement in operating income was due to the continued implementation of Lean Six Sigma cost saving initiatives, efficient manufacturing and high factory utilization rates. Also, results from acquired businesses accounted for $17.3 million of the operating income increase. Increased selling prices in excess of higher metals costs and other cost inputs, positive product mix changes, increase sales volume for certain products and the impact of foreign currency exchange rate changes also contributed to the improved operating income. Additionally, the Company benefited from a $5.3 million favorable resolution of customer project performance obligations during 2007.
Operating income for the ROW segment increased $19.2 million in 2007 from 2006. The increase in operating income was in part due to the acquired PDIC business which accounted for $8.2 million, favorable foreign currency exchange rate changes combined with selling price increases in excess of higher metals costs and other cost inputs and other cost containment initiatives.
Other Expense
Other expense of $3.4 million in 2007 and $0.1 million in 2006 primarily represents foreign currency transaction losses, which resulted from changes in exchange rates between the designated functional currency and the currency in which the transaction is denominated.
Interest Expense
Net interest expense of $48.5 million in 2007 and $36.7 million in 2006 reflects the adoption of FSP APB 14-1, which as discussed in Note 2 and Note 9 of the consolidated financial statements was applied retrospectively to the Company’s convertible debt instruments. The increase is primarily due to the incremental pre-tax noncash interest expense attributable to the adoption of FSP APB 14-1 of $18.9 million and $1.1 million for 2007 and 2006, respectively. The increase reflects the full year effect of the Company’s November 2006 $355.0 million and the fourth quarter effect of October 2007 $475.0 million convertible debt issuances which have been partially offset by interest savings from the November 2006 pay down of the Company’s outstanding balance on its floating-rate Amended Credit Facility and lower interest rates resulting from the March 2007 Senior Notes refinancing (see Loss on Extinguishment of Debt discussion which follows).
Loss on Extinguishment of Debt
During 2007, the Company recognized a pre-tax loss on the extinguishment of debt of approximately $25.3 million, consisting of a $20.5 million inducement premium, related fees and expenses and the write-off of approximately $4.8 million in unamortized fees and expenses due to the tender offer and redemption of approximately $280.2 million of the Company’s $285.0 million in 9.5% Senior Notes during the first quarter of 2007 and the redemption of the remaining $4.8 million outstanding 9.5% Senior Notes in November of 2007. See the “Debt and Other Contractual Obligations” discussion below for additional information.
Tax Provision
The Company’s effective tax rate for 2007 and 2006 was 33.8% and 32.8%, respectively. The effective tax rates for 2007 and 2006 were reduced by the release of approximately $12.2 million and $6.3 million, respectively, of certain foreign and state deferred tax asset valuation allowances as it became more likely than not that the deferred tax assets would be utilized in future years as a result of improved profitability in the relevant jurisdiction.
Preferred Stock Dividends
During 2007 and 2006, the Company accrued and paid $0.3 million in dividends on its Series A preferred stock.

Liquidity and Capital Resources
In general, General Cable requires cash for working capital, capital expenditures, investment in internal product development, debt repayment, salaries and related benefits, interest, Series A preferred stock dividends, repurchase of common shares and taxes. General Cable’s working capital requirement decreases when it experiences softening incremental demand for products and/or a significant reduction in the price of copper, aluminum and/or other raw material cost inputs. Based upon historical experience, the cash on its balance sheet and the expected availability of funds under its current credit facilities, the Company believes its sources of liquidity will be sufficient to enable it to meet the Company’s cash requirements for working capital, capital expenditures, debt repayment, salaries and related benefits, interest, Series A preferred stock dividends, repurchase of common shares and taxes for the next twelve months and foreseeable future.
General Cable Corporation is a holding Company with no operations of its own. All of the Company’s operations are conducted, and net sales are generated, by its subsidiaries and investments. Accordingly, the Company’s cash flow comes from the cash flows of its global operations. The Company’s ability to use cash flow from its international operations, if necessary, has historically been adversely affected by limitations on the Company’s ability to repatriate such earnings tax efficiently.
Summary of Cash Flows
Cash flow provided by operating activities in 2008 was $229.4 million. This reflects net income before depreciation and amortization, foreign currency exchange loss, deferred income taxes, excess tax benefit from stock based compensation and loss on the disposal of property of $329.6 million. Additionally, cash inflows resulted from decreases in accounts receivables and other assets of $26.7 million and $18.6 million, respectively, as well as a $32.0 million lower of cost or market raw material inventory charge and $36.0 million of pre-tax noncash interest expense related to the Company’s convertible debt instruments due to the adoption of FSP APB 14-1, as discussed in Note 2 and Note 9 of the consolidated financial statements. The decrease in accounts receivables is partly due to demand trends, which are discussed below related to inventory, and to a lesser extent global selling prices in response to lower raw material costs in the fourth quarter of the year. The Company believes that its accounts receivable balances are collectible and the Company has established appropriate procedures to facilitate collection. The decrease in other assets is primarily the result of changes in the fair market value of commodity and foreign currency derivative assets. The lower of cost or market provision was recorded for copper and aluminum raw material inventory in which the replacement costs at the end of the year were lower than the LIFO value of the acquired copper and aluminum raw material inventory. These positive cash flows have been partially offset by a $70.3 million increase in inventories and a $143.2 million decrease in accounts payable, accrued and other liabilities. The increase in inventory reflects weaker demand in Europe specifically related to the Spanish market as well as weaker markets in the ROW segment near the end of the year. The Company is adjusting its production in these regions in order to balance inventory quantities in 2009. The inventory increases above were offset by a reduction in North America where demand weakness began in late 2007 allowing elevated North America inventories to be reduced in 2008. The decrease in accounts payable, accrued and other liabilities was a result of declining manufacturing activity in the later half of the year due to the lower demand for certain products mentioned previously as well as metal price volatility experienced in the fourth quarter of 2008. More specifically, the Company liquidated certain fixed dollar denominated obligations in emerging markets to reduce the overall currency exposure that resulted in currency devaluation charges in the latter part of 2008.
Cash flow used by investing activities was $263.3 million in 2008, reflecting $217.8 million of capital expenditures and $50.3 million principally reflecting the Enica Biskra acquisition and the increase in equity ownership of PDP. The Company anticipates capital spending to be approximately $120 to $130 million in 2009, primarily supporting new products and capabilities in developing markets and alternative energy markets.
Cash flow provided by financing activities in 2008 was $29.6 million. This cash inflow reflects the receipt of $93.3 million of net additional borrowings in Europe and ROW to fund working capital, $6.1 million of excess tax benefits from stock-based compensation, $2.2 million from the exercise of stock options and $124.7 million from borrowing under the Company’s Amended Credit Facility. These cash inflows were partially offset by the repayment of the Company’s Amended Credit Facility borrowings of $184.7 million, the repurchase of common shares for $11.7 million and the dividend payment on the Series A preferred stock of $0.3 million. See the “Debt and Other Contractual Obligations” section below for details.
Debt and Other Contractual Obligations
The Company’s outstanding debt obligations of $1,254.0 million as of December 31, 2008 consisted of $375.7 million of 1.00% Convertible Notes due in 2012 (net of debt discount of $99.3 million), $261.7 million of 0.875% Convertible Notes due in 2013 (net of debt discount of $93.3 million), $200.0 million of 7.125% Senior Notes due in 2017, $125.0 million of Senior Floating Rate Notes due in 2015, $64.1 million of Spanish Term Loans, $84.9 million Silec credit facilities, $71.5 million PDIC credit facilities, $2.3 million in capital leases and $68.8 million of various short and medium term loans. A separate description of our various borrowings, many of which are subject to certain collateral levels, is provided below and additional discussion is included at Note 9 to the Consolidated Financial Statements.
The Company’s 1.00% Senior Convertible Notes were issued in September 2007 in the amount of $475.0 million. The notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Subsequently, on April 16, 2008, the notes and the common stock issuable upon conversion of the notes were registered on a Registration Statement on Form S-3. The 1.00% Senior Convertible Notes bear interest at a fixed rate of 1.00%, payable semi-annually in arrears, and mature in 2012. The 1.00% Senior Convertible Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by the Company’s wholly-owned U.S. and Canadian subsidiaries.

As a result of adopting FSP APB 14-1 on January 1, 2009, as discussed in Note 2 and 9 in the Company’s consolidated financial statements, the Company has separately accounted for the liability and equity components of the instrument, retrospectively, based on the Company’s nonconvertible debt borrowing rate on the instrument’s issuance date of 7.5%. At issuance, the liability and equity components were $348.2 million and $126.8 million, respectively. The equity component (debt discount) is being amortized to interest expense based on the effective interest method. The net book value as of December 31, 2008 was $375.7 million (net of debt discount of $99.3 million). The estimated fair value of the 1.00% Senior Convertible Notes was approximately $285.0 million at December 31, 2008.
The Company’s 0.875% Convertible Notes were issued in November of 2006 in the amount of $355.0 million, pursuant to the Company’s effective Registration Statement on Form S-3. The 0.875% Convertible Notes bear interest at a fixed rate of 0.875%, payable semi-annually in arrears, and mature in 2013. The 0.875% Convertible Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by the Company’s wholly-owned U.S. subsidiaries. As a result of exceeding certain stock price thresholds the Company classified the $246.5 million (net of debt discount of $108.5 million) as a current liability as of December 31, 2007.
As a result of adopting FSP APB 14-1 on January 1, 2009, as discussed in Note 2 and 9 in the Company’s consolidated financial statements, the Company has separately accounted for the liability and equity components of the instrument, retrospectively, based on the Company’s nonconvertible debt borrowing rate on the instrument’s issuance date of 7.35%. At issuance, the liability and equity components were $230.9 million and $124.1 million, respectively. The equity component (debt discount) is being amortized to interest expense based on the effective interest method. The net book value as of December 31, 2008 was $261.7 million (net of debt discount of $93.3 million). The estimated fair value of the 0.875% Convertible Notes was approximately $184.6 million at December 31, 2008.
The Company completed the issuance and sale of $325.0 million in aggregate principal amount of new senior unsecured notes, comprised of $200.0 million of 7.125% Senior Fixed Rate Notes due 2017 (the “7.125% Senior Notes”) and $125.0 million of Senior Floating Rate Notes due 2015 (the “Senior Floating Rate Notes” and together with the “7.125% Senior Notes”, the “Notes”) on July 26, 2007 to replace the unregistered Notes with registered Notes with like terms pursuant to an effective Registration Statement on Form S-4. The Notes are jointly and severally guaranteed by the Company’s U.S. subsidiaries. The estimated fair value of the 7.125% Senior Notes and Senior Floating Rate Notes was approximately $132.8 million and $59.2 million, respectively, at December 31, 2008.
The Senior Floating Rate Notes bear interest at an annual rate equal to the 3-month LIBOR rate plus 2.375%, which combine for a rate of 6.3% at December 31, 2008. Interest on the Senior Floating Rate Notes is payable quarterly in arrears in cash on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2007. The 7.125% Senior Notes bear interest at a rate of 7.125% per year and are payable semi-annually in arrears in cash on April 1 and October 1 of each year, commencing on October 1, 2007. The Senior Floating Rate Notes mature on April 1, 2015 and the 7.125% Senior Notes mature on April 1, 2017.
The Spanish Term Loan of 50 million euros was issued in December 2005 and was available in up to three tranches, with an interest rate of Euribor plus 0.8% to 1.5% depending on certain debt ratios. Two of the tranches have expired. The remaining tranche (maturing in 2012) was paid and terminated, in June 2008, with net payment of approximately 27.2 million euros or $43.0 million. In February 2008, the Company entered into a term loan in the amount of 20 million euros with an interest rate of Euribor plus 0.5%. The term loan is payable in semi-annual installments, due in August and February, maturing in February 2013. Simultaneously, the Company entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in August 2008 and maturing in February 2013 that will effectively hedge the variable interest rate with a fixed interest rate of 4.2%. In April 2008, the Company entered into a term loan in the amount of 10 million euros with an interest rate of Euribor plus 0.75%. The term loan is payable in semi-annual installments, due in April and October, maturing in April 2013. Simultaneously, the Company entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in October 2008 and maturing in April 2013 that will effectively hedge the variable interest rate with a fixed interest rate of 4.58%. In June 2008, the Company entered into a term loan in the amount of 21 million euros with an interest rate of Euribor plus 0.75%. The term loan is payable in quarterly installments, due in March, June, September and December, maturing in June 2013. Simultaneously, the Company entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in September 2008 and maturing in June 2013 that will effectively hedge the variable interest rate with a fixed interest rate of 4.48%. As of December 31, 2008, the U.S. dollar equivalent of $64.1 million was outstanding under these term loan facilities. The proceeds were was used to partially fund the acquisition of Enica Biskra and for general working capital purposes. There is no remaining availability under these Spanish Term Loans. The weighted average interest rate including the effect of the interest rate swaps was 4.4% under these term loan facilities as of December 31, 2008.

Three Spanish Credit Facilities totaling 45 million euros were established in 2008, and mature in 2010, 2011 and 2013 and carry an interest rate of Euribor plus 0.4% to 0.65% depending on certain debt ratios. No funds are currently drawn under these facilities, leaving undrawn availability of approximately the U.S. dollar equivalent of $62.8 million as of December 31, 2008. Commitment fees ranging from 15 to 25 basis points per annum on any unused commitments under these credit facilities are payable on a quarterly basis.
The Spanish Term Loan and Spanish Credit Facility are subject to certain financial ratios of the Company’s European subsidiaries, the most restrictive of which is net debt to EBITDA (earnings before interest, taxes, depreciation and amortization). The indebtedness under the combined facilities is guaranteed by the Company’s Portuguese subsidiary and by Silec Cable, S.A.
During the fourth quarter of 2007, the Company further amended its senior secured revolving credit facility (“Amended Credit Facility”), which increased the borrowing limit on the Senior Revolving Credit Facility from $300 million to $400 million. Additionally, the amendment extended the maturity date by almost two years to July 2012, and increased the existing interest rates across a pricing grid, which is dependent upon excess availability, as defined. Additionally, the amendment eliminated or relaxed several provisions, expanded permitted indebtedness to include acquired indebtedness of newly acquired foreign subsidiaries, and increased the level of permitted loan-funded acquisitions. The amendment permitted the Company to draw funds from its Amended Credit Facility to partially fund the acquisition of Phelps Dodge International (“PDIC”) in conjunction with funds raised through the above mentioned September 2007 1.00% Senior Convertible Notes offering and available cash on the Company’s balance sheet. At December 31, 2008, the Company had no outstanding borrowings and undrawn availability of $301.3 million under the Amended Credit Facility. The Company was in compliance with all covenants under the Amended Credit Facility as of December 31, 2008. The Company had outstanding letters of credit related to this Amended Credit Facility of $29.5 million at December 31, 2008.
On October 31, 2007 the Company acquired PDIC and assumed the U.S. dollar equivalent of $64.3 million (at the prevailing exchange rate on that date) of mostly short-term PDIC debt as a part of the acquisition. As of December 31, 2008, PDIC related debt was $71.5 million of which approximately $71.0 million was short-term financing agreements at various interest rates. The weighted average interest rate was 5.3% as of December 31, 2008. The Company has approximately $338.0 million of excess availability under the various credit facilities.
As of December 31, 2008, Silec’s debt was the U.S. dollar equivalent of $84.9 million. The debt consisted of approximately $41.5 million relating to an uncommitted accounts receivable facility of up to $69.9 million and approximately $43.4 million of short-term financing agreements of up to $50.4 million. The Company has approximately $28.4 million of excess availability under the uncommitted accounts receivable facility and $7.0 million availability under the short-term financing agreements. The weighted average interest rate for the uncommitted accounts receivable facility and the short-term financing arrangements was 4.4%.
As of December 31, 2008, ECN Cable’s debt was the U.S. dollar equivalent of $17.4 million. The debt consisted of approximately $1.8 million relating to an uncommitted accounts receivable facility of up to $23.9 million and approximately $15.6 million of credit facilities of up to $54.1 million. The Company has approximately $60.6 million of excess availability under the uncommitted accounts receivable facility and the credit facilities. The weighted average interest rate for the uncommitted accounts receivable facility and the credit facilities was 5.8%.
The Company’s Spanish operating Company, Grupo General Cable Sistemas (“Grupo General”), participates in accounts payable confirming arrangements with several European financial institutions. Grupo General negotiates payment terms with suppliers of generally 180 days and submits invoices to the financial institutions with instructions for the financial institutions to transfer funds from Grupo General’s accounts on the due date (on day 180) to the receiving parties to pay the invoices in full. The banks may, at their discretion, negotiate directly with the suppliers for earlier payment terms at a discount, and the discount is kept by the banks. The suppliers may also decline to participate in an early payment arrangement. At December 31, 2008, these arrangements had a maximum availability limit of the equivalent of $408.6 million, of which approximately $238.5 million was utilized. If these arrangements were reduced or terminated, Grupo General would have to pay its suppliers directly.
The Company’s defined benefit plans at December 31, 2008 and 2007 were underfunded by $122.2 million and $72.5 million, respectively. During 2008 and 2007, as a result of lower than expected asset performance, the Company recorded an after tax loss to accumulated other comprehensive income of $29.5 million and $0.8 million, respectively. The Company estimates its 2009 pension expense for its defined benefit pension plans will increase approximately $8.5 million from 2008 and cash contributions are expected to decrease approximately $0.1 million. In 2007, pension expense increased approximately $0.1 million, excluding a $3.2 million curtailment charge and a $4.3 million settlement gain, from 2006 and cash contributions increased approximately $8.1 million from 2006.

As of December 31, 2008, the Company was in compliance with all debt covenants.
The Company anticipates being able to meet its obligations as they come due based on historical experience and the expected availability of funds under its current credit facilities. The Company’s contractual obligations and commercial commitments as of December 31, 2008 (in millions of dollars) are summarized below:

	Payments Due by Period
		Less than	1 - 3	4 - 5	After 5
Contractual obligations(1):	Total	1 Year	Years	Years	Years
Total debt (excluding capital leases) (6)	$1,251.7	$229.4	$30.4	$657.9	$334.0
Convertible debt at maturity(6,7)	192.6	—	—	192.6	—
Capital leases	2.3	1.1	1.2	—	—
Interest payments on 7.125% Senior Notes	149.6	14.2	28.5	28.5	78.4
Interest payments on Senior Floating Rate Notes	54.8	7.8	15.7	15.7	15.6
Interest payments on 0.875% Convertible Notes	20.2	3.1	6.2	6.2	4.7
Interest payments on 1.00% Senior Convertible Notes	23.8	4.8	9.5	9.5	—
Interest payments on Spanish term loans	14.0	2.8	5.6	5.6	—
Operating leases(2)	41.8	16.4	15.5	4.9	5.0
Preferred stock dividend payments	2.1	0.3	0.6	0.6	0.6
Defined benefit pension obligations(3)	9.3	9.3	—	—	—
Postretirement benefits	9.9	1.4	2.7	2.1	3.7
Interest rate swap agreements(4)	74.6	—	9.0	65.6	—
Commodity futures and forward pricing agreements(4)	288.6	234.0	54.6	—	—
Foreign currency contracts(4)	438.3	318.5	119.8	—	—
FIN 48 obligation, including interest and penalties(5)	—	—	—	—	—

Total	$2,573.6	$843.1	$299.3	$989.2	$442.0

1)
This table does not include interest payments on General Cable’s revolving credit facilities because the future amounts are based on variable interest rates and the amount of the borrowings under the Amended Credit Facility and Spanish Credit Facility fluctuate depending upon the Company’s working capital requirements.

2)	Operating lease commitments are described under “Off Balance Sheet Assets and Obligations.”

3)
Defined benefit pension obligations reflect the Company’s estimates of contributions that will be required in 2009 to meet current law minimum funding requirements. Amounts beyond one year have not been provided because they are not determinable.

4)	Information on these items is provided under Item 7A, “Quantitative and Qualitative Disclosures about Market Risk.”

5)
FIN 48 obligations of $73.8 million have not been reflected in the above table due to the inherent uncertainty as to the amount and timing of settlement, which is contingent upon the occurrence of possible future events, such as examinations and determinations by various tax authorities.

6)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

7)
Represents the current debt discount on the Company’s 1.00% Senior Convertible Notes and the 0.875% Convertible Notes as a result of adopting FSP APB 14-1. See Note 2 of the Consolidated Financial Statements for additional information.

Off Balance Sheet Assets and Obligations
As part of the BICC plc acquisition, BICC agreed to indemnify General Cable against environmental liabilities existing at the date of the closing of the purchase of the business. In the sale of the businesses to Pirelli, General Cable generally indemnified Pirelli against any environmental liabilities on the same basis as BICC plc indemnified the Company in the earlier acquisition. However, the indemnity the Company received from BICC plc related to the European business sold to Pirelli terminated upon the sale of those businesses to Pirelli. In addition, General Cable has agreed to indemnify Pirelli against any warranty claims relating to the prior operation of the business. General Cable has also agreed to indemnify Southwire Company against certain liabilities arising out of the operation of the business sold to Southwire prior to its sale. As a part of the 2005 acquisition, SAFRAN SA agreed to indemnify General Cable against certain environmental liabilities existing at the date of the closing of the purchase of Silec.

In 2007, the Company acquired the worldwide wire and cable business of Freeport-McMoRan Copper and Gold Inc., which operates as PDIC. As part of this acquisition, the seller agreed to indemnify the Company for certain environmental liabilities existing at the date of the closing of the acquisition. The seller’s obligation to indemnify the Company for these particular liabilities generally survives four years from the date the parties executed the definitive purchase agreement unless the Company has properly notified the seller before the expiry of the four year period. The seller also made certain representations and warranties related to environmental matters and the acquired business and agreed to indemnify the Company for breaches of those representation and warranties for a period of four years from the closing date. Indemnification claims for breach of representations and warranties are subject to an overall indemnity limit of approximately $105 million, which applies to all warranty and indemnity claims for the transaction.
During 2007, one of the Company’s international operations contracted with a bank to transfer accounts receivable that it was owed from one customer to the bank in exchange for payments of approximately $3.0 million. As the transferor, the Company surrendered control over the financial assets included in the transfer and had no further rights regarding the transferred assets. The transfers were treated as sales and the approximate $3.0 million received was accounted for as proceeds from the sales. All assets sold were removed from the Company’s balance sheet upon completion of the transfers, and no further obligations exist under these agreements. During 2008, no accounts receivable due from customers were sold or transferred to the bank in exchange for early cash payment.
General Cable has entered into various operating lease agreements related principally to certain administrative, manufacturing and distribution facilities and transportation equipment. Future minimum rental payments required under non-cancelable lease agreements at December 31, 2008 were as follows: 2009 — $16.4 million, 2010 — $9.5 million, 2011 — $6.0 million, 2012 — $3.1 million, 2013 — $1.8 million and thereafter $5.0 million. Rental expense recorded in income from continuing operations was $19.1 million, $14.4 million and $11.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.
As of December 31, 2008, the Company had $152.6 million in letters of credit, $151.3 million in various performance bonds and $462.0 million in other guarantees. These letters of credit, performance bonds and guarantees are periodically renewed and are generally related to risk associated with self insurance claims, defined benefit plan obligations, contract performance, quality and other various bank and financing guarantees. See Liquidity and Capital Resources for excess availability under the Company’s various credit borrowings.
See the previous section, “Debt and Other Contractual Obligations,” for information on debt-related guarantees.
Environmental Matters
The Company’s expenditures for environmental compliance and remediation amounted to approximately $1.9 million, $2.8 million and $2.0 million in 2008, 2007 and 2006, respectively. In addition, certain of General Cable’s subsidiaries have been named as potentially responsible parties in proceedings that involve environmental remediation. The Company has accrued $1.1 million at December 31, 2008 for all environmental liabilities. Environmental matters are described in Item 1, Item 3 and Note 17 to the Consolidated Financial Statements, which are incorporated herein by reference. While it is difficult to estimate future environmental liabilities, the Company does not currently anticipate any material adverse effect on results of operations, cash flows or financial position as a result of compliance with federal, state, local or foreign environmental laws or regulations or remediation costs.
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
General Cable Corporation
Highland Heights, KY
We have audited the accompanying consolidated balance sheets of General Cable Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of General Cable Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As disclosed in Note 2 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement), FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, which became effective January 1, 2009. Additionally, as disclosed in Note 2, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109, on January 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 2, 2009 (August 12, 2009 as to the effects of the retrospective adjustments disclosed in Note 2)

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)

	Year Ended December 31,
	As Adjusted	As Adjusted	As Adjusted
	2008(1,2)	2007(1,2)	2006(1)
Net sales	$6,230.1	$4,614.8	$3,665.1

Cost of sales	5,427.7	3,952.1	3,194.1

Gross profit	802.4	662.7	471.0

Selling, general and administrative expenses	381.0	296.6	235.1

Operating income	421.4	366.1	235.9

Other expense	(27.2)	(3.4)	(0.1)

Interest income (expense):
Interest expense	(104.1)	(67.3)	(41.1)
Interest income	12.3	18.8	4.4
Loss on extinguishment of debt	—	(25.3)	—

	(91.8)	(73.8)	(36.7)

Income before income taxes	302.4	288.9	199.1
Income tax provision	(104.9)	(97.6)	(65.3)
Equity in net earnings of affiliated companies	4.6	0.4	—

Net income including noncontrolling interest	202.1	191.7	133.8

Less: preferred stock dividends	(0.3)	(0.3)	(0.3)
Less: net income attributable to noncontrolling interest	(13.1)	(0.2)	—

Net income attributable to Company common shareholders	$188.7	$191.2	$133.5

EPS
Earnings per common share-basic (3)	$3.59	$3.66	$2.62

Weighted average common shares-basic (3)	52.6	52.2	51.0

Earnings per common share-assuming dilution	$3.54	$3.51	$2.57

Weighted average common shares-assuming dilution	53.4	54.6	52.0

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

2)	As adjusted for SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements for additional information.

3)
As adjusted for FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Note 2 of the Consolidated Financial Statements for additional information.

See accompanying Notes to Consolidated Financial Statements.

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

	December 31,
	As Adjusted	As Adjusted
	2008(1,2)	2007(1,2)
Assets
Current Assets:
Cash and cash equivalents	$282.6	$325.7
Receivables, net of allowances of $19.3 million in 2008 and $17.9 million in 2007	1,032.0	1,121.4
Inventories	953.2	928.8
Deferred income taxes	132.3	123.6
Prepaid expenses and other	71.5	66.3

Total current assets	2,471.6	2,565.8

Property, plant and equipment, net	880.9	738.8
Deferred income taxes	56.0	22.0
Goodwill	171.9	116.1
Intangible assets, net	201.8	236.7
Unconsolidated affiliated companies	7.5	29.5
Other non-current assets	46.7	56.7

Total assets	$3,836.4	$3,765.6

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$757.2	$937.3
Accrued liabilities	423.3	397.3
Current portion of long-term debt	230.5	392.4

Total current liabilities	1,411.0	1,727.0

Long-term debt	1,023.5	776.5
Deferred income taxes	133.6	140.7
Other liabilities	276.2	190.0

Total liabilities	2,844.3	2,834.2

Commitments and Contingencies

Shareholders’ Equity:
Redeemable convertible preferred stock, at redemption value (liquidation preference of $50.00 per share): Shares outstanding — 76,233 in 2008 and 101,940 in 2007	3.8	5.1
Common stock, $0.01 par value, issued and outstanding shares: 2008 — 51,775,200 (net of 6,177,498 treasury shares) 2007 — 52,430,149 (net of 5,121,841 treasury shares)	0.6	0.6
Additional paid-in capital	486.6	466.2
Treasury stock	(71.9)	(60.3)
Retained earnings	597.9	409.8
Accumulated other comprehensive income (loss)	(146.0)	51.2

Total Company shareholders’ equity	871.0	872.6
Noncontrolling interest	121.1	58.8

Total equity	992.1	931.4

Total liabilities and shareholders’ equity	$3,836.4	$3,765.6

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

2)	As adjusted for SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements for additional information.
See accompanying Notes to Consolidated Financial Statements.

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	As Adjusted	As Adjusted	As Adjusted
	2008(1,2)	2007(1,2)	2006(1)
Cash flows of operating activities:
Net income including noncontrolling interest	$202.1	$191.7	$133.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.3	63.5	50.9
Foreign currency exchange loss	27.2	3.4	0.1
Loss on extinguishment of debt	—	25.3	—
Inventory impairment charges	32.0	—	—
Convertible debt instruments noncash interest charges	36.0	18.9	1.1
Deferred income taxes	3.5	(13.4)	5.1
Excess tax benefits from stock-based compensation	(6.1)	(11.1)	(19.0)
Loss on disposal of property	5.6	8.8	2.5
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in receivables	26.7	(6.5)	(94.7)
Increase in inventories	(70.3)	(13.5)	(142.4)
(Increase) decrease in other assets	18.6	(1.4)	0.5
Increase (decrease) in accounts payable, accrued and other liabilities	(143.2)	(34.0)	156.1

Net cash flows of operating activities	229.4	231.7	94.0

Cash flows of investing activities:
Capital expenditures	(217.8)	(153.6)	(71.1)
Proceeds from properties sold	6.2	1.1	0.8
Proceeds from acquisition including cash acquired	—	28.0	—
Acquisitions, net of cash acquired	(50.3)	(634.8)	(26.9)
Other	(1.4)	(0.5)	1.4

Net cash flows of investing activities	(263.3)	(759.8)	(95.8)

Cash flows of financing activities:
Preferred stock dividends paid	(0.3)	(0.3)	(0.3)
Settlement of net investment hedge		—	(30.5)
Excess tax benefits from stock-based compensation	6.1	11.1	19.0
Proceeds from revolving credit borrowings	124.7	100.0	264.1
Repayments of revolving credit borrowings	(184.7)	(40.0)	(379.2)
Proceeds of other debt	93.3	7.3	6.9
Issuance of long-term debt	—	800.0	355.0
Payment of deferred financing fees	—	(19.0)	(9.4)
Settlement of long-term debt	—	(305.5)	—
Purchase of note hedges	—	—	(124.5)
Proceeds from issuance of warrants	—	—	80.4
Purchase of treasury shares	(11.7)	—	—
Proceeds from exercise of stock options	2.2	5.0	22.7

Net cash flows of financing activities	29.6	528.1	234.7

Effect of exchange rate changes on cash and cash equivalents	(38.8)	15.2	5.4

Decrease in cash and cash equivalents	(43.1)	15.2	238.3
Cash and cash equivalents — beginning of period	325.7	310.5	72.2

Cash and cash equivalents — end of period	$282.6	$325.7	$310.5

Supplemental Information
Cash paid during the period for:
Income tax payments	$84.8	$98.8	$46.3

Interest paid	$47.5	$51.7	$36.7

Non-cash investing and financing activities:
Issuance of nonvested shares	$4.5	$10.5	$6.4

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

2)	As adjusted for SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements for additional information.
See accompanying Notes to Consolidated Financial Statements.

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
(dollars in millions, share amounts in thousands)

		General Cable shareholders’ equity
									Accumulated
		Preferred		Common		Add’l			Other	Other
	Total	Stock		Stock		Paid in	Treasury	Retained	Comprehensive	Shareholders’	Total GCC	Noncontrolling
	Equity	Shares	Amount	Shares	Amount	Capital	Stock	Earnings	Income/(Loss)	Equity	Equity	Interest (2)
Balance, December 31, 2005	$293.3	130	$6.5	49,520	$0.5	$246.3	$(52.2)	$103.8	$(6.8)	$(4.8)	$293.3	$—
Comprehensive income:
Net income including noncontrolling interest	133.8							133.8			133.8
Foreign currency translation adj.	30.6								30.6		30.6
Pension adjustments, net of $3.5 million tax expense	6.4								6.4		6.4
Unrealized investment gain	2.9								2.9		2.9
Loss on change in fair value of financial instruments, net of $16.7 million tax benefit	(28.7)								(28.7)		(28.7)

Comprehensive income	145.0										145.0
Adoption of SFAS 158, net of $3.8 million tax benefit	(7.0)								(7.0)		(7.0)
Preferred stock dividend	(0.3)							(0.3)			(0.3)
Adoption of FSP APB 14-1 (1)	121.0					121.0					121.0
Note hedge transaction	(124.5)					(124.5)					(124.5)
Issuance of warrants	80.4					80.4					80.4
Reclass of unearned stock compensation	—					(4.8)				4.8	—
Issuance of nonvested shares	—			213							—
Stock option and RSU expense	1.1					1.1					1.1
Exercise of stock options	22.7			2,120	0.1	22.6					22.7
Treasury shares related to nonvested stock vesting	(0.8)			(30)			(0.8)				(0.8)
Amortization of nonvested shares	3.8					3.8					3.8
Excess tax benefits from stock-based compensation	19.0					19.0					19.0
Conversion of preferred stock	—	(28)	(1.4)	140		1.4					—
Oher	0.2	—	—	39	—	0.2	—	—	—	—	0.2

Balance, December 31, 2006	$553.9	102	$5.1	52,002	$0.6	$366.5	$(53.0)	$237.3	$(2.6)	$—	$553.9	$—
Comprehensive income:
Net income including noncontrolling interest	191.7							191.5			191.5	0.2
Foreign currency translation adj.	51.3								64.6		64.6	(13.3)
Defined benefit plans adjustments, net of $0.1 million tax expense	4.8								4.8		4.8	—
Unrealized investment gain, net of $0.3 million tax expense	0.8								0.8		0.8	—
Loss on change in fair value of financial instruments, net of $16.5 million tax benefit	(19.0)								(16.3)		(16.3)	(2.7)

Comprehensive income	229.6										245.4	(15.8)
Acquisition and divestiture	74.6											74.6
Preferred stock dividend	(0.3)							(0.3)			(0.3)
Adoption of FSP APB 14-1 (1)	77.2					77.2					77.2
Issuance of nonvested shares				143							—
Stock option and RSU expense	2.5					2.5					2.5
Exercise of stock options	5.0			405		5.0					5.0
Treasury shares related to nonvested stock vesting	(4.3)			(83)			(4.3)				(4.3)
Amortization of nonvested shares	3.8					3.8					3.8
Excess tax benefits from stock-based compensation	11.0					11.0					11.0
Fin 48 adoption	(18.8)							(18.8)			(18.8)
Other	(2.8)	—	—	(37)	—	0.2	(3.0)	0.1	(0.1)	—	(2.8)

Balance, December 31, 2007	$931.4	102	$5.1	52,430	$0.6	$466.2	$(60.3)	$409.8	$51.2	$—	$872.6	$58.8
Comprehensive income:
Net income including noncontrolling interest	202.1							189.0			189.0	13.1
Foreign currency translation adj.	(122.8)								(128.2)		(128.2)	5.4
Defined benefit plans adjustments, net of $18.2 million tax expense	(29.5)								(29.5)		(29.5)	—
Unrealized investment gain, net of $1.0 million tax expense	(5.8)								(5.8)		(5.8)	—
Loss on change in fair value of financial instruments, net of $24.9 million tax benefit	(34.3)								(33.7)		(33.7)	(0.6)

Comprehensive income	9.7										(8.2)	17.9
Acquisition and divestiture	44.4											44.4
Preferred stock dividend	(0.3)							(0.3)			(0.3)
Issuance of nonvested shares				32
Stock option and RSU expense	6.0					6.0					6.0
Exercise of stock options	2.4			232		2.4					2.4
Treasury shares related to nonvested stock vesting	(1.8)			(31)			(1.8)				(1.8)
Amortization of nonvested shares	4.2					4.2					4.2
Excess tax benefits from stock-based compensation	6.1					6.1					6.1
Conversion of preferred stock	—	(26)	(1.3)	129		1.3					—
Purchase treasury shares	(11.7)			(1,000)			(11.7)				(11.7)
Other	1.7			(18)		0.4	1.9	(0.6)			1.7

Balance, December 31, 2008	$992.1	76	$3.8	51,774	$0.6	$486.6	$(71.9)	$597.9	$(146.0)	$—	$871.0	$121.1

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements.

2)	As adjusted for SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements. See Note 2 of the Consolidated Financial Statements.
See accompanying Notes to Consolidated Financial Statements

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
1. General
General Cable Corporation and Subsidiaries (General Cable) is a leading global developer, designer, manufacturer, marketer and distributor in the wire and cable industry. The Company sells copper, aluminum and fiber optic wire and cable products worldwide. The Company’s operations are divided into three main reportable segments: North America, Europe and North Africa and Rest of World (ROW) which consists of operations in Latin America, Sub-Saharan Africa, Middle East and Asia Pacific. As of December 31, 2008, General Cable operated 46 manufacturing facilities, which includes 2 facilities owned by companies in which the Company has an equity investment, in 22 countries with regional distribution centers around the world in addition to the corporate headquarters in Highland Heights, Kentucky.
2. Summary of Significant Accounting Policies
Principles of Consolidation

The Company’s consolidated financial statements include the accounts of wholly-owned subsidiaries, majority-owned controlled subsidiaries and variable interest entities where the Company is the primary beneficiary. The Company records its investment in each unconsolidated affiliated Company (generally 20-50 percent ownership in which it has the ability to exercise significant influence) at its respective equity in net assets. Other investments (less than 20 percent ownership) are recorded at cost. All intercompany transactions and balances among the consolidated companies have been eliminated.
Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include valuation allowances for sales incentives, accounts receivable, inventory and deferred income taxes; legal, environmental, asbestos, uncertain tax positions, warranty and customer reel deposit liabilities; assets and obligations related to pension and other postretirement benefits; business combination accounting and related purchase accounting valuations; financial instruments; and self-insured workers’ compensation and health insurance reserves. There can be no assurance that actual results will not differ from these estimates.
Revenue Recognition
The majority of the Company’s revenue is recognized when goods are shipped to the customer, title and risk of loss are transferred, pricing is fixed and determinable and collectibility is reasonably assured. Most revenue transactions represent sales of inventory. A provision for payment discounts, product returns, warranty and customer rebates is estimated based upon historical experience and other relevant factors and is recorded within the same period that the revenue is recognized. The Company has a portion of long-term product installation contract revenue that is recognized based on the percentage-of-completion method generally based on the cost-to-cost method if there are reasonably reliable estimates of total revenue, total cost, and the extent of progress toward completion; and there is an enforceable agreement between parties who can fulfill their contractual obligations. The Company reviews contract price and cost estimates periodically as the work progresses and reflects adjustments proportionate to the percentage-of-completion to income in the period when those estimates are revised. For these contracts, if a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.
Stock-Based Compensation
General Cable has various plans which provide for granting options and common stock to certain employees and independent directors of the Company and its subsidiaries. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of the statement, the Company must determine the appropriate fair value model to be used for valuing share-based payments and the amortization method for the compensation cost. The Company has applied SFAS 123(R) to new awards and to awards modified, repurchased or cancelled after January 1, 2006. Compensation cost for the portion of the awards for which the requisite service had not been rendered, that were outstanding as of January 1, 2006, is being recognized as the requisite service is rendered on or after January 1, 2006 (generally over the remaining vesting period). Information on General Cable’s equity compensation plans and additional information on compensation costs from stock-based compensation are described in Note 13 & 14.

Earnings Per Share
Earnings per common share-basic is determined by dividing net income applicable to common shareholders by the weighted average number of common shares-basic outstanding. Earnings per common share-assuming dilution is computed based on the weighted average number of common shares-assuming dilution outstanding which gives effect (when dilutive) to stock options, other stock-based awards, the assumed conversion of the Company’s preferred stock, 1.00% Senior Convertible Notes and 0.875% Convertible Notes, if applicable, and other potentially dilutive securities. See discussion in Note 15.
Foreign Currency Translation
For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at spot exchange rates at the end of the period. Foreign currency translation adjustments are included as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) in the Consolidated Statements of Operations.
Business Combination Accounting
Acquisitions entered into by the Company are accounted for using the purchase method of accounting. The purchase method requires management to make significant estimates. Management must determine the cost of the acquired entity based on the fair value of the consideration paid or the fair value of the net assets acquired, whichever is more clearly evident. The cost is then allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. In addition, management must identify and estimate the fair values of intangible assets that should be recognized as assets apart from goodwill as well as the fair value of tangible property, plant and equipment acquired.
Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.
Inventories
General Cable values its North American inventories and its non-North American metal inventories using the last-in first-out (LIFO) method and all remaining inventories using the first-in first-out (FIFO) method. Inventories are stated at the lower of cost or market value. The Company determines whether a lower of cost or market provision is required on a quarterly basis by computing whether inventory on hand, on a LIFO basis, can be sold at a profit based upon current selling prices less variable selling costs. In the event that provisions are required, the Company will determine the amount of the provision by writing down the value of the inventory to the level of current selling prices less variable selling costs.
The Company has consignment inventory at certain of its customer locations for purchase and use by the customer or other parties. General Cable retains title to the inventory and records no sale until it is ultimately sold either to the customer storing the inventory or to another party. In general, the value and quantity of the consignment inventory is verified by General Cable through either cycle counting or annual physical inventory counting procedures.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Costs assigned to property, plant and equipment relating to acquisitions are based on estimated fair values at the acquired date. Depreciation is provided using the straight-line method over the estimated useful lives of the assets: new buildings, from 15 to 50 years; and machinery, equipment and office furnishings, from 2 to 15 years. Leasehold improvements are depreciated over the life of the lease or over the useful life if shorter. The Company’s manufacturing facilities perform major maintenance activities during planned shutdown periods which traditionally occur in July and December, and costs related to major maintenance activities are expensed as incurred.
The Company periodically evaluates the recoverability of the carrying amount of long-lived assets (including property, plant and equipment and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company evaluates events or changes in circumstances based mostly on actual historical operating results, but business plans, forecasts, general and industry trends and anticipated cash flows are also considered. Impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. The Company also continually evaluates the estimated useful lives of all long-lived assets and, when warranted, revises such estimates based on current events.

Goodwill and Intangible Assets
Goodwill and intangible assets with indefinite useful lives are not amortized, but are reviewed at least annually for impairment. If the carrying amount of goodwill or an intangible asset with an indefinite life exceeds its fair value, an impairment loss is recognized in the amount equal to the excess. Intangible assets that are not deemed to have an indefinite life, principally customer relationships, are amortized over their useful lives based on the expected economic benefit consistent with the historical customer attrition rates.
Fair Value of Financial Instruments
The Company carries derivative assets, derivative liabilities and available-for-sale (AFS) marketable equity securities held in rabbi trust as part of the Company’s deferred compensation plan at fair value. The Company determines the fair market value of its financial instruments based on the fair value hierarchy established in SFAS 157 Fair Value Measurements which requires an entity to maximize the use of observable inputs (Level 1) and minimize the use of unobservable inputs (Level 3) when measuring fair value. The three levels of inputs that may be used to measure fair values include:
Level 1
Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2
Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Unobservable inputs shall be developed based on the best information available, which may include the Company’s own data.

Forward Pricing Agreements for Purchases of Copper and Aluminum
In the normal course of business, General Cable enters into forward pricing agreements for purchases of copper and aluminum to match certain sales transactions. The Company accounts for these forward pricing arrangements under the “normal purchases and normal sales” scope exemption of SFAS No. 133 because these arrangements are for purchases of copper and aluminum that will be delivered in quantities expected to be used by the Company over a reasonable period of time in the normal course of business. For these arrangements, it is probable at the inception and throughout the life of the arrangements that the arrangements will not settle net and will result in physical delivery of the inventory. General Cable expects to recover the cost of copper and aluminum under these agreements as a result of firm sales price commitments with customers. See Note 10.
Pension Plans
General Cable provides retirement benefits through contributory and non-contributory qualified and non-qualified defined benefit pension plans covering eligible domestic and international employees as well as through defined contribution plans and other postretirement benefits. Benefits under General Cable’s qualified U.S. defined benefit pension plan generally are based on years of service multiplied by a specific fixed dollar amount, and benefits under the Company’s qualified non-U.S. defined benefit pension plans generally are based on years of service and a variety of other factors that can include a specific fixed dollar amount or a percentage of either current salary or average salary over a specific period of time. The amounts funded for any plan year for the qualified U.S. defined benefit pension plan are neither less than the minimum required under federal law nor more than the maximum amount deductible for federal income tax purposes. General Cable’s non-qualified unfunded U.S. defined benefit pension plans include a plan that provides defined benefits to select senior management employees beyond those benefits provided by other programs. The Company’s non-qualified unfunded non-U.S. defined benefit pension plans include plans that provide retirement indemnities to employees within the Company’s Europe and North Africa and ROW segments. Pension obligations for the non-qualified unfunded defined benefit pension plans are provided for by book reserves and are based on local practices and regulations of the respective countries. General Cable makes cash contributions for the costs of the non-qualified unfunded defined benefit pension plans as the benefits are paid.
On June 27, 2007, the Board of Directors of the Company approved amendments to the General Cable Supplemental Executive Retirement Plan (“SERP”) and the General Cable Corporation Deferred Compensation Plan (“DCP”) and the merger of the SERP into the DCP. The Company received written acknowledgement and acceptance of the SERP amendments and merger from each participant in the SERP. The amendments and merger were made in order to simplify, limit and better align these specific compensation plans with the Company’s compensation policies.
As of December 31, 2006, the Company adopted the recognition provisions of SFAS No. 158 and initially applied them to the funded status of its defined benefit pension plans and postretirement benefits other than pensions. This statement required the Company to recognize an asset or liability for the underfunded status of its defined benefit pension plans and postretirement benefits other than pensions in its Consolidated Balance Sheet for the year ended December 31, 2006. The initial recognition of the funded status of its defined benefit pension plans and postretirement benefits other than pensions resulted in a decrease in Shareholders’ Equity of $7.0 million, which was net of a tax benefit of $3.8 million.

Self-insurance
The Company is self-insured for certain employee medical benefits, workers’ compensation benefits, environmental and asbestos-related issues. The Company purchased stop-loss coverage in order to limit its exposure to any significant level of employee medical claims and workers’ compensation claims in 2008 and 2007. Certain insurers are also partly responsible for coverage on many of the asbestos-related issues (see Note 17 for information relating to the release of one of these insurers during 2006). Self-insured losses are accrued based upon estimates of the aggregate liability for uninsured claims incurred using the Company’s historical claims experience.
Concentration of Labor Subject to Collective Bargaining Agreements
At December 31, 2008, approximately 13,000 persons were employed by General Cable, and collective bargaining agreements covered approximately 7,000 employees, or 54% of total employees, at various locations around the world. During the five calendar years ended December 31, 2008, the Company experienced two strikes in North America both of which were settled on satisfactory terms. There were no other major strikes at any of the Company’s facilities during the five years ended December 31, 2008. In the United States, Canada, Chile, Thailand, Venezuela and Zambia union contracts will expire at seven facilities in 2009 and seven facilities in 2010 representing approximately 9.6% and 14.6%, respectively, of total employees as of December 31, 2008. The Company believes it will successfully renegotiate these contracts as they come due. For countries not specifically discussed above, labor agreements are generally negotiated on an annual or bi-annual basis.
Concentration of Risk
General Cable sells a broad range of products globally. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers, including members of buying groups, composing General Cable’s customer base. General Cable customers generally receive a 30 to 60 day payment period on purchases from the Company, with certain exception in European markets. Certain automotive aftermarket customers of the Company receive payment terms ranging from 45 days to 210 days, which is common in this particular market. Ongoing credit evaluations of customers’ financial condition are performed, and generally, no collateral is required. General Cable maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management’s estimates. Certain subsidiaries also maintain credit insurance for certain customer balances. Bad debt expense associated with uncollectible accounts for the years ended December 31, 2008, 2007 and 2006 was $4.3 million, $9.7 million and $2.2 million, respectively.
In North America, the Company has centralized the purchasing of its copper, aluminum and other significant raw materials to capitalize on economies of scale and to facilitate the negotiation of favorable purchase terms from suppliers. In 2008, the Company’s largest supplier of copper rod accounted for approximately 91% of its North American copper purchases while the largest supplier of aluminum rod accounted for approximately 84% of its North American aluminum purchases. The Company’s European operations purchases copper and aluminum rod from many suppliers or brokers with each generally providing a small percentage of the total copper and aluminum rod purchased. The Company’s ROW segment internally produces the majority of its copper and aluminum rod production needs and obtains cathode and ingots from various suppliers with each supplier generally providing a small percentage.
Income Taxes
The Company provides for income taxes on all transactions that have been recognized in the Consolidated Financial Statements in accordance with SFAS No. 109. Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records a valuation allowance to reduce deferred tax assets to the amount that it believes is more likely than not to be realized. The valuation of the deferred tax asset is dependent on, among other things, the ability of the Company to generate a sufficient level of future taxable income. In estimating future taxable income, the Company has considered both positive and negative evidence, such as historical and forecasted results of operations, including prior losses, and has considered the implementation of prudent and feasible tax planning strategies. At December 31, 2008, the Company had recorded a net deferred tax asset of $47.1 million ($124.7 million net current deferred tax asset less $77.6 million net long term deferred tax liability). The Company has and will continue to review on a quarterly basis its assumptions and tax planning strategies, and, if the amount of the estimated realizable net deferred tax asset is less than the amount currently on the balance sheet, the Company would reduce its deferred tax asset, recognizing a non-cash charge against reported earnings. Likewise, if the Company determines that a valuation allowance against a deferred tax asset is no longer appropriate, the adjustment to the valuation allowance would reduce income tax expense. In 2008 and 2007, the Company determined that improved business performance, expectations of future profitability, and other relevant factors constituted sufficient positive evidence to recognize certain foreign and state deferred tax assets. Accordingly, the Company adjusted the valuation allowances and recognized income tax benefits of approximately $3.2 million in 2008 and $12.2 million in 2007.

In July 2006, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” was issued. This Interpretation clarifies accounting for uncertain tax positions in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. This Interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of Interpretation 48 decreased shareholders’ equity as of January 1, 2007 by approximately $18.8 million. See Note 11 for additional information.
The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line item in the consolidated balance sheet.
The Company presents taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer including, but not limited to, sales, use, value added, and some excise taxes on a net basis.
Derivative Financial Instruments
Derivative financial instruments are utilized to manage interest rate, commodity and foreign currency risk. General Cable does not hold or issue derivative financial instruments for trading purposes. Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that all derivatives be recorded on the balance sheet at fair value. The accounting for changes in the fair value of the derivative depends on the intended use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133, as applied to General Cable’s risk management strategies, may increase or decrease reported net income, and shareholders’ equity, or both, prospectively depending on changes in interest rates and other variables affecting the fair value of derivative instruments and hedged items, but will have no effect on cash flows or economic risk. See further discussion in Note 10 & 19.
Foreign currency and commodity contracts that are designated as and qualify as cash flow hedges are used to hedge future sales and purchase commitments. Interest rate swaps that are also designated as and qualify as cash flow hedges are used to achieve a targeted mix of floating rate and fixed rate debt. Unrealized gains and losses on the designated cash flow financial instruments, excluding ineffectiveness, which is recorded in earnings are recorded in other comprehensive income (loss) until the underlying transaction occurs and is recorded in the statement of operations at which point such amounts included in other comprehensive income (loss) are recognized in earnings. This recognition generally will occur over periods of less than one year.
The Company’s U.S. dollar to Euro cross currency and interest rate swap expired on November 15, 2007. The instrument was designated as and qualified as a hedge of the Company’s net investment in its European operations and was used to hedge the effects of the changes in spot exchange rates on the value of the net investment. At the maturity date, November 15, 2007, the Company paid approximately $30.5 million to settle the net investment hedge. The unrealized loss recognized in other comprehensive income (loss) may be recorded in the statement of operations if the Company divests of its European operations at some future date.
Shipping and Handling Costs
All shipping and handling amounts billed to a customer in a sales transaction are classified as revenue. Shipping and handling costs associated with storage and handling of finished goods and storage and handling of shipments to customers are included in cost of sales and totaled $165.4 million, $117.2 million and $102.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Advertising Expense
Advertising expense consists of expenses relating to promoting the Company’s products, including trade shows, catalogs, and e-commerce promotions, and is charged to expense when incurred. Advertising expense was $11.1 million, $9.5 million and $8.2 million in 2008, 2007 and 2006, respectively.
Adoption of new accounting standards
As discussed below, certain prior year amounts have been retrospectively adjusted to comply with FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements and FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

As of January 1, 2009, the Company adopted FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The FSP specifies that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends shall be considered participating securities in undistributed earnings along with common shareholders. As a result, the Company retrospectively applied the two-class method of computing basic and diluted earnings per share resulting in a decrease in earnings per share — basic of $0.04, $0.08 and $0.05 for the years ended December 31, 2008, 2007 and 2006, respectively. Historically and for the years ended December 31, 2008, 2007 and 2006, the Company did not declare, pay or otherwise accrue a dividend payable to the holders of the Company’s common stock or holders of unvested share-based payment awards (restricted stock). The adoption of FSP EITF 03-6-1 had no impact on the Company’s earnings per common share — assuming dilution computation. For additional information see Note 15 of the consolidated financial statements.
The effect of the change to the new accounting standard of FSP EITF 03-6-1 on the earnings per share — basic computation for the years ended December 31, 2008, 2007 and 2006 is as follows (in millions, except per share data):

	Year Ended December 31,
	2008	2007	2006
As Reported
Weighted average shares outstanding	52.2	51.2	50.0
Earnings per common share — basic	$4.16	$4.07	$2.70

As Adjusted
Weighted average shares outstanding	52.6	52.2	51.0
Earnings per common share — basic	$4.12	$3.99	$2.65

Effects of change
Weighted average shares outstanding	0.4	1.0	1.0
Earnings per common share — basic	$(0.04)	$(0.08)	$(0.05)

Note:	The information presented in the above table is before the adoption of FSP APB 14-1 (net income has not been adjusted).
As of January 1, 2009, the Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 established new standards governing the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity and that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. Consolidated net income should include the net income for both the parent and the noncontrolling interest with disclosure of both amounts on the consolidated statement of operations. SFAS No. 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. SFAS No. 160 is to be applied prospectively as of the beginning of the fiscal year in which it is initially adopted, except for the presentation and disclosure requirements which are to be applied retrospectively for all periods presented. As a result, for all periods presented, the consolidated statement of operations has been adjusted to include the net income attributable to the noncontrolling interest, the statement of change in shareholders’ equity has been adjusted to reflect comprehensive income attributable to noncontrolling interest and the disclosure of consolidated accumulated other comprehensive income has been adjusted to reflect comprehensive income attributable to noncontrolling interest as discussed in Note 13. The impact on the consolidated statement of cash flows for the years ended December 31, 2008, 2007 and 2006 is presented below in conjunction with the effects of the adopting the new accounting standard FSP APB 14-1.

The effect of the change to the new accounting standard of SFAS No. 160 on the consolidated balance sheet as of December 31, 2008 and 2007 is as follows (in millions):

	December 31, 2008			December 31, 2007
	As	As	Effect of	As	As	Effect of
	Reported	Adjusted	change	Reported	Adjusted	change
Minority interest in consolidated subsidiaries	$132.3	$—	$(132.3)	$74.8	$—	$(74.8)

Accumulated other comprehensive income (loss)	$(157.2)	$(146.0)	$11.2	$35.2	$51.2	$16.0
Total Company Shareholders’ equity	$708.4	$719.6	$11.2	$676.9	$692.9	$16.0
Noncontrolling interest	$—	$121.1	$121.1	$—	58.8	$58.8
Total equity	$708.4	$840.7	$132.3	$676.9	$751.7	$74.8

Note:	The information presented in the above table is before the adoption of FSP APB 14-1.
As of January 1, 2009, the Company adopted FSP APB 14-1. The FSP specifies that when issuers of convertible debt instruments recognize interest cost in subsequent periods, they should separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date. The FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The transition provision requires that entities retrospectively apply the FSP for all periods presented. The Company’s two convertible issuances (see Note 9) are affected by the adoption of this FSP.
The effect of the change to the new accounting standard of FSP APB 14-1 on the consolidated statement of operations for the years ended December 31, 2008, 2007 and 2006 is as follows (in millions):

	Year Ended December 31, 2008
	As Reported	As Adjusted	Effect of change
Interest expense	$68.1	$104.1	$36.0
Income tax provision (benefit)	112.7	104.9	(7.8)
Net income applicable to common shareholders(1)	$216.9	$188.7	$(28.2)
Earnings per common share — basic(2)	$4.16	$3.61	$(0.55)
Earnings per common share — assuming dilution	$4.07	$3.54	$(0.53)

(1)	Presentation does not reflect the adoption of SFAS No. 160

(2)	Amounts do not reflect the impact of adopting FSP EITF 03-6-1

	Year Ended December 31, 2007
	As Reported	As Adjusted	Effect of change
Interest expense	$48.4	$67.3	$18.9
Income tax provision (benefit)	99.4	97.6	(1.8)
Net income applicable to common shareholders(1)	$208.3	$191.2	$(17.1)
Earnings per common share — basic(2)	$4.07	$3.73	$(0.34)
Earnings per common share — assuming dilution	$3.82	$3.51	$(0.31)

(1)	Presentation does not reflect the adoption of SFAS No. 160

(2)	Amounts do not reflect the impact of adopting FSP EITF 03-6-1

	Year Ended December 31, 2006
	As Reported	As Adjusted	Effect of change
Interest expense	$40.0	$41.1	$1.1
Income tax provision (benefit)	64.9	65.3	0.4
Net income applicable to common shareholders(1)	$135.0	$133.5	$(1.5)
Earnings per common share — basic(2)	$2.70	$2.67	$(0.03)
Earnings per common share — assuming dilution	$2.60	$2.57	$(0.03)

(1)	Presentation does not reflect the adoption of SFAS No. 160

(2)	Amounts do not reflect the impact of adopting FSP EITF 03-6-1

The effect of the change to the new accounting standard of FSP APB 14-1 on the consolidated balance sheet as of December 31, 2008 and 2007 is as follows (in millions):

	December 31, 2008			December 31, 2007
	As	As	Effect of	As	As	Effect of
	Reported	Adjusted	change	Reported	Adjusted	change
Prepaid expenses and other	$77.6	$71.5	$(6.1)	$73.7	$66.3	$(7.4)
Deferred income taxes	53.9	56.0	2.1	42.6	22.0	(20.6)
Total assets	$3,840.4	$3,836.4	$(4.0)	$3,793.6	$3,765.6	$(28.0)

Current portion of long-term debt	$230.5	$230.5	$—	$500.9	$392.4	$(108.5)
Long-term debt	1,216.1	1,023.5	(192.6)	897.9	776.5	(121.4)
Deferred income taxes	96.4	133.6	37.2	118.5	140.7	22.2
Total liabilities	$2,999.7	$2,844.3	$(155.4)	$3,041.9	$2,834.2	$(207.7)

Additional paid-in capital	$288.4	$486.6	$198.2	$268.0	$466.2	$198.2
Retained earnings	644.7	597.9	(46.8)	428.3	409.8	(18.5)
Total liabilities and shareholders’ equity	$3,840.4	$3,836.4	$(4.0)	$3,793.6	$3,765.6	$(28.0)

Note:	Above table is before the adoption of SFAS No. 160
The effect of the change to the new accounting standards of SFAS No. 160 and FSP APB 14-1 on the consolidated statement of cash flows for the years ended December 31, 2008, 2007 and 2006 is as follows (in millions):

	Year Ended December 31, 2008
	As	As	Total Effect	SFAS No.	FSP APB
	Reported	Adjusted	of change	160	14-1
Net income including noncontrolling interest	$217.2	$202.1	$(15.1)	$13.1	$(28.2)
Deferred income taxes	$11.3	$3.5	$(7.8)	$—	$(7.8)
Convertible debt instruments noncash interest charges	$—	$36.0	$36.0	$—	$36.0
Increase (decrease) in accounts payable, accrued and other liabilities	$(130.1)	$(143.2)	$(13.1)	$(13.1)	$—
Net cash flows of operating activities	$229.4	$229.4	$—	$—	$—

	Year Ended December 31, 2007
	As	As	Total Effect	SFAS No.	FSP APB
	Reported	Adjusted	of change	160	14-1
Net income including noncontrolling interest	$208.6	$191.7	$(16.9)	$0.2	$(17.1)
Deferred income taxes	$(11.6)	$(13.4)	$(1.8)	$—	$(1.8)
Convertible debt instruments noncash interest charges	$—	$18.9	$18.9	$—	$18.9
Increase (decrease) in accounts payable, accrued and other liabilities	$(33.8)	$(34.0)	$(0.2)	$(0.2)	$—
Net cash flows of operating activities	$231.7	$231.7	$—	$—	$—

	Year Ended December 31, 2006
	As	As	Total Effect	SFAS No.	FSP APB
	Reported	Adjusted	of change	160	14-1
Net income including noncontrolling interest	$135.3	$133.8	$(1.5)	$—	$(1.5)
Deferred income taxes	$4.7	$5.1	$0.4	$—	$0.4
Convertible debt instruments noncash interest charges	$—	$1.1	$1.1	$—	$1.1
Net cash flows of operating activities	$94.0	$94.0	$—	$—	$—
The adoption of FSP EITF 03-06-1 had no effect on the consolidated statement of cash flows.
New Accounting Standards
In March 2008, the Financial Accounting Standards Board (FASB) issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities an Amendment of FASB Statement No. 133. Statement No. 161 requires qualitative disclosures about the Company’s objectives and strategies for using derivatives, quantitative disclosures about the fair value of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The Statement is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact of adopting SFAS No. 161 on its disclosures for the consolidated financial position, results of operations and cash flows.

In February 2008, FSP No. 157-2 partially delayed the effective date of SFAS No. 157, Fair Value Measurements for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. This FSP is effective for fiscal years beginning after November 15, 2008. However, this scope exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under FASB Statement No. 141, Business Combinations or FASB No. 141R, Business Combinations. The Company is currently evaluating the impact of adopting FSP No. 157-2 on its consolidated financial position, results of operations and cash flows. As discussed below in Note 19, the Company has adopted SFAS No. 157 with the exception of FSP No. 157-2 as it relates to nonrecurring non-financial assets and non-financial liabilities.
In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations. Statement No. 141 (revised 2007) requires an acquirer to measure the identifiable assets acquired and liabilities assumed at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. This standard also requires the fair value measurement of certain other assets and liabilities related to the acquisition such as contingencies and research and development. The Statement is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting SFAS No. 141(R) on its consolidated financial position, results of operations and cash flows.
3. Acquisitions and Divestitures
On June 30, 2008, the Company and its joint venture partner, A. Soriano Corporation (Anscor), announced that the Company acquired and consolidated Phelps Dodge Philippines (PDP) through an increase of its equity investment from 40% to 60%. The Company paid approximately $16.4 million in cash to the sellers in consideration for the additional equity interest in PDP and incurred insignificant fees and expenses related to the transaction. PDP is a joint venture established in 1955 by Anscor, a Philippine public holding Company with diverse investments, and Phelps Dodge International Corporation (PDIC), a subsidiary of the Company which was acquired in the fourth quarter of 2007. PDP employs approximately 277 associates and operates one of the largest wire and cable manufacturing facilities in the Philippines. The investment complements the Company’s strategy in the region by providing a platform for further penetration into Southeast Asia markets as well as supporting ongoing operations in Australia, the Middle East and South Africa. In 2007, the last full year before the purchase of additional equity ownership, PDP reported net revenues of approximately $100 million (based on average exchange rates). Net assets and pro forma results of the PDP acquisition are immaterial.
On May 21, 2008, the Company entered a joint venture for majority ownership of E.P.E / EN.I.CA.BISKRA/SPA (Enica Biskra), an Algerian state-owned manufacturer of low and medium voltage power and construction cables. Enica Biskra employs approximately 1,000 associates and is a leading provider of utility cables to the principal Algerian state-owned power utility and gas producer. The Company paid approximately $64.9 million in cash for its investment in Enica Biskra and assumed existing debt of $43.0 million (at prevailing foreign currency exchange rates on the date of purchase). Fees and expenses related to the acquisition totaled approximately $1.0 million. In 2007, the last full year before the joint venture was established, Enica Biskra reported net sales of approximately $102.0 million (based on 2007 average exchange rates). Net assets and pro forma results of the Enica Biskra acquisition are immaterial.
On October 31, 2007, the Company acquired Phelps Dodge International (PDIC), with operations principally located in Latin America, sub-Saharan Africa and Southeast Asia. PDIC has manufacturing, distribution and sales facilities in 19 countries and nearly 3,000 employees. With more than 50 years of experience in the wire and cable industry, PDIC manufactures a full range of electric utility, electrical infrastructure, construction and communication products. The Company paid approximately $707.6 million in cash to the sellers in consideration for PDIC and $9.2 million in fees and expenses related to the acquisition. In 2006, the last full year before the acquisition, PDIC reported global net sales of approximately $1,168.4 million (based on average exchange rates).
The following table represents the final purchase price allocation based on the estimated fair values, or other measurements as applicable, of the assets acquired and the liabilities assumed as well as $8.0 million for the purchase of additional minority interest, in millions:

October 31, 2007
Assets
Cash	$99.0
Accounts receivable	279.8
Inventories	280.7
Property, plant and equipment	190.3
Intangible assets	237.4
Goodwill	159.7
Other current and noncurrent assets	75.0

Total assets	$1,321.9

Liabilities
Current liabilities	$396.5
Other liabilities	114.3

Total liabilities	$510.8

Minority Interest	$86.3

The Company finalized the purchase price allocation in October 2008. The amount of goodwill recognized for the purchase of PDIC represents the excess of the fair value of identified intangible assets and tangible net assets that is partly attributable to PDIC’s 50 plus years of experience in the wire and cable industry, its full range of product offerings and its presence in strategic locations around the world. Further, a certain amount of goodwill is tax deductible in various tax jurisdictions in future periods based on the Company making certain tax elections or other relevant actions. See Note 7 for further discussion.
The following table presents, in millions, actual consolidated results of operations for the Company for the year ended December 31, 2008 and 2007, including the operations of PDIC, and presents the unaudited pro forma consolidated results of operations for the Company for the fiscal year ended December 31, 2007 as though the acquisition of PDIC had been completed as of the beginning of that period. This pro forma information is intended to provide information regarding how the Company might have looked if the acquisition had occurred as of January 1, 2007. The pro forma adjustments represent management’s best estimates based on information available at the time the pro forma information was prepared and may differ from the adjustments that may actually have been required. Accordingly, the pro forma financial information should not be relied upon as being indicative of the historical results that would have been realized had the acquisition occurred as of the dates indicated or that may be achieved in the future.

	Year Ended December 31
	2008	2007	2007
	(As Adjusted)	(As Adjusted)	(Pro forma)
Revenue	$6,230.1	$4,614.8	$5,552.4

Net income applicable to Company common shareholders(1)	$188.7	$191.2	$246.2

Earnings per common share — assuming dilution(1)	$3.54	$3.51	$4.51

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.
Pro forma adjustments have been made to interest expense, depreciation and amortization, income taxes and minority interest in consolidated subsidiaries to present the amounts on a purchase accounting adjusted basis.
On April 30, 2007, the Company acquired Norddeutsche Seekabelwerke GmbH & Co. KG (“NSW”), located in Nordenham, Germany from Corning Incorporated. As a result of the transaction, the Company assumed liabilities in excess of the assets acquired, including approximately $40.1 million of pension liabilities (based on the prevailing exchange rate at April 30, 2007). The Company recorded proceeds of $27.7 million ($11.0 million was received in the third quarter 2007) net of $1.1 million fees and expenses, which included $12.3 million of cash acquired and $5.5 million for settlement of accounts receivable from the former parent Company.
The final purchase price allocation based on the estimated fair values, or other measurements as applicable, of the assets acquired and the liabilities assumed at the date of acquisition is as follows (in millions at the prevailing exchange rate at April 30, 2007):

April 30, 2007
Assets
Cash	$12.3
Accounts receivable	27.8
Inventories	29.2
Property, plant and equipment	2.5
Other current and noncurrent assets	0.3

Total assets	$72.1

Liabilities
Current liabilities	$40.5
Other liabilities	1.4
Pension liabilities	40.1

Total liabilities	$82.0

NSW had revenues of approximately $120 million in 2006 the last year before the acquisition (based on 2006 average exchange rates) and has approximately 400 employees. NSW offers complete solutions for submarine cable systems including manufacturing, engineering, seabed mapping, project management, and installation for the offshore communications, energy exploration, transmission, distribution, and alternative energy markets. Pro forma results of the NSW acquisition are not material.
The results of operations of the acquired businesses discussed above have been included in the consolidated financial statements since the respective dates of acquisition.

4. Other Expense
Other expense includes foreign currency transaction gains or losses, which result from changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated. During 2008, 2007 and 2006, the Company recorded a $27.2 million loss, $3.4 million loss and a $0.1 million loss, respectively, resulting from foreign currency transaction gains and losses. The change 2008 over 2007 is primarily the result of the rapid and significant devaluation of certain emerging market currencies principally in South America and Sub-Sahara Africa.
5. Inventories
Inventories consisted of the following (in millions):

	December 31,
	2008	2007
Raw materials	$197.4	$145.5
Work in process	168.9	154.3
Finished goods	586.9	629.0

Total	$953.2	$928.8

At December 31, 2008 and December 31, 2007, $610.1 million and $616.6 million, respectively, of inventories were valued using the LIFO method. Approximate replacement costs of inventories valued using the LIFO method totaled $505.9 million at December 31, 2008 and $792.3 million at December 31, 2007.
If in some future period the Company was not able to recover the LIFO value of its inventory when replacement costs were lower than the LIFO value of the inventory, the Company would be required to record a lower of cost or market LIFO inventory adjustment to recognize the charge in its consolidated statement of operations. In 2008, a $32.0 million lower of cost or market provision was recorded for copper and aluminum raw material inventory in which the replacement costs at the end of the year were lower than the LIFO value of the acquired copper and aluminum raw material inventory. Approximately, $23.6 million of the lower of cost or market adjustment is attributable to the high LIFO value of metal inventory acquired in the PDIC acquisition. In 2007, a $4.5 million lower of cost or market provision was recorded for copper and aluminum raw material inventory obtained as a result of the PDIC acquisition in which the replacement costs at the end of the year were lower than the LIFO value of the acquired copper and aluminum raw material inventory. There was no lower of cost or market provision recorded in 2006. Additionally, during 2008 and 2007, the Company reduced copper and aluminum inventory quantities globally, during which time the replacement costs throughout the year exceeded the LIFO value for the majority of the year, which resulted in a $2.4 million and $0.1 million gain, respectively.
At December 31, 2008 and 2007, the Company had approximately $30.2 million and $38.8 million, respectively of consignment inventory at locations not operated by the Company with approximately 74%, respectively, of the consignment inventory being located throughout the United States and Canada.
6. Property, Plant and Equipment
Property, plant and equipment consisted of the following (in millions):

	December 31,
	2008	2007
Land	$93.1	$84.4
Buildings and leasehold improvements	214.7	186.7
Machinery, equipment and office furnishings	783.3	670.9
Construction in progress	121.0	95.0

Total — gross book value	1,212.1	1,037.0
Less accumulated depreciation	(331.2)	(298.2)

Total — net book value	$880.9	$738.8

Depreciation expense totaled $75.5 million, $55.8 million and $45.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.
During the fourth quarter 2007, the Company rationalized outside plant telecommunication products manufacturing capacity due to continued declines in telecommunications cable demand. The Company closed a portion of its telecommunications capacity and has taken a pre-tax charge to write-off certain production equipment of $6.6 million. This action will free approximately 100,000 square feet of manufacturing space, which the Company plans to utilize for other products for the Central and South American markets.

On December 27, 2005, General Cable entered into a capital lease for certain pieces of equipment being used at the Company’s Indianapolis polymer plant. The capital lease agreement provides that the lease payments for the machinery and equipment will be approximately $0.6 million semi-annually, or approximately $1.2 million on an annual basis. The lease expires in December of 2010, and General Cable has the option to purchase the machinery and equipment for fair value at the end of the lease term. The present value of the minimum lease payments on the capital lease at inception was approximately $5.0 million which is reflected in fixed assets and in short-term and long-term lease obligations in the Company’s consolidated balance sheet. The Company has not entered into a material capital lease in 2007 or 2008.
Capital leases included within property, plant and equipment on the balance sheet were $5.3 million at December 31, 2008 and $5.7 million at December 31, 2007. Accumulated depreciation on capital leases was $3.2 million at December 31, 2008 and $2.5 million at December 31, 2007.
7. Goodwill and Other Intangible Assets, net
The amounts of goodwill and indefinite-lived intangible assets were as follows in millions of dollars:

	Goodwill				Indefinite-lived assets—Trade names
	North	Europe and			North	Europe and
	America	North Africa	ROW	Total	America	North Africa	ROW	Total
Balance at January 1, 2007	$—	$—	$—	$—	$—	$0.5	$—	$0.5
Acquisitions	—	—	116.1	116.1	—	—	132.4	132.4
Currency translation and other adjustments(1)	—	—	—	—	—	—	—	—

Balance at December 31, 2007	—	—	116.1	116.1	—	0.5	132.4	132.9
Acquisitions	0.8	26.4	43.6	70.8	—	—	—	—
Currency translation and other adjustments	—	(3.5)	(11.5)	(15.0)	—	—	(9.8)	(9.8)

Balance at December 31, 2008	$0.8	$22.9	$148.2	$171.9	$—	$0.5	$122.6	$123.1

(1)	The Company did not record currency translation or other purchase price allocation adjustments during 2007 because the acquisition of PDIC occurred on October 31, 2007.
Acquisitions during 2008 include goodwill of $26.4 million, before currency translation adjustments, related to the acquisition of Enica Biskra in the Company’s Europe and North Africa segment as well as final purchase accounting allocation adjustments of $43.6 million in 2008 in the Company’s ROW segment related to the acquisition of PDIC. The amount of goodwill of $159.7 million, before currency translation adjustments, recognized for the PDIC acquisition reflects the fair market value of PDIC in excess of the fair value of identified intangible assets and tangible net assets as of the date of the acquisition October 31, 2007. The Company finalized the purchase price allocation for the PDIC acquisition in October 2008, which included, among other things, the finalization of asset and liability valuations and the related tax impact. Goodwill and trade names were not impaired as a result of the annual impairment testing performed by the Company in accordance with Financial Accounting Standard Board No. 142, “Goodwill and Other Intangible Assets”.
The amounts of other intangible assets — customer relationships were as follows in millions of dollars:

	December 31
	2008	2007
Amortized intangible assets:
Customer relationships	$106.4	$106.4
Accumulated amortization	(19.1)	(2.6)
Foreign currency translation adjustment	(8.6)	—

Total Amortized intangible assets	$78.7	$103.8

As part of the PDIC acquisition and the related purchase accounting adjustments, the Company acquired certain trade names and customer relationships for which the fair market value as of October 31, 2007 was $132.4 million and $104.9 million, respectively, before currency translation adjustments. Amortized intangible assets are stated at cost less accumulated amortization as of December 31, 2008 and 2007. Customer relationships have been determined to have a useful life in the range of 3.5 to 10 years and the Company has accelerated the amortization expense to align with the historical customer attrition rates. The amortization of intangible assets in 2008 and 2007 was $16.5 million and $14.8 million, respectively. The estimated amortization expense for the next five years is in millions of dollars: 2009 — $14.1 million, 2010 — $13.2 million, 2011 — $10.1 million, 2012 — $8.5 million, and 2013 — $7.6 million and $25.2 million thereafter.

8. Accrued Liabilities
Accrued liabilities consisted of the following (in millions):

	December 31,
	2008	2007
Payroll related accruals	$85.1	$87.4
Customers deposits and prepayments	33.5	34.2
Taxes other than income	17.9	26.5
Customer rebates	78.8	93.0
Insurance claims and related expenses	15.6	23.5
Current deferred tax liability	11.7	28.8
Derivative liability	64.7	11.1
Other accrued liabilities	116.0	92.8

Total	$423.3	$397.3

9. Long-Term Debt
Long-term debt consisted of the following (in millions):

	December 31
	2008(1)	2007(1)
	As Adjusted	As Adjusted
1.00% Senior Convertible Notes due 2012	$475.0	$475.0
Debt discount on 1.00% Senior Convertible Notes due 2012	(99.3)	(121.4)
0.875% Convertible Notes due 2013	355.0	355.0
Debt discount on 0.875% Convertible Notes due 2013	(93.3)	(108.5)
7.125% Senior Notes due 2017	200.0	200.0
Senior Floating Rate Notes	125.0	125.0
Silec credit facilities	84.9	63.5
PDIC credit facilities	71.5	37.7
Spanish Term Loan	64.1	31.3
Asset Based Loan	—	60.0
Capital leases	2.3	3.4
Other	68.8	47.9

Total debt	1,254.0	1,168.9
Less current maturities	230.5	392.4

Long-term debt	$1,023.5	$776.5

Weighted average interest rates on the above outstanding balances were as follows:
1.00% Senior Convertible Notes due 2012	7.5%	7.5%
0.875% Convertible Notes due 2013	7.35%	7.35%
7.125% Senior Notes due 2017	7.125%	7.125%
Senior Floating Rate Notes	6.3%	7.6%
Silec credit facilities	4.4%	4.8%
PDIC credit facilities	5.3%	6.4%
Spanish Term Loan	4.4%	5.1%
Asset Based Loan	—%	6.3%
Capital leases	6.5%	6.5%
Other	5.8%	4.6%

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

1.00% Senior Convertible Notes
The Company’s 1.00% Senior Convertible Notes were issued in September 2007 in the amount of $475.0 million. The notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Subsequently, on April 16, 2008, the notes and the common stock issuable upon conversion of the notes were registered on a Registration Statement on Form S-3. The 1.00% Senior Convertible Notes bear interest at a fixed rate of 1.00%, payable semi-annually in arrears, and mature in 2012. The 1.00% Senior Convertible Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by the Company’s wholly-owned U.S. and Canadian subsidiaries.
As a result of adopting FSP APB 14-1 on January 1, 2009, as discussed in Note 2, the Company has separately accounted for the liability and equity components of the instrument, retrospectively, based on the Company’s nonconvertible debt borrowing rate on the instrument’s issuance date of 7.5%. At issuance, the liability and equity components were $348.2 million and $126.8 million, respectively. The equity component (debt discount) is being amortized to interest expense based on the effective interest method. The estimated fair value of the 1.00% Senior Convertible Notes was approximately $285.0 million at December 31, 2008.
The 1.00% Senior Convertible Notes are convertible at the option of the holder into the Company’s common stock at an initial conversion price of $83.93 per share (approximating 11.9142 shares per $1,000 principal amount of the 1.00% Senior Convertible Notes), upon the occurrence of certain events, including (i) during any calendar quarter commencing after March 31, 2008 in which the closing price of the Company’s common stock is greater than or equal to 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (establishing a contingent conversion price of $109.11); (ii) during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of 1.00% Senior Convertible Notes for each day of that period is less than 98% of the product of the closing sale price of the Company’s common stock and the applicable conversion rate; (iii) distributions to holders of the Company’s common stock are made or upon specified corporate transactions including a consolidation or merger; and (iv) at any time during the period beginning on September 15, 2012 and ending on the close of business on the business day immediately preceding the stated maturity date. In addition, upon events defined as a “fundamental change” under the 1.00% Senior Convertible Note indenture, holders of the 1.00% Senior Convertible Notes may require the Company to repurchase the 1.00% Senior Convertible Notes. If upon the occurrence of such events in which the holders of the 1.00% Senior Convertible Notes exercise the conversion provisions, the Company would need to remit the principal balance of the 1.00% Senior Convertible Notes to the holders in cash.
Therefore, in the event of “fundamental change’ or the aforementioned average pricing thresholds, the Company would be required to classify the entire amount outstanding of the 1.00% Senior Convertible Notes as a current liability. The evaluation of the classification of amounts outstanding associated with the 1.00% Senior Convertible Notes will occur every quarter.
Upon conversion, a holder will receive, in lieu of common stock, an amount of cash equal to the lesser of (i) the principal amount of 1.00% Senior Convertible Note, or (ii) the conversion value, determined in the manner set forth in the indenture governing the 1.00% Senior Convertible Notes, of a number of shares equal to the conversion rate. If the conversion value exceeds the principal amount of the 1.00% Senior Convertible Note on the conversion date, the Company will also deliver, at the Company’s election, cash or common stock or a combination of cash and common stock with respect to the conversion value upon conversion. If conversion occurs in connection with a “fundamental change” as defined in the 1.00% Senior Convertible Notes indenture, the Company may be required to repurchase the 1.00% Senior Convertible Notes for cash at a price equal to the principal amount plus accrued but unpaid interest. In addition, if conversion occurs in connection with certain changes in control, the Company may be required to deliver additional shares of the Company’s common stock (a “make whole” premium, not to exceed 15.1906 shares per $1,000 principal amount) by increasing the conversion rate with respect to such notes, under this scenario the maximum aggregate number of shares that the Company would be obligated to issue upon conversion of the 1.00% Senior Convertible Notes is 7,215,535. Under almost all other conditions, the Company may be obligated to issue additional shares up to a maximum of 5,659,245 upon conversion in full of the 1.00% Senior Convertible Notes.
Pursuant to FSP APB 14-1, as discussed in Note 2, the 1.00% Senior Convertible Notes are accounted for as convertible debt in the accompanying consolidated balance sheet and the embedded conversion option in the 1.00% Senior Convertible Notes has not been accounted for as a separate derivative. For a discussion of the effects of the 1.00% Senior Convertible Notes on earnings per share, see Note 15.
Proceeds from the 1.00% Senior Convertible Notes were used to partially fund the purchase price of $707.6 million related to the PDIC acquisition and to pay, in accordance with FSP APB 14-1, transaction costs of approximately $12.3 directly related to the issuance that have been allocated to the liability and equity components in proportion to the allocation of proceeds in accordance with FSP APB 14-1.

0.875% Convertible Notes
The Company’s 0.875% Convertible Notes were issued in November of 2006 in the amount of $355.0 million, pursuant to the Company’s effective Registration Statement on Form S-3. The 0.875% Convertible Notes bear interest at a fixed rate of 0.875%, payable semi-annually in arrears, and mature in 2013. The 0.875% Convertible Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by the Company’s wholly-owned U.S. subsidiaries.
As a result of adopting FSP APB 14-1 on January 1, 2009, as discussed in Note 2, the Company has separately accounted for the liability and equity components of the instrument, retrospectively, based on the Company’s nonconvertible debt borrowing rate on the instrument’s issuance date of 7.35%. At issuance, the liability and equity components were $230.9 million and $124.1 million, respectively. The equity component (debt discount) is being amortized to interest expense based on the effective interest method. The estimated fair value of the 0.875% Convertible Notes was approximately $184.6 million at December 31, 2008.
The 0.875% Convertible Notes are convertible at the option of the holder into the Company’s common stock at an initial conversion price of $50.36 per share (approximating 19.856 shares per $1,000 principal amount of the 0.875% Convertible Notes), upon the occurrence of certain events, including (i) during any calendar quarter commencing after March 31, 2007 in which the closing price of the Company’s common stock is greater than or equal to 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (establishing a contingent conversion price of $65.47 per share); (ii) during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of 0.875% Convertible Notes for each day of that period is less than 98% of the product of the closing sale price of the Company’s common stock and the applicable conversion rate; (iii) distributions to holders of the Company’s common stock are made or upon specified corporate transactions including a consolidation or merger; and (iv) at any time during the period beginning on October 15, 2013 and ending on the close of business on the business day immediately preceding the stated maturity date. In addition, upon events defined as a “fundamental change” under the 0.875% Convertible Note indenture, holders of the 0.875% Convertible Notes may require the Company to repurchase the 0.875% Convertible Notes. If upon the occurrence of such events in which the holders of the 0.875% Convertible Notes exercise the conversion provisions, the Company would need to remit the principal balance of the 0.875% Convertible Notes to the holders in cash.
Therefore, in the event of “fundamental change’ or the aforementioned average pricing thresholds, the Company would be required to classify the entire amount outstanding of the 0.875% Convertible Notes as a current liability. The evaluation of the classification of amounts outstanding associated with the 0.875% Convertible Notes will occur every quarter. As a result the entire $355.0 million has been classified as a current liability as of December 31, 2007 because the average stock price has exceeded the conversion threshold of $65.47 for 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter. However, as the average stock price did not exceed the conversion threshold for the 20 days during the 30 consecutive trading days ending the calendar year, the entire $355.0 million was classified as a non-current liability as of December 31, 2008.
Upon conversion, a holder will receive, in lieu of common stock, an amount of cash equal to the lesser of (i) the principal amount of 0.875% Convertible Note, or (ii) the conversion value, determined in the manner set forth in the indenture governing the 0.875% Convertible Notes, of a number of shares equal to the conversion rate. If the conversion value exceeds the principal amount of the 0.875% Convertible Note on the conversion date, the Company will also deliver, at the Company’s election, cash or common stock or a combination of cash and common stock with respect to the conversion value upon conversion. If conversion occurs in connection with a “fundamental change” as defined in the 0.875% Convertible Notes indenture, the Company may be required to repurchase the 0.875% Convertible Notes for cash at a price equal to the principal amount plus accrued but unpaid interest. In addition, if conversion occurs in connection with certain changes in control, the Company may be required to deliver additional shares of the Company’s common stock (a “make whole” premium) by increasing the conversion rate with respect to such notes, under this scenario the maximum aggregate number of shares that the Company would be obligated to issue upon conversion of the 0.875% Convertible Notes is 8,987,322. Under almost all other conditions, the Company may be obligated to issue additional shares up to a maximum of 7,048,880 upon conversion in full of the 0.875% Convertible Notes.
Pursuant to FSP APB 14-1, as discussed in Note 2, the 0.875% Convertible Notes are accounted for as convertible debt in the accompanying consolidated balance sheet and the embedded conversion option in the 0.875% Convertible Notes has not been accounted for as a separate derivative. For a discussion of the effects of the 0.875% Convertible Notes and the bond hedges and warrants discussed below on earnings per share, see Note 15.

Concurrent with the sale of the 0.875% Convertible Notes, the Company purchased note hedges that are designed to mitigate potential dilution from the conversion of the 0.875% Convertible Notes in the event that the market value per share of the Company’s common stock at the time of exercise is greater than approximately $50.36. Under the note hedges that cover approximately 7,048,880 shares of the Company’s common stock, the counterparties are required to deliver to the Company either shares of the Company’s common stock in the amount that the Company delivers to the holders of the 0.875% Convertible Notes with respect to a conversion, calculated exclusive of shares deliverable by the Company by reason of any additional make whole premium relating to the 0.875% Convertible Notes or by reason of any election by the Company to unilaterally increase the conversion rate as permitted by the indenture governing the 0.875% Convertible Notes. The note hedges expire at the close of trading on November 15, 2013, which is also the maturity date of the 0.875% Convertible Notes, although the counterparties will have ongoing obligations with respect to 0.875% Convertible Notes properly converted on or prior to that date as to which the counterparties have been timely notified.
In addition, the Company issued warrants to counterparties that could require the Company to issue up to approximately 7,048,880 shares of the Company’s common stock in equal installments on each of the fifteen consecutive business days beginning on and including February 13, 2014. The strike price is $76.00 per share, which represents a 92.4% premium over the closing price of the Company’s shares of common stock on November 9, 2006. The warrants are expected to provide the Company with some protection against increases in the common stock price over the conversion price per share.
The note hedges and warrants are separate and legally distinct instruments that bind the Company and the counterparties and have no binding effect on the holders of the 0.875% Convertible Notes. In addition, pursuant to FSP APB 14-1, the note hedges and warrants are accounted for as equity transactions. Therefore, the payment associated with the issuance of the note hedges and the proceeds received from the issuance of the warrants were recorded as a charge and an increase, respectively, in additional paid-in capital in shareholders’ equity as separate equity transactions.
For income tax reporting purposes, the Company has elected to integrate the 0.875% Convertible Notes and the note hedges. Integration of the note hedges with the 0.875% Convertible Notes creates an original issue discount (“OID”) debt instrument for income tax reporting purposes. Therefore, the cost of the note hedges will be accounted for as interest expense over the term of the 0.875% Convertible Notes for income tax reporting purposes.
Proceeds from the offering were used to pay down $87.8 million outstanding, including accrued interest, under the Company’s Amended Credit Facility, to pay $124.5 million for the cost of the note hedges, and to pay in accordance with FSP APB 14-1, transaction costs of approximately $9.4 directly related to the issuance that have been allocated to the liability and equity components in proportion to the allocation of proceeds in accordance with FSP APB 14-1. Additionally, the Company received $80.4 million in proceeds from the issuance of the warrants. At the conclusion of these transactions, the net effect of the receipt of the funds from the 0.875% Convertible Notes and the payments and proceeds mentioned above was an increase in cash of approximately $213.7 million, which is being used by the Company for general corporate purposes including acquisitions.
7.125% Senior Notes and Senior Floating Rate Notes

On March 21, 2007, the Company completed the issuance and sale of $325.0 million in aggregate principal amount of new senior unsecured notes, comprised of $125.0 million of Senior Floating Rate Notes due 2015 (the “Senior Floating Rate Notes”) and $200.0 million of 7.125% Senior Fixed Rate Notes due 2017 (the “7.125% Senior Notes” and together, the “Notes”). The Notes are jointly and severally guaranteed by the Company’s U.S. subsidiaries. The Notes were offered and sold in private transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). An exchange offer commenced on June 11, 2007 and was completed on July 26, 2007 to replace the unregistered Notes with registered Notes with like terms pursuant to an effective Registration Statement on Form S-4. The Notes are jointly and severally guaranteed by the Company’s wholly-owned U.S. subsidiaries. The estimated fair value of the 7.125% Senior Notes and Senior Floating Rate Notes was approximately $132.8 million and $59.2 million, respectively, at December 31, 2008.
The Senior Floating Rate Notes bear interest at an annual rate equal to the 3-month LIBOR rate plus 2.375%, which combine for a rate of 6.3% at December 31, 2008. Interest on the Senior Floating Rate Notes is payable quarterly in arrears in cash on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2007. The 7.125% Senior Notes bear interest at a rate of 7.125% per year and are payable semi-annually in arrears in cash on April 1 and October 1 of each year, commencing on October 1, 2007. The Senior Floating Rate Notes mature on April 1, 2015 and the 7.125% Senior Notes mature on April 1, 2017.
The Notes’ indenture contains covenants that limit the ability of the Company and certain of its subsidiaries to (i) pay dividends on, redeem or repurchase the Company’s capital stock; (ii) incur additional indebtedness; (iii) make investments; (iv) create liens; (v) sell assets; (vi) engage in certain transactions with affiliates; (vii) create or designate unrestricted subsidiaries; and (viii) consolidate, merge or transfer all or substantially all assets. However, these covenants are subject to important exceptions and qualifications, one of which will permit the Company to declare and pay dividends or distributions on the Series A preferred stock so long as there is no default on the Notes and the Company meets certain financial conditions.

The Company may, at its option, redeem the Senior Floating Rate Notes and 7.125% Senior Notes on or after the following dates and at the following percentages plus accrued and unpaid interest:

Senior Floating Rate Notes		7.125% Senior Notes
Beginning Date	Percentage	Beginning Date	Percentage
April 1, 2009	102.000%	April 1, 2012	103.563%
April 1, 2010	101.000%	April 1, 2013	102.375%
April 1, 2011	100.000%	April 1, 2014	101.188%
		April 1, 2015	100.000%
Proceeds from the Notes of $325.0 million, less approximately $7.9 million of cash payments for fees and expenses that will be amortized over the life of the Notes, were used to pay approximately $285.0 million for the 9.5% Senior Notes, $9.3 million for accrued interest on the 9.5% Senior Notes and $20.5 million for tender fees and the inducement premium on the 9.5% Senior Notes, leaving net cash proceeds of approximately $2.3 million that will be used for general corporate purposes.
Silec credit facilities

As of December 31, 2008, Silec’s debt was the U.S. dollar equivalent of $84.9 million. The debt consisted of approximately $41.5 million relating to an uncommitted accounts receivable facility of up to $69.9 million and approximately $43.4 million of short-term financing agreements of up to $50.4 million. The Company has approximately $28.4 million of excess availability under the uncommitted accounts receivable facility and $7.0 million availability under the short-term financing agreements. The weighted average interest rate for the uncommitted accounts receivable facility and the short-term financing arrangements was 4.4%.
PDIC credit facilities

On October 31, 2007 the Company acquired PDIC and assumed the U.S. dollar equivalent of $64.3 million (at the prevailing exchange rate on that date) of mostly short-term PDIC debt as a part of the acquisition. As of December 31, 2008, PDIC related debt was $71.5 million of which approximately $71.0 million was short-term financing agreements at various interest rates. The weighted average interest rate was 5.3% as of December 31, 2008. The Company has approximately $338.0 million of excess availability, subject to certain conditions as defined, under these various credit facilities.
Spanish Term Loan and Spanish Credit Facility

The Spanish Term Loan of 50 million euros was issued in December 2005 and was available in up to three tranches, with an interest rate of Euribor plus 0.8% to 1.5% depending on certain debt ratios. Two of the tranches have expired. The remaining tranche (maturing in 2012) was paid and terminated, in June 2008, with net payment of approximately 27.2 million euros or $43.0 million. In February 2008, the Company entered into a term loan in the amount of 20 million euros with an interest rate of Euribor plus 0.5%. The term loan is payable in semi-annual installments, due in August and February, maturing in February 2013. Simultaneously, the Company entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in August 2008 and maturing in February 2013 that will effectively hedge the variable interest rate with a fixed interest rate of 4.2%. In April 2008, the Company entered into a term loan in the amount of 10 million euros with an interest rate of Euribor plus 0.75%. The term loan is payable in semi-annual installments, due in April and October, maturing in April 2013. Simultaneously, the Company entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in October 2008 and maturing in April 2013 that will effectively hedge the variable interest rate with a fixed interest rate of 4.58%. In June 2008, the Company entered into a term loan in the amount of 21 million euros with an interest rate of Euribor plus 0.75%. The term loan is payable in quarterly installments, due in March, June, September and December, maturing in June 2013. Simultaneously, the Company entered into a fixed interest rate swap to coincide with the terms and conditions of the term loan starting in September 2008 and maturing in June 2013 that will effectively hedge the variable interest rate with a fixed interest rate of 4.48%. As of December 31, 2008, the U.S. dollar equivalent of $64.1 million was outstanding under these term loan facilities. The proceeds were was used to partially fund the acquisition of Enica Biskra and for general working capital purposes. There is no remaining availability under these Spanish Term Loans. The weighted average interest rate including the effect of the interest rate swaps was 4.4% under these term loan facilities as of December 31, 2008.
Three Spanish Credit Facilities totaling 45 million euros were established in 2008, and mature in 2010, 2011 and 2013 and carry an interest rate of Euribor plus 0.4% to 0.65% depending on certain debt ratios. No funds are currently drawn under these facilities, leaving undrawn availability of approximately the U.S. dollar equivalent of $62.8 million as of December 31, 2008. Commitment fees ranging from 15 to 25 basis points per annum on any unused commitments under these credit facilities are payable on a quarterly basis.
The Spanish Term Loan and Spanish Credit Facility are subject to certain financial ratios of the Company’s European subsidiaries, which includes minimum net equity and net debt to EBITDA (earnings before interest, taxes, depreciation and amortization). At December 31, 2008, the Company was in compliance with all covenants under these facilities. In addition, the indebtedness under the combined facilities is guaranteed by the Company’s Portuguese subsidiary and by Silec Cable, S.A.

Senior Secured Revolving Credit Facility (“Amended Credit Facility”)

The Company’s current senior secured revolving credit facility (“Amended Credit Facility”), as amended, is a five-year, $400.0 million asset based revolving credit agreement that includes an approximate $50.0 million sublimit for the issuance of commercial and standby letters of credit and a $20.0 million sublimit for swingline loans. Loans under the Amended Credit Facility bear interest at the Company’s option, equal to either an alternate base rate (prime plus 0.00% to 0.625%) or an adjusted LIBOR rate plus an applicable margin percentage (LIBOR plus 1.125% to 1.875%). The applicable margin percentage is subject to adjustments based upon the excess availability, as defined. At December 31, 2008, the Company had no outstanding borrowings and undrawn availability of $301.3 million under the Amended Credit Facility. The Company had outstanding letters of credit related to this Amended Credit Facility of $29.5 million at December 31, 2008.
Indebtedness under the Amended Credit Facility is guaranteed by the Company’s wholly-owned U.S. subsidiaries and is secured by a first priority security interest in tangible and intangible property and assets of the Company’s U.S. subsidiaries. The lenders have also received a pledge of all of the capital stock of the Company’s existing domestic subsidiaries and any future domestic subsidiaries.
The Amended Credit Facility requires that the Company comply with certain financial covenants, the principal covenant of which is a quarterly minimum fixed charge coverage ratio test, which is only applicable when excess availability, as defined, is below a certain threshold. At December 31, 2007, the Company was in compliance with all covenants under the Amended Credit Facility. In addition, the Amended Credit Facility includes negative covenants, which restrict certain acts. However, the Company will be permitted to declare and pay dividends or distributions on the Series A preferred stock so long as there is no default under the Amended Credit Facility and the Company meets certain financial conditions. The Credit Facility was originally established in November 2003 and has been periodically amended as illustrated at Exhibits 10.11.1 through 10.11.4, also below is a summary of recent amendments which are also incorporated by reference at Exhibits 10.11.5 through 10.11.7.
During the first quarter of 2007, the Company further amended the Amended Credit Facility. The amendment permitted the Company to issue senior notes of up to $350.0 million on an unsecured basis, to enter into certain hedging agreements to exchange up to $100.0 million of any fixed rate of interest on the senior notes for a floating rate and extend or replace existing hedging agreements, to effect a cash tender offer to purchase at least a majority of the $285.0 million outstanding aggregate principal balance of the 9.5% Senior Notes, to pay fees and expenses related to the tender offer, and to replenish a basket which would allow the Company to repurchase up to $125.0 million of its outstanding shares of common stock. This basket had previously been used to purchase the note hedges discussed below.
During the fourth quarter of 2007, the Company further amended the Amended Credit Facility, which increased the borrowing limit on the Senior Revolving Credit Facility from $300 million to $400 million. Additionally, the amendment extended the maturity date by almost two years to July 2012, and increased the existing interest rates across a pricing grid which is dependent upon excess availability as defined. Additionally, the amendment eliminated or relaxed several provisions, expanded permitted indebtedness to include acquired indebtedness of newly acquired foreign subsidiaries, expanded permitted indebtedness to allow for the issuance of the Company’s $475.0 million 1.00% Senior Convertible Notes and increased the level of permitted loan-funded acquisitions. The amendment permitted the Company to draw funds from its Amended Credit Facility to partially fund the acquisition of Phelps Dodge International (PDIC) in conjunction with funds raised through the abovementioned September 2007 1.00% Senior Convertible Notes offering and available cash on the Company’s balance sheet.
The Company pays fees in connection with the issuance of letters of credit and commitment fees equal to 25 basis points, per annum on any unused commitments under the Amended Credit Facility. Both fees are payable quarterly. In connection with the original issuance and related subsequent amendments to the Amended Credit Facility, the Company incurred fees and expenses aggregating $11.1 million, which are being amortized over the term of the Amended Credit Facility.
Other

As of December 31, 2008, ECN Cable’s debt was the U.S. dollar equivalent of $17.4 million. The debt consisted of approximately $1.8 million relating to an uncommitted accounts receivable facility of up to $23.9 million and approximately $15.6 million of credit facilities of up to $54.1 million. The Company has approximately $60.6 million of excess availability under the uncommitted accounts receivable facility and the credit facilities. The weighted average interest rate for the uncommitted accounts receivable facility and the credit facilities was 5.8%.
At December 31, 2008, maturities of long-term debt during each of the years 2009 through 2013 are $229.4 million, $15.7 million, $14.7 million, $489.7 million, $360.8 million, respectively, and $334.0 million thereafter.
As of December 31, 2008 and 2007, the Company was in compliance with all debt covenants. In certain cases, the Company credit facilities discussed above are limited based on transaction and collateral level requirements, as defined in the respective credit facility contract(s).

Maturities of capital lease obligations during each of the years 2009 and 2010 through $1.1 million and $1.2 million, respectively.
10. Financial Instruments
General Cable is exposed to various market risks, including changes in interest rates, foreign currency and raw material (commodity) prices. To manage risks associated with the volatility of these natural business exposures, General Cable enters into interest rate, commodity and foreign currency derivative agreements, as it relates to both transactions and the Company’s net investment in its European operations, as well as copper and aluminum forward pricing agreements. General Cable does not purchase or sell derivative instruments for trading purposes. General Cable does not engage in trading activities involving commodity contracts for which a lack of marketplace quotations would necessitate the use of fair value estimation techniques. Depending on the extent of an unrealized loss position on a derivative contract held by the Company, certain counterparties may require a deposit to secure the derivative contract position. The Company recorded $8.7 million in prepaid expenses and other assets line item on the consolidated balance sheet as of December 31, 2008. No such deposit was required as of December 31, 2007.
Cash Flow Hedges
General Cable utilizes interest rate swaps to manage its interest expense exposure by fixing its interest rate on a portion of the Company’s floating rate debt. Under the swap agreements, General Cable typically pays a fixed rate while the counterparty pays to General Cable the difference between the fixed rate and the floating rate. The Company has entered into interest rate swaps on the Company’s Spanish Term Loans. The interest rate swaps were effective beginning in August, September, and October of 2008 as discussed above in Note 9. As of December 31, 2008, in addition to the above mentioned Spanish Term Loans related interest rate swaps, the Company has one outstanding interest rate swap with a notional value of $9.0 million and provides for fixed a interest rate of 4.49% which matures in October 2011. The Company does not provide or receive any collateral specifically for this contract. The fair value of interest rate derivatives, which are designated as and qualify as cash flow hedges as defined in SFAS No. 133, are based on quoted market prices, which reflect the present values of the difference between estimated future variable-rate receipts and future fixed-rate payments. At December 31, 2008 and December 31, 2007, the net unrealized loss on the interest rate derivative and the related carrying value was $0.7 million and $0.5 million, respectively.
Outside of North America, General Cable enters into commodity futures contracts, which are designated as and qualify as cash flow hedges as defined in SFAS No. 133, for the purchase of copper and aluminum for delivery in a future month to match certain sales transactions. At December 31, 2008 and 2007, General Cable had an unrealized loss of $84.7 million and $18.8 million, respectively, on the commodity futures.
The Company enters into forward exchange contracts, which are designated as and qualify as cash flow hedges as defined in SFAS No. 133, principally to hedge the currency fluctuations in certain transactions denominated in foreign currencies, thereby limiting the Company’s risk that would otherwise result from changes in exchange rates. Principal transactions hedged during the year were firm sales and purchase commitments. The fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices. At December 31, 2008 and 2007, the net unrealized gain on the net foreign currency contracts was $0.4 million and $8.2 million, respectively.
Unrealized gains and losses on the Company’s derivative financial instruments are recorded in other comprehensive income (loss) until the underlying transaction occurs and is recorded in the statement of operations at which point such amounts included in other comprehensive income (loss) are recognized in income, which generally will occur over periods less than one year. During the years ended December 31, 2008, 2007 and 2006, a pre-tax $5.5 million loss, a pre-tax $0.9 million loss and a pre-tax $20.9 million gain, respectively, were reclassified from accumulated other comprehensive income to the statement of operations. A pre-tax loss of $62.5 million is expected to be reclassified into earnings from other comprehensive income during 2009.

Fair Value of Designated Derivatives
The notional amounts and fair values of these designated cash flow financial instruments at December 31, 2008 and 2007 are shown below (in millions). The carrying amount of the financial instruments was a net liability of $85.0 million and a net liability of $11.1 million at December 31, 2008 and 2007, respectively.

	2008		2007
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value
Cash flow hedges:
Interest rate swap	$74.6	$(0.7)	$9.0	$(0.5)
Commodity futures	198.1	(84.7)	297.7	(18.8)
Foreign currency forward exchange	438.3	0.4	380.5	8.2

		$(85.0)		$(11.1)

Other Forward Pricing Agreements
In the normal course of business, General Cable enters into forward pricing agreements for the purchase of copper and aluminum for delivery in a future month to match certain sales transactions. The Company accounts for these forward pricing arrangements under the “normal purchases and normal sales” scope exemption of SFAS No. 133 because these arrangements are for purchases of copper and aluminum that will be delivered in quantities expected to be used by the Company over a reasonable period of time in the normal course of business. For these arrangements, it is probable at the inception and throughout the life of the arrangements that the arrangements will not settle net and will result in physical delivery of the inventory. At December 31, 2008 and 2007, General Cable had $90.5 million and $90.1 million, respectively, of future copper and aluminum purchases that were under forward pricing agreements. At December 31, 2008 and 2007, General Cable had an unrealized loss of $25.1 million and $4.0 million, respectively, related to these transactions. The fair market value of the forward pricing agreements was $65.4 million and $86.1 million at December 31, 2008 and 2007, respectively. General Cable expects the unrealized losses under these agreements to be offset as a result of firm sales price commitments with customers.
11. Income Taxes
For financial reporting purposes, income before income taxes includes the following components:

	Year Ended December 31,
	2008	2007	2006
United States	$75.1	$93.7	$71.0
Foreign	227.3	195.2	128.1

Total	$302.4	$288.9	$199.1

The provision (benefit) for income taxes attributable to continuing operations consisted of the following (in millions):

	Year Ended December 31,
	2008	2007	2006
Current tax expense:
Federal	$20.7	$24.4	$6.8
State	2.0	3.8	0.3
Foreign	78.7	59.7	53.1
Deferred tax expense (benefit):
Federal	7.6	14.1	22.9
State	1.7	(6.3)	(5.8)
Foreign	(5.8)	1.9	(12.0)

Total	$104.9	$97.6	$65.3

The reconciliation of reported income tax expense (benefit) to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income from continuing operations is as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Statutory federal income tax	$105.8	$101.0	$69.7
State and foreign income tax differential(1)	(7.6)	(5.9)	(4.7)
Other, net	6.7	2.5	0.3

Total	$104.9	$97.6	$65.3

(1)
The 2008, 2007 and 2006 state and foreign income tax differential amount includes $3.2 million, $12.2 million and $6.3 million of tax benefits, respectively, attributable to the recognition of certain state and foreign deferred tax assets that were previously subject to valuation allowances.

The components of deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$20.8	$24.0
Pension and retiree benefits accruals	33.9	24.8
Inventory	81.9	100.2
Depreciation and fixed assets	7.9	6.5
Tax credit carryforwards	4.7	8.1
Other liabilities	80.5	49.1
Valuation allowance	(11.7)	(19.3)

Total deferred tax assets	218.0	193.4

Deferred tax liabilities:
Convertible debt discount	35.1	42.8
Inventory	11.6	5.9
Depreciation and fixed assets	62.1	69.9
Intangibles	62.1	74.7

Total deferred tax liabilities	170.9	193.3

Net deferred tax assets	$47.1	$0.1

The valuation of the deferred tax asset is dependent on, among other things, the ability of the Company to generate a sufficient level of future taxable income in relevant taxing jurisdictions. In estimating future taxable income, the Company has considered both positive and negative evidence and has considered the implementation of prudent and feasible tax planning strategies. The Company has and will continue to review on a quarterly basis its assumptions and tax planning strategies and, if the amount of the estimated realizable net deferred tax asset is less than the amount currently on the balance sheet, the Company would reduce its deferred tax asset, recognizing a non-cash charge against reported earnings.
As of December 31, 2008, the Company has recorded a valuation allowance for certain foreign net operating loss carryforwards and temporary differences due to uncertainties regarding the ability to obtain future tax benefits for these tax attributes. In 2008 and 2007, the Company determined that improved business performance, expectations of future profitability, and other relevant factors constituted sufficient positive evidence to recognize certain foreign and state deferred tax assets. Accordingly, the Company adjusted the valuation allowances and recognized income tax benefits of $3.2 million and $12.2 million in 2008 and 2007, respectively.
The Company has recognized deferred tax assets of approximately $10.5 million for net tax loss carryforwards in various taxing jurisdictions as follows:

	Net Tax Loss
Jurisdiction	Carryforward	Expiration
Australia	$4.6	Indefinite
Brazil	18.6	Indefinite
France	1.1	Indefinite
Mexico	1.5	Indefinite
South Africa	0.4	Indefinite
United States	5.4	2009

Total	$31.6

The Company also has various foreign subsidiaries with approximately $35 million of tax loss carryforwards in various jurisdictions that are subject to a valuation allowance due to statutory limitations on utilization, uncertainty of future profitability, and other relevant factors.
The Company does not provide for deferred taxes on the excess of the financial reporting over the tax basis in investments in foreign subsidiaries that are essentially permanent in duration. That excess was approximately $575 million as of December 31, 2008. The determination of the additional tax expense that would be incurred upon repatriation of assets or disposition of foreign subsidiaries is not practical.
On January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues.
In connection with the January 1, 2007 adoption of FIN 48, the Company recognized an $18.8 million decrease in opening retained earnings and had total unrecognized tax benefits of $45.6 million, of which $37.2 million would have a favorable impact on the effective tax rate if recognized. The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year:

In millions	2008	2007
Unrecognized Tax Benefit — Beginning balance	$57.8	$45.6
Gross Increases — Tax Positions in Prior Period	0.9	1.9
Gross Decreases — Tax Positions in Prior Period	(0.7)	(0.4)
Gross Increases — Tax Positions in Current Period	3.2	6.0
Gross Increases — Business Combinations	5.0	4.2
Settlements	—	(0.2)
Lapse of Statute of Limitations	(1.1)	(1.1)
Foreign Currency Translation	(3.4)	1.8

Unrecognized Tax Benefit — Ending Balance	$61.7	$57.8

Included in the balance of unrecognized tax benefits at December 31, 2008 and 2007, are $54.6 million and $45.5 million of tax benefits that, if recognized, would affect the effective tax rate. Also included in the balance of unrecognized tax benefits at December 31, 2008 and 2007, are $7.1 million and $9.8 million of tax benefits that, if recognized, would result in adjustments to deferred taxes. At December 31, 2007, there were $2.5 million of unrecognized tax benefits that, if recognized, would result in a decrease to goodwill recorded in purchase business combination.
The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued penalties of $1.5 million and interest of $5.0 million during 2008 and in total, as of December 31, 2008, has recognized a liability for penalties of $2.6 million and interest of $9.5 million. During 2007, the Company accrued penalties of $(0.5) million and interest of $2.3 million and in total, as of December 31, 2007, had recognized a liability for penalties of $1.1 million and interest of $4.6 million.
In addition, the Company believes that it is reasonably possible that approximately $2.3 million related to various state and foreign unrecognized tax positions could change within the next twelve months due to the expiration of the statute of limitations or tax audit settlements.
The Company files income tax returns in the United States and numerous foreign, state, and local tax jurisdictions. Tax years that are open for examination and assessment by the Internal Revenue Service are 2005 — 2008. With limited exceptions, tax years prior to 2004 are no longer open in major foreign, state or local tax jurisdictions.

12. Employee Benefit Plans
General Cable provides retirement benefits through contributory and noncontributory qualified and non-qualified defined benefit pension plans covering eligible domestic and international employees as well as through defined contribution plans and other postretirement benefits.
Defined Benefit Pension Plans
Benefits under General Cable’s qualified U.S. defined benefit pension plan generally are based on years of service multiplied by a specific fixed dollar amount, and benefits under the Company’s qualified non-U.S. defined benefit pension plans generally are based on years of service and a variety of other factors that can include a specific fixed dollar amount or a percentage of either current salary or average salary over a specific period of time. The amounts funded for any plan year for the qualified U.S. defined benefit pension plan are neither less than the minimum required under federal law or more than the maximum amount deductible for federal income tax purposes. General Cable’s non-qualified unfunded U.S. defined benefit pension plans include a plan that provides defined benefits to select senior management employees beyond those benefits provided by other programs. The Company’s non-qualified unfunded non-U.S. defined benefit pension plans include plans that provide retirement indemnities and other post-retirement payments to employees within the Company’s European and ROW segments. The Company’s pension obligation increased $40.1 million due to the NSW acquisition on April 30, 2007, see Note 3. Pension obligations for the majority of non-qualified unfunded defined benefit pension plans are provided for by book reserves and are based on local practices and regulations of the respective countries. General Cable makes cash contributions for the costs of the non-qualified unfunded defined benefit pension plans as the benefits are paid.
On June 27, 2007, the Board of Directors of the Company approved amendments to the General Cable Supplemental Executive Retirement Plan (“SERP”) and the General Cable Corporation Deferred Compensation Plan (“DCP”) and the merger of the SERP into the DCP. The Company received written acknowledgement and acceptance of the SERP amendments and merger from each participant in the SERP. The amendments and merger were made in order to simplify, limit and better align these specific compensation plans with the Company’s compensation policies. The amendments and merger (i) provided to each active SERP participant an enhanced benefit which reflected an additional period of credited service through December 31, 2008, and each participant’s estimated 2007 and 2008 base and bonus compensation, (ii) froze the accrual of benefits under the SERP following the addition of the enhanced benefit, (iii) converted the SERP from a non-account balance plan into an account balance plan by replacing the accrued benefit of a participant with a benefit based on the value of an account balance, being credited initially by the present value of the participant’s unvested enhanced benefit in the SERP, (iv) required the participants to make an election with regard to time and form of payment of the amounts credited to the account balance which became effective as of June 27, 2007, and (v) transferred all account balances and all account liabilities under the amended SERP to the DCP to be governed by the provisions of the DCP, including, but not limited to, those relating to the time and form of benefit payment, investment recommendations and vesting. The Company funded each participant’s account balance with contributions to the Company’s Rabbi Trust as part of the DCP, as amended. As a result of the amendments and merger and based on the guidance provided in SFAS No. 88, Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, a curtailment loss of approximately $3.2 million and a settlement gain of approximately $4.3 million were recognized, resulting in a net gain of approximately $1.1 million.

The changes in the benefit obligation and plan assets, the funded status of the plans and the amounts recognized in the Consolidated Balance Sheets were as follows (in millions):

	U.S. Plans		Non-U.S. Plans
	December 31		December 31
	2008	2007	2008	2007
Changes in Benefit Obligation:
Beginning benefit obligation	$140.1	$150.7	$92.4	$37.4
Impact of foreign currency exchange rate change	—	—	(12.1)	7.2
Acquisitions	—	—	8.5	50.5
Service cost	1.4	1.6	2.7	1.7
Interest cost	8.2	8.4	4.9	3.6
Curtailment loss	—	(1.6)	—	—
Benefits paid	(10.4)	(18.4)	(3.6)	(2.6)
Employee contributions	—	—	0.1	0.1
Amendments / Change in assumptions	0.2	0.3	0.2	—
Actuarial (gain) loss	7.0	(0.9)	(4.9)	(5.5)

Ending benefit obligation	$146.5	$140.1	$88.2	$92.4

Changes in Plan Assets:
Beginning fair value of plan assets	$129.4	$126.5	$30.6	$25.9
Impact of foreign currency exchange rate change	—	—	(6.4)	3.0
Acquisitions	—	—	0.5	—
Actual return on plan assets	(32.9)	9.0	(4.0)	0.2
Company contributions	4.4	12.3	4.9	4.1
Benefits paid	(10.4)	(18.4)	(3.6)	(2.6)

Ending fair value of plan assets	$90.5	$129.4	$22.0	$30.6

Funded status at end of year	$(56.0)	$(10.7)	$(66.2)	$(61.8)

Amounts Recognized in Consolidated Balance Sheet:
Other Assets	$—	$—	$0.3	$—

Accrued liabilities	$(0.5)	$(0.4)	$(3.0)	$(2.0)

Other liabilities	$(55.5)	$(10.3)	$(63.5)	$(59.8)

Recognized in Accumulated Other Comprehensive Income:
Net actuarial loss	$84.5	$36.2	$2.6	$4.1
Prior service cost	1.0	1.4	0.9	1.0
Transition obligation	—	—	0.3	0.4

	$85.5	$37.6	$3.8	$5.5

Accumulated benefit obligation (1)	$145.8	$139.4	$73.8	$84.6

(1)	Denotes accumulated benefit obligation in excess of plan assets
The accumulated benefit obligation for all of the Company’s defined benefit pension plans was $225.3 million and $224.0 million at December 31, 2008 and 2007, respectively.

Pension expense included the following components (in millions):

	U.S. Plans			Non-U.S. Plans
	Year ended December 31			Year ended December 31
	2008	2007	2006	2008	2007	2006
Pension expense:
Service cost	$1.4	$1.6	$1.8	$2.7	$1.7	$0.9
Interest cost	8.2	8.4	8.6	4.9	3.6	1.7
Expected return on plan assets	(10.8)	(10.5)	(9.8)	(1.7)	(2.0)	(1.5)
Amortization of prior service cost	0.7	0.8	1.3	0.1	0.1	0.1
Amortization of net loss	2.3	2.1	2.8	0.3	0.5	0.3
Amortization of transition obligation	—	—	—	0.1	0.1	0.1
Curtailment loss	—	3.2	—	—	—	—
Settlement gain	—	(4.3)	—	—	—	—

Net pension expense	$1.8	$1.3	$4.7	$6.4	$4.0	$1.6

The estimated net loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net pension expense over the next fiscal year are $7.5 million and $0.6 million, respectively.
General Cable evaluates its actuarial assumptions at least annually, and adjusts them as necessary. The Company uses a measurement date of December 31 for all of its defined benefit pension plans. The weighted average assumptions used in determining benefit obligations were:

	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007
Discount rate	5.75%	6.00%	5.91%	5.62%
Expected rate of increase in future compensation levels	2.50%	2.50%	4.05%	3.66%
The weighted average assumptions used to determine net pension expense were:

	U.S. Plans			Non-U.S. Plans
	2008	2007	2006	2008	2007	2006
Discount rate	6.00%	6.00%	5.75%	5.76%	4.99%	4.72%
Expected rate of increase in future compensation levels	2.25%	4.00%	4.00%	4.33%	3.35%	2.72%
Long-term expected rate of return on plan assets	8.50%	8.50%	8.50%	6.70%	6.74%	6.90%
Pension expense for the defined benefit pension plans sponsored by General Cable is determined based principally upon certain actuarial assumptions, including the discount rate and the expected long-term rate of return on assets. The discount rates for the U.S. defined benefit pension plans were determined based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency which are expected to be available during the period to maturity of the projected pension benefit obligations and based on information received from actuaries. Non-U.S. defined benefit pension plans followed a similar evaluation process based on financial markets in those countries where General Cable provides a defined benefit pension plan.
The weighted-average long-term expected rate of return on assets is based on input from actuaries, including their review of historical 10-year, 20-year, and 25-year rates of inflation and real rates of return on various broad equity and bond indices in conjunction with the diversification of the asset portfolio. The expected long-term rate of return on assets for the qualified U.S. defined benefit pension plan is based on an asset allocation assumption of 65% allocated to equity investments, with an expected real rate of return of 8%, and 35% to fixed-income investments, with an expected real rate of return of 2%, and an assumed long-term rate of inflation of 3%. The actual asset allocations were 56% of equity investments and 44% of fixed-income investments at December 31, 2008 and 60% of equity investments and 40% of fixed-income investments at December 31, 2007. Approximately 36% and 34% of plan assets were concentrated in two mutual funds as of December 31, 2008 and 2007, respectively. The expected long-term rate of return on assets for qualified non-U.S. defined benefit plans is based on a weighted-average asset allocation assumption of 52% allocated to equity investments, 44% to fixed-income investments and 4% to other investments. The actual weighted-average asset allocations were 49% of equity investments, 47% of fixed-income investments and 4% of other investments at December 31, 2008 and 52% of equity investments, 43% of fixed-income investments and 5% of other investments at December 31, 2007. Management believes that long-term asset allocations on average and by location will approximate the Company’s assumptions and that the long-term rate of return used by each country that is included in the weighted-average long-term expected rate of return on assets is a reasonable assumption.

The determination of pension expense for the qualified defined benefit pension plans is based on the fair market value of assets as of the measurement date. Investment gains and losses are recognized in the measurement of assets immediately. Such gains and losses will be amortized and recognized as part of the annual benefit cost to the extent that unrecognized net gains and losses from all sources exceed 10% of the greater of the projected benefit obligation or the market value of assets.
General Cable’s expense under both U.S. and non-U.S. defined benefit pension plans is determined using the discount rate as of the beginning of the fiscal year, so 2009 expense for the pension plans will be based on the weighted-average discount rate of 5.75% for U.S. defined benefit pension plans and 5.91% for non-U.S. defined benefit pension plans.
The Company expects to contribute, at a minimum, $9.3 million to its defined benefit pension plans for 2009. The estimated future benefit payments expected to be paid for the Company’s defined benefit pension plans are $13.8 million in 2009, $13.9 million in 2010, $14.8 million in 2011, $15.8 million in 2012, $15.6 million in 2013 and $79.9 million in the five years thereafter.
Postretirement Benefits Other Than Pensions
General Cable has postretirement benefit plans that provide medical and life insurance for certain retirees and eligible dependents. General Cable funds the plans as claims or insurance premiums are incurred.
The changes in accrued postretirement benefits were as follows (in millions):

	December 31
	2008	2007
Changes in Benefit Obligation:
Beginning benefit obligation	$11.4	$11.8
Service cost	0.1	0.1
Interest cost	0.5	0.6
Actuarial loss	(1.4)	0.6
Benefits paid	(1.4)	(1.7)
Foreign currency impact	(0.1)	—

Ending benefit obligation	$9.1	$11.4

Funded status at end of year	$(9.1)	$(11.4)

Amounts Recognized in Consolidated Balance Sheet:
Accrued liabilities	$(1.3)	$(1.6)

Other liabilities	$(7.8)	$(9.8)

Recognized in Accumulated Other Comprehensive Income:
Net actuarial loss	$2.5	$4.0
Prior service cost	(0.5)	(0.5)

	$2.0	$3.5

Net postretirement benefit expense included the following components (in millions):

	Year ended December 31
	2008	2007	2006
Postretirement benefit expense:
Service cost	$0.1	$0.1	$0.1
Interest cost	0.5	0.6	0.7
Amortization of prior service cost	(0.1)	(0.1)	(0.1)
Amortization of net loss	0.2	0.3	0.3

Net postretirement benefit expense	$0.7	$0.9	$1.0

The estimated net loss and prior service cost for the postretirement benefit plans that will be amortized from accumulated other comprehensive income into net pension expense over the next fiscal year are $0.2 million and $(0.1) million, respectively.

The discount rate used in determining the accumulated postretirement benefit obligation was 5.50% for the year ended December 31, 2008, 5.50% for the year ended December 31, 2007 and 5.75% for the year ended December 31, 2006. The discount rate used in determining the net postretirement benefit expense was 5.5% for the year ended December 31, 2008, 5.8% for the year ended December 31, 2007 and 5.5% for the years ended December 31, 2006. The assumed health-care cost trend rate used in measuring the accumulated postretirement benefit obligation in 2008 was 9.0% decreasing gradually to 4.50% in year 2014 and thereafter, in 2007 was 9.00%, decreasing gradually to 4.50% in year 2013 and thereafter and in 2006 was 8.00% decreasing gradually to 4.50% in year 2012 and thereafter. Increasing the assumed health-care cost trend rate by 1% would result in an increase in the accumulated postretirement benefit obligation of $0.5 million for 2008. The effect of this change would increase net postretirement benefit expense by less than $0.1million. Decreasing the assumed health-care cost trend rate by 1% would result in a decrease in the accumulated postretirement benefit obligation of $0.4 million for 2008. The effect of this change would decrease net postretirement benefit expense by less than $0.1 million.
The estimated future benefit payments expected to be paid for the Company’s postretirement benefits other than pensions are $1.4 million in 2009, $1.4 million in 2010, $1.3 million in 2011, $1.1 million in 2012, $1.0 million in 2013 and $3.7 million in the five years thereafter.
Defined Contribution Plans
Expense under both U.S. and non-U.S. defined contribution plans generally equals up to six percent of each eligible employee’s covered compensation based on the location and status of the employee. The net defined contribution plan expense recognized was $9.3 million, $8.5 million and $8.0 million, respectively, for the years ended December 31, 2008, 2007 and 2006.
13. Shareholders’ Equity
General Cable is authorized to issue 200 million shares of common stock and 25 million shares of preferred stock.
The Company issued 2,070,000 shares of General Cable 5.75% Series A Redeemable Convertible Preferred Stock (“Series A preferred stock”) on November 24, 2003 and subsequent to the November 9, 2005 inducement offer, 76,233 shares and 101,940 shares are outstanding under the original terms of the Series A preferred stock issuance as of December 31, 2008 and 2007, respectively. The Company paid fees and expenses of $4.2 million related to this transaction, which included an underwriting discount of $3.4 million. The Series A preferred stock was offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
The preferred stock has a liquidation preference of $50.00 per share. Dividends accrue on the convertible preferred stock at the rate of 5.75% per annum and are payable quarterly in arrears. Dividends are payable in cash, shares of General Cable common stock or a combination thereof. Holders of the convertible preferred stock are entitled to convert any or all of their shares of convertible preferred stock into shares of General Cable common stock, at an initial conversion price of $10.004 per share. The conversion price is subject to adjustments under certain circumstances. General Cable is obligated to redeem all outstanding shares of convertible preferred stock on November 24, 2013 at par. The Company may, at its option, elect to pay the redemption price in cash or in shares of General Cable common stock with an equivalent fair value, or any combination thereof. The Company has the option to redeem some or all of the outstanding shares of convertible preferred stock in cash beginning on the fifth anniversary of the issue date. The redemption premium will initially equal one-half the dividend rate on the convertible preferred stock and decline ratably to par on the date of mandatory redemption. In the event of a change in control, the Company has the right to either redeem the preferred stock for cash or to convert the preferred stock to common stock.
The Company maintains a deferred compensation plan (“Deferred Compensation Plan”). This plan is available to directors and certain officers and managers of the Company. On June 27, 2007, the Board of Directors of the Company approved amendments to the General Cable Supplemental Executive Retirement Plan (“SERP”) and the General Cable Corporation Deferred Compensation Plan (“DCP”) in order to merge the SERP into the DCP. The plan allows participants to defer all or a portion of their directors’ fees and/or salary and annual bonuses, as applicable, and it permits participants to elect to contribute and defer all or any portion of their nonvested stock, restricted stock and stock awards. All deferrals to the participants’ accounts vest immediately; Company contributions vest according to the vesting schedules in the qualified plan and nonvested stock and restricted stock vests according to the schedule designated by the award. The Company makes matching and retirement contributions (currently equal to 6%) of compensation paid over the maximum allowed for qualified pension benefits, whether or not the employee elects to defer any compensation. The Deferred Compensation Plan does not have dollar limits on tax-deferred contributions. The assets of the Deferred Compensation Plan are held in a Rabbi Trust (“Trust”) and, therefore, are available to satisfy the claims of the Company’s creditors in the event of bankruptcy or insolvency of the Company. Participants have the right to request that their account balance be determined by reference to specified investment alternatives (with the exception of the portion of the account which consists of deferred nonvested and subsequently vested stock and restricted stock). With certain exceptions, these investment alternatives are the same alternatives offered to participants in the General Cable Retirement and Savings Plan for Salaried Associates. In addition, participants have the right to request that the Plan Administrator re-allocate the deferral among available investment alternatives; provided, however that the Plan Administrator is not required to honor such requests. Distributions from the plan are generally made upon the participants’ termination as a director and/or employee, as applicable, of the Company. Participants receive payments from the plan in cash, either as a lump sum payment or through equal annual installments from between one and ten years, except for the nonvested and subsequently vested stock and restricted stock, which the participants receive in shares of General Cable stock. The Company accounts for the Deferred Compensation Plan in accordance with EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested.”

Assets of the Trust, other than the nonvested and subsequently vested stock and restricted stock of the Company, are invested in funds covering a variety of securities and investment strategies, approximately 90% are invested in mutual funds and the remaining 10% are invested in a General Cable stock fund. Mutual funds available to participants are publicly quoted and reported at market value. The Company accounts for these investments as available-for-sale securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The Trust also holds nonvested and subsequently vested stock and restricted stock shares of the Company. The Company’s nonvested and subsequently vested and restricted stock that is held by the Trust has been accounted for in additional paid-in capital since the adoption of SFAS 123(R) on January 1, 2006, and prior to that date, had been accounted for in other shareholders’ equity in the consolidated balance sheet, and the market value of this nonvested and subsequently vested stock, restricted stock and stock awards was $23.5 million as of December 31, 2008 and $45.8 million as of December 31, 2007. The market value of the assets held by the Trust, exclusive of the market value of the shares of the Company’s nonvested and subsequently vested stock, restricted stock and stock awards, at December 31, 2008 and December 31, 2007 was $11.4 million and $18.2 million, respectively, and is classified as “other non-current assets” in the consolidated balance sheet. Amounts payable to the plan participants at December 31, 2008 and December 31, 2007, excluding the market value of the shares of the Company’s nonvested and subsequently vested stock and restricted stock, was $12.6 million and $21.1 million, respectively, and is classified as “other liabilities” in the consolidated balance sheet. The total aggregate net gain/loss in accumulated other comprehensive income was $1.4 million and $7.2 million as of December 31, 2008 and 2007, respectively. Additionally, the gross realized gain/loss included in the consolidated statement of operations was $6.8 million and $0.9 million for 2008 and 2007, respectively. The net unrealized holding gain/loss on available for sale securities included in accumulated other comprehensive income was $5.8 million and $0.8 million as of December 31, 2008 and 2007, respectively. The Company uses the specific identification method to determine the cost of the securities sold or reclassified out of accumulated other comprehensive income and into earnings.
In accordance with EITF 97-14, all market value fluctuations of the Trust assets, exclusive of the shares of nonvested and subsequently vested stock and restricted stock of the Company, have been reflected in other comprehensive income (loss). Increases or decreases in the market value of the deferred compensation liability, excluding the shares of nonvested and subsequently vested stock and restricted stock of the Company held by the Trust, are included as compensation expense in the consolidated statements of operations. Based on the changes in the total market value of the Trust’s assets, exclusive of the nonvested and subsequently vested stock and restricted stock, the Company recorded a net gain of $6.8 million in 2008 and net compensation expense of $0.6 million in 2007 and $2.9 million in 2006. See Note 14 for compensation costs recorded on nonvested and subsequently vested stock shares and restricted stock.
As a result of adopting SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements as discussed in Note 2, the components of accumulated other comprehensive income (loss) of $(157.2) million and $35.2 million as of December 31, 2008 and 2007, respectively, consisted of the following (in millions):

	December 31, 2008		December 31, 2007
	Company		Company
	common	Noncontrolling	common	Noncontrolling
	shareholders	interest	shareholders	interest
Foreign currency translation adjustment	$(18.8)	$(7.9)	$109.4	$(13.3)
Pension adjustments, net of tax	(51.7)	—	(22.2)	—
Change in fair value of derivatives, net of tax	(70.2)	(3.3)	(36.5)	(2.7)
Unrealized investment gains	1.4	—	7.2	—
Adoption of SFAS 158, net of tax	(7.0)	—	(7.0)	—
Other	0.3	—	0.3	—

Accumulated other comprehensive income (loss)	$(146.0)	$(11.2)	$51.2	$(16.0)

14. Share-Based Compensation
General Cable has various plans which provide for granting options and common stock to certain employees and independent directors of the Company and its subsidiaries. The Company recognizes compensation expense for share-based payments based on the fair value of the awards at the grant date in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”). The table below summarizes compensation expense for the Company’s non-qualified stock options, nonvested stock awards and performance-based nonvested stock awards based on the fair value method as estimated using the Black-Scholes valuation model for the years ended December 31, 2008, 2007 and 2006. The Company records compensation expense related to non-vested stock awards as a component of selling, general and administrative expense.

	Year Ended December 31
	2008	2007	2006
Non-qualified stock option expense	$4.8	$2.0	$1.1
Non-vested stock awards expense	4.2	3.5	2.5
Stock unit awards	1.6	0.5	—
Performance-based non-vested stock awards expense	—	0.3	1.3

Total pre-tax share-based compensation expense	$10.6	$6.3	$4.9

Excess tax benefit on share-based compensation (1)	$6.1	$11.1	$19.0

(1)	Cash inflows recognized as financing activities in the Company’s consolidated statement of cash flows.
During the years ended December 31, 2008, 2007 and 2006, cash received from stock option exercises was $2.2 million, $5.0 million and $22.7 million, respectively. The total tax benefit to be realized for tax deductions from these option exercises was $4.6 million, $7.4 million and $17.7 million, respectively. The $18.1 million and $32.5 million tax deductions for all share-based compensation for the years ended December 31, 2008 and 2007, respectively, includes $6.1 million and $11.1 million of excess tax benefits that are classified as a financing cash flow and would have been classified as an operating cash inflow prior to the adoption of SFAS 123(R). The Company has elected the alternative method, as discussed in SFAS 123(R)-3, to calculate the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123(R).
General Cable currently has share-based compensation awards outstanding under three plans. These plans allow the Company to fulfill its incentive award obligations generally by granting nonqualified stock options and nonvested stock awards. New shares are issued when nonqualified stock options are exercised and when non-vested stock awards are granted. There has been no material modifications made to these plans during the year ended December 31, 2008 or 2007. On May 10, 2005, the General Cable Corporation 2005 Stock Incentive Plan (“2005 Plan”) was approved and replaced the two previous equity compensation plans, the 1997 Stock Incentive Plan and the 2000 Stock Option Plan. The Compensation Committee of the Board of Directors will no longer grant any awards under the previous plans but will continue to administer awards which were previously granted under the 1997 and 2000 plans. The 2005 Plan authorized a maximum of 1,800 thousand shares to be granted. Shares reserved for future grants, including options, under the 2005 Plan, approximated 801 thousand at December 31, 2008.
The 2005 Stock Incentive Plan authorizes the following types of awards to be granted: (i) Stock Options (both Incentive Stock Options and Nonqualified Stock Options); (ii) Stock Appreciation Rights; (iii) Nonvested and Restricted Stock Awards; (iv) Performance Awards; and (v) Stock Units, as more fully described in the 2005 Plan. Each award is subject to such terms and conditions consistent with the 2005 Plan as determined by the Compensation Committee and as set forth in an award agreement and awards under the 2005 Plan were granted at not less than the closing market price on the date of grant.
The 2000 Stock Option Plan (“2000 Plan”), as amended, authorized a maximum of 1,500 thousand non-qualified options to be granted. No other forms of award were authorized under this plan. Stock options were granted to employees selected by the Compensation Committee of the Board or the Chief Executive Officer at prices which were not less than the closing market price on the date of grant. The Compensation Committee (or Chief Executive Officer) had authority to set all the terms of each grant.
The 1997 Stock Incentive Plan (“1997 Plan”) authorized a maximum of 4,725 thousand nonvested shares, options or units of common stock to be granted. Stock options were granted to employees selected by the Compensation Committee of the Board or the Chief Executive Officer at prices which were not less than the closing market price on the date of grant. The Compensation Committee (or Chief Executive Officer) had authority to set all the terms of each grant.

Stock Options
All options awarded under the 2005 Plan have a term of 10 years from the grant date. The majority of the options vest three years from grant date. The majority of the options granted under the 2000 Plan expire in 10 years and become fully exercisable ratably over three years of continued employment or become fully exercisable after three years of continued employment. The majority of the options granted under the 1997 Plan expire in 10 years and become fully exercisable ratably over three years of continued employment or become fully exercisable after three years of continued employment.
A summary of stock option activity for the year ended December 31, 2008, is as follows (options in thousands and aggregate intrinsic value in millions):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term	Value
Outstanding at December 31, 2007	888	$23.88
Granted	190	62.28
Exercised	(232)	9.92
Forfeited or Expired	(40)	55.02

Outstanding at December 31, 2008	806	35.40	6.6 years	$2.6

Exercisable at December 31, 2008	388	16.55	4.5 years	$2.6

Options expected to vest in the next twelve months	180	44.64	8.1 years	$—

During the years ended December 31, 2008, 2007 and 2006, the weighted average grant date fair value of options granted was $22.98, $24.76 and $12.75, respectively, the total intrinsic value of options exercised was $12.8 million, $19.4 million, and $50.9 million, respectively, and the total fair value of options vested during the periods was $1.8 million, $0.3 million, and $2.7 million, respectively. At December 31, 2008 and 2007, the total compensation cost related to nonvested options not yet recognized was $3.6 million and $4.4 million with a weighted average expense recognition period of 1.8 and 2.5 years, respectively.
The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model using the following weighted-average assumptions:

	Year Ended December 31
	2008	2007	2006
Risk-free interest rate(1)	2.4%	3.8%	4.7%
Expected dividend yield(2)	N/A	N/A	N/A
Expected option life(3)	3.8 years	3.9 years	4.6 years
Expected stock price volatility(4)	45.0%	47.5%	62.6%
Weighted average fair value of options granted	$22.98	$24.76	$12.75

(1)
Risk-free interest rate — This is the U.S. Treasury rate at the end of the period in which the option was granted having a term approximately equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

(2)
Expected dividend yield — The Company has not made any dividend payments on common stock since 2002 and it does not have plans to pay dividends on common stock in the foreseeable future. Any dividends paid in the future will decrease compensation expense.

(3)
Expected option life — This is the period of time over which the options granted are expected to remain outstanding and is based on historical experience. Options granted have a maximum term of ten years. An increase in expected life will increase compensation expense.

(4)
Expected stock price volatility — This is a measure of the amount by which a price has fluctuated or is expected to fluctuate. The Company uses actual historical changes in the market value of the Company’s stock to calculate the volatility assumption as it is management’s belief that this is the best indicator of future volatility. An increase in the expected volatility will increase compensation expense.

Additional information regarding options outstanding as of December 31, 2008 is as follows (options in thousands):

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Options	Exercise	Remaining	Options	Exercise
Option Prices	Outstanding	Price	Contractual Life	Exercisable	Price
$0 – $14	335.4	$10.04	4.4	335.4	$10.04
$14 – $28	99.1	$22.57	6.2	12.3	$19.77
$28 – $42	0.7	$31.98	7.3	0.3	$31.98
$42 – $56	84.5	$50.98	8.1	—	—
$56 – $70	287.2	$64.87	8.8	40.6	$69.29
Nonvested Stock
The majority of the nonvested stock and stock unit awards issued under the 2005 Plan are restricted as to transferability and salability with these restrictions being removed in equal annual installments over the five-year period following the grant date. The majority of the nonvested stock awards issued under the 1997 Plan are restricted as to transferability and salability with these restrictions expiring ratably over a three-year or five-year period, expiring after six years from the date of grant or expiring ratably from the second anniversary to the sixth anniversary of the date of grant. A minimal amount of immediately vesting restricted stock held by certain members of the Company’s Board of Directors in the Deferred Compensation Plan is included in this presentation as nonvested stock.
During the first quarter of 2001 and 2004, approximately 356 thousand and 341 thousand, respectively, nonvested common stock shares with performance accelerated vesting features were awarded to certain senior executives and key employees under the Company’s 1997 Stock Incentive Plan, as amended. The nonvested shares vest either six years from the date of grant or ratably from the second anniversary of the date of grant to the sixth anniversary unless certain performance criteria are met. The performance measure used to determine vesting is either the Company’s stock price or earnings per share. As of December 31, 2008, all shares issued with performance accelerated vesting features had fully vested and all related compensation costs had been recognized.
A summary of all nonvested stock and restricted stock units activity for the year ended December 31, 2008, is as follows (shares in thousands):

	Shares	Weighted Average Grant
	Outstanding	Date Fair Value
Balance At December 31, 2007	617	$32.88
Granted	93	48.61
Vested	(201)	20.39
Forfeited	(39)	46.76

Balance At December 31, 2008	470	$40.36

The weighted-average grant date fair value of all nonvested shares granted, the total fair value (in millions) of all nonvested shares granted, and the fair value (in millions) of all shares that have vested during each of the past three years is as follows:

	Year Ended December 31
	2008	2007	2006
Weighted-average grant date fair value	$48.61	$62.69	$25.95

Fair value of nonvested shares granted	$4.5	$13.1	$7.2

Fair value of shares vested	$4.1	$13.4	$7.7

As of December 31, 2008, there was $13.1 million of total unrecognized compensation cost related to all nonvested stock. The cost is expected to be recognized over a weighted average period of 3.3 years. There are 136 thousand nonvested stock and restricted stock units with a weighted average grant price of $31.42 and a fair value of $4.3 million expected to vest in 2009.

15. Earnings Per Common Share
As a result of adopting FSP EITF 03-6-1 on January 1, 2009, the Company retrospectively applied the two-class method of computing basic and diluted earnings per share. As discussed in Note 2, earnings per share — basic, before the adoption of FSP APB 14-1, decreased $0.04. $0.08 and $0.05 for the years ended December 31, 2008, 2007 and 2006, respectively. Historically and for the years ended December 31, 2008, 2007 and 2006, the Company did not declare, pay or otherwise accrue a dividend payable to the holders of the Company’s common stock or holders of unvested share-based payment awards (restricted stock). There was no impact on the Company’s Earnings per common share — assuming dilution computation.
A reconciliation of the numerator and denominator of earnings per common share-basic to earnings per common share-assuming dilution is as follows (in millions, except per share data):

	Year Ended December 31
	2008	2007	2006
	As Adjusted	As Adjusted	As Adjusted
Earnings per share — basic:
Net income attributable to Company common shareholders — for basic EPS computation(1)	$188.7	$191.2	$133.5

Weighted average shares outstanding for basic EPS computation(2,3)	52.6	52.2	51.0

Earnings per common share — basic(3)	$3.59	$3.66	$2.62

Earnings per share — assuming dilution:
Net income attributable to Company common shareholders	$188.7	$191.2	$133.5
Add: Preferred stock dividends on convertible stock	0.3	0.3	0.3

Net income attributable to Company common shareholders — for diluted EPS computation(1)	$189.0	$191.5	$133.8

Weighted average shares outstanding including nonvested shares	52.6	52.2	51.0
Dilutive effect of convertible bonds	—	1.5	—
Dilutive effect of stock options and restricted stock units	0.4	0.4	0.5
Dilutive effect of assumed conversion of preferred stock	0.4	0.5	0.5

Weighted average shares outstanding for diluted EPS computation(2)	53.4	54.6	52.0

Earnings per common share — assuming dilution	$3.54	$3.51	$2.57

(1)
Numerator — As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

(2)	Denominator

(3)
As a result of adopting FSP EITF 03-6-1 as discussed in Note 2, the denominator for the Earnings per share — basic computation includes outstanding unvested share-based payment awards (restricted stock) as of December 31, 2008, 2007 and 2006 of 0.4 million, 1.0 million and 1.0 million, respectively. Under the two-class method, Earnings per share — basic reflects undistributed earnings per share for both common stock and unvested share-based payment awards (restricted stock).

The Company was authorized by its Board of Directors on October 29, 2008 to institute a stock repurchase program for up to $100 million of common stock (incorporated by reference herein to Exhibit 10.55). The Company has repurchased 1.0 million common shares under terms of this program during the fourth quarter of 2008. Due to the timing of the repurchase, the above weighted average shares outstanding for basic EPS computation of 52.6 million reflects a reduction of weighted average shares outstanding of 125.0 thousand. In 2007 and 2006, the Company did not have a stock repurchase program and as a result did not repurchase any of its common stock.
As of January 1, 2006, 129,916 shares, or 6.28%, of the Series A preferred stock remained outstanding under the original terms of the Series A preferred stock issuance, and all shares of Series A preferred stock surrendered for conversion in the inducement offer were canceled and retired. See Note 13 above for additional discussion of the inducement offer. As of December 31, 2008, 76,233 shares of the Series A preferred stock remained outstanding under the original terms of the Series A preferred stock issuance.
The earnings per common share — assuming dilution computation also excludes the impact of an insignificant amount of stock options and restricted stock units in 2007 and 2006 because their impact was anti-dilutive. As of December 31, 2008, there were approximately 371 thousand stock options and restricted stock units excluded from the earnings per common share — assuming dilution computation because their impact was anti-dilutive.
Certain effects on diluted net income per common share may result in future periods as a result of the Company’s issuance of (i) $355.0 million in 0.875% Convertible Notes and the Company’s entry into note hedge and warrant agreements during the fourth quarter of 2006 and (ii) $475.0 million in 1.00% Senior Convertible Notes during the fourth quarter of 2007. See Note 9 for a description of the key terms of these transactions.

Under EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share”, and FSP APB 14-1, and because of the Company’s obligation to settle the par value of the 0.875% Convertible Notes and 1.00% Senior Convertible Notes in cash, the Company is not required to include any shares underlying the 0.875% Convertible Notes and 1.00% Senior Convertible Notes in its weighted average shares outstanding — assuming dilution until the average stock price per share for the quarter exceeds the $50.36 and $83.93 conversion price of the 0.875% Convertible Notes and 1.00% Senior Convertible Notes, respectively, and only to the extent of the additional shares that the Company may be required to issue in the event that the Company’s conversion obligation exceeds the principal amount of the 0.875% Convertible Notes and the 1.00% Senior Convertible Notes.
Regarding the 0.875% Convertible Notes, the average stock price threshold conditions had not been met as of December 31, 2008. At any such time in the future the threshold conditions are met, only the number of shares issuable under the “treasury” method of accounting for the share dilution would be included in the Company’s earning per share — assuming dilution calculation, which is based upon the amount by which the average stock price exceeds the conversion price. In addition, shares underlying the warrants will be included in the weighted average shares outstanding — assuming dilution when the average stock price per share for a quarter exceeds the $76.00 strike price of the warrants, and shares underlying the note hedges, per the guidance in SFAS 128, Earnings per Share, will not be included in the weighted average shares outstanding — assuming dilution because the impact of the shares will always be anti-dilutive.
The following tables provides examples of how changes in the Company’s stock price would require the inclusion of additional shares in the denominator of the weighted average shares outstanding — assuming dilution calculation for the 0.875% Convertible Notes. The table also reflects the impact on the number of shares that the Company would expect to issue upon concurrent settlement of the 0.875% Convertible Notes and the note hedges and warrants.

			Total Treasury		Incremental Shares
	Shares Underlying		Method	Shares Due to the	Issued by the
	0.875% Convertible	Warrant	Incremental	Company under	Company upon
Share Price	Notes	Shares	Shares(1)	Note Hedges	Conversion(2)
$50.36	—	—	—	—	—
$60.36	1,167,502	—	1,167,502	(1,167,502)	—
$70.36	2,003,400	—	2,003,400	(2,003,400)	—
$80.36	2,631,259	382,618	3,013,877	(2,631,259)	382,618
$90.36	3,120,150	1,120,363	4,240,513	(3,120,150)	1,120,363
$100.36	3,511,614	1,711,088	5,222,702	(3,511,614)	1,711,088
1)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. GAAP.

2)	Represents the number of incremental shares to be issued by the Company upon conversion of the 0.875% Convertible Notes, assuming concurrent settlement of the note hedges and warrants.
Regarding the 1.00% Senior Convertible Notes, the average stock price threshold conditions had not been met as of December 31, 2008. At any such time in the future the threshold conditions are met, only the number of shares issuable under the “treasury” method of accounting for the share dilution would be included in the Company’s earning per share — assuming dilution calculation, which is based upon the amount by which the average stock price exceeds the conversion price.
The following tables provides examples of how changes in the Company’s stock price would require the inclusion of additional shares in the denominator of the weighted average shares outstanding — assuming dilution calculation for the 1.00% Senior Convertible Notes.

	Shares Underlying	Total Treasury
	1.00% Senior	Method Incremental
Share Price	Convertible Notes	Shares(1)
$83.93	—	—
$93.93	602,288	602,288
$103.93	1,088,861	1,088,861
$113.93	1,490,018	1,490,018
$123.93	1,826,436	1,826,436
$133.93	2,112,616	2,112,616

1)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. GAAP.

16. Segment Information
During the fourth quarter of 2007, General Cable announced a change in the management reporting structure that resulted in a change in the Company’s reportable segments. The Company now conducts its operations through three geographic operating segments — North America, Europe and North Africa, and ROW, which consists of operations in Latin America, Sub-Saharan Africa, Middle East and Asia Pacific. The Company’s operating segments align with the structure of the Company’s internal management organization. All three segments engage in the development, design, manufacturing, marketing and distribution of copper, aluminum, and fiber optic communication, electric utility and electrical infrastructure wire and cable products. In addition to the above products, the ROW segment and the Europe and North Africa segment develops, designs, manufactures, markets and distributes construction products and the ROW segment develops, designs, manufactures, markets and distributes rod mill wire and cable products.
General Cable has reclassified prior year segment disclosures to conform to the new segment presentation. The change represents only reclassifications between segments and does not change the Company’s consolidated net sales, operating income, identifiable assets, capital expenditures and depreciation expense as reported in previous quarterly and annual filings. The effects of the segment change on previously reported historical results are included in this footnote.
Net revenues as shown below represent sales to external customers for each segment. Intercompany revenues have been eliminated. The Company evaluates segment performance and allocates resources based on segment operating income. Segment operating income represents income from continuing operations before interest income, interest expense, other income (expense), other financial costs or income tax.
Corporate assets include cash, deferred income taxes, certain property, including property held for sale and prepaid expenses and other certain current and non-current assets. The property held for sale consists of real property remaining from the Company’s closure of certain manufacturing operations in the amount of $2.4 million as of December 31, 2006. The amount of property held for sale as of December 31, 2008 and 2007 was immaterial.

	Year Ended December 31
(in millions)	2008	2007	2006
Net sales:
North America	$2,178.7	$2,243.7	$2,058.6
Europe and North Africa	2,175.3	1,939.7	1,446.8
ROW	1,876.1	431.4	159.7

Total	$6,230.1	$4,614.8	$3,665.1

Operating Income:
North America	$122.5	$179.4	$128.9
Europe and North Africa	162.2	162.4	101.9
ROW	136.7	24.3	5.1

Total	$421.4	$366.1	$235.9

Total Assets:
North America	$760.1	$784.9	$728.7
Europe and North Africa	1,493.3	1,379.5	985.1
ROW	1,414.6	1,380.8	94.8
Corporate(1)	168.4	220.4	406.7

Total(1)	$3,836.4	$3,765.6	$2,215.3

Capital Expenditures:
North America	$52.3	$41.9	$23.5
Europe and North Africa	106.0	97.7	44.6
ROW	59.5	14.0	3.0

Total	$217.8	$153.6	$71.1

Depreciation Expense:
North America	$29.7	$29.0	$28.6
Europe and North Africa	29.7	22.0	14.5
ROW	16.1	4.8	2.4
Corporate	—	—	—

Total	$75.5	$55.8	$45.5

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

Revenues by Major Product Lines Revenues to external customers are attributable to sales of electric utility, electrical infrastructure, construction, communications and rod mill wire product lines.

	Year Ended December 31
(in millions)	2008	2007	2006
Electric Utility	$2,120.9	$1,665.2	$1,366.9
Electrical Infrastructure	1,626.6	1,234.1	907.1
Construction	1,439.5	872.5	662.9
Communications	827.5	807.0	728.2
Rod Mill Products	215.6	36.0	—

Total	$6,230.1	$4,614.8	$3,665.1

Geographic Information The following table presents net sales to unaffiliated customers by country of destination for the last three years and long-lived assets by country as of December 31:

	Net Sales			Long-lived Assets
	Year Ended December 31			Year Ended December 31
(in millions)	2008	2007	2006	2008(1)	2007(1)	2006(1)
United States	$1,938.4	$1,933.5	$1,778.7	$252.8	$214.5	$218.4
Spain	772.5	820.9	681.2	192.9	187.7	143.5
France	535.5	546.5	400.8	97.8	65.0	29.5
Others	2,983.7	1,313.9	804.4	821.3	732.6	94.6

Total	$6,230.1	$4,614.8	$3,665.1	$1,364.8	$1,199.8	$486.0

(1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.
The following summary of net sales, operating profit and identifiable assets by year for North America, Europe and North Africa and ROW, Europe and North Africa and ROW illustrates the segment contribution by quarter as it relates to the change in reportable segments (in millions). Identifiable assets in the tables below have been adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.
2008

Net Sales	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
North America	$540.7	$628.6	$578.2	$431.2	$2,178.7
Europe and North Africa	553.3	600.3	537.0	484.7	2,175.3
ROW	474.4	513.9	510.8	377.0	1,876.1

Operating Profit	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total

North America	$31.2	$32.5	$33.9	$24.9	$122.5
Europe and North Africa	49.1	49.1	36.6	27.4	162.2
ROW	35.0	49.0	43.3	9.4	136.7

	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Identifiable Assets	As Adjusted	As Adjusted	As Adjusted	As Adjusted

North America	$883.8	$920.5	$888.6	$760.1
Europe and North Africa	1,543.0	1,838.2	1,658.6	1,493.3
ROW	1,512.0	1,586.8	1,586.9	1,414.6
Corporate	222.3	218.6	166.7	168.4

2007

Net Sales	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
North America	$545.1	$615.2	$583.4	$500.0	$2,243.7
Europe and North Africa	426.0	506.7	493.9	513.1	1,939.7
ROW	38.1	50.6	58.0	284.7	431.4

Operating Profit	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total

North America	$46.8	$56.7	$51.0	$24.9	$179.4
Europe and North Africa	39.3	42.3	36.8	44.0	162.4
ROW	5.0	4.0	4.5	10.8	24.3

	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Identifiable Assets	As Adjusted	As Adjusted	As Adjusted	As Adjusted

North America	$829.9	$880.5	$863.4	$784.9
Europe and North Africa	1,028.1	1,273.3	1,363.9	1,380.0
ROW	104.9	123.3	125.8	1,386.1
Corporate	365.6	400.5	422.7	220.4
2006

Net Sales	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
North America	$464.2	$579.5	$535.7	$479.2	$2,058.6
Europe and North Africa	307.4	368.8	368.5	402.1	1,446.8
ROW	32.7	38.8	44.2	44.0	159.7

Operating Profit	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total

North America	$20.2	$41.9	$36.4	$30.4	$128.9
Europe and North Africa	22.3	27.7	27.4	24.5	101.9
ROW	(0.3)	0.8	2.0	2.6	5.1

Identifiable Assets	Quarter 1	Quarter 2	Quarter 3	Quarter 4

				As Adjusted
North America	$711.2	$772.9	$770.6	$728.7
Europe and North Africa	694.8	814.8	944.8	985.1
ROW	66.0	75.9	81.8	94.8
Corporate	158.0	160.5	162.6	406.7
17. Commitments and Contingencies
Environmental Matters
The Company is subject to a variety of federal, state, local and foreign laws and regulations covering the storage, handling, emission and discharge of materials into the environment, including CERCLA, the Clean Water Act, the Clean Air Act (including the 1990 amendments) and the Resource Conservation and Recovery Act.
The Company’s subsidiaries in the United States have been identified as potentially responsible parties with respect to several sites designated for cleanup under CERCLA or similar state laws, which impose liability for cleanup of certain waste sites and for related natural resource damages without regard to fault or the legality of waste generation or disposal. Persons liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the disposal of hazardous substances found at those sites. Although CERCLA imposes joint and several liability on all potentially responsible parties, in application, the potentially responsible parties typically allocate the investigation and cleanup costs based upon, among other things, the volume of waste contributed by each potentially responsible party.
Settlements can often be achieved through negotiations with the appropriate environmental agency or the other potentially responsible parties. Potentially responsible parties that contributed small amounts of waste (typically less than 1% of the waste) are often given the opportunity to settle as “de minimus” parties, resolving their liability for a particular site. The Company does not own or operate any of the waste sites with respect to which it has been named as a potentially responsible party by the government. Based on the Company’s review and other factors, it believes that costs to the Company relating to environmental clean-up at these sites will not have a material adverse effect on its results of operations, cash flows or financial position.
In the transaction with Wassall PLC in 1994, American Premier Underwriters, Inc. agreed to indemnify the Company against liabilities (including all environmental liabilities) arising out of the Company’s or the Company’s predecessors’ ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested by the predecessor prior to the 1994 Wassall transaction), without limitation as to time or amount. American Premier also agreed to indemnify the Company against 662/3% of all other environmental liabilities arising out of the Company’s or the Company’s predecessors’ ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million, which were identified during the seven-year period ended June 2001. Indemnifiable environmental liabilities through June 2001 were substantially below that threshold. In addition, the Company also has claims against third parties with respect to some of these liabilities.

At December 31, 2008 and 2007, General Cable had an accrued liability of approximately $1.1 million and $1.8 million, respectively, for various environmental-related liabilities of which General Cable is aware. American Premier Underwriters Inc., a former parent of General Cable, agreed to indemnify General Cable against all environmental-related liabilities arising out of General Cable’s or its predecessors’ ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested by General Cable), without limitation as to time or amount. While it is difficult to estimate future environmental-related liabilities accurately, General Cable does not currently anticipate any material adverse impact on its results of operations, financial position or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above.
During 1999, the Company acquired the worldwide energy cable and cable systems business of Balfour Beatty plc, previously known as BICC plc. As part of this acquisition, the seller agreed to indemnify the Company against environmental liabilities existing at the date of the closing of the purchase of the business. The indemnity was for an eight-year period that ended in 2007, while the Company operates the businesses, subject to certain sharing of losses (with BICC plc covering 95% of losses in the first three years, 80% in years four and five and 60% in the remaining three years). The indemnity is also subject to the overall indemnity limit of $150 million, which applies to all warranty and indemnity claims in the transaction. In addition, BICC plc assumed responsibility for cleanup of certain specific conditions at various sites operated by the Company and cleanup is mostly complete at these sites. In the sale of the businesses to Pirelli in August 2000, the Company generally indemnified Pirelli against any environmental liabilities on the same basis as BICC plc indemnified it in the earlier acquisition. However, the indemnity the Company received from BICC plc relating to the European businesses sold to Pirelli terminated upon the sale of those businesses to Pirelli. In addition, the Company generally indemnified Pirelli against other claims relating to the prior operation of the business. Pirelli has asserted claims under this indemnification. The Company is continuing to investigate and defend against these claims and believes that the reserves currently included in the Company’s balance sheet are adequate to cover any obligations it may have.
In connection with the sale of certain business to Southwire Company in 2001, the Company has agreed to indemnify Southwire Company against certain environmental liabilities arising out of the operation of the business it sold to Southwire. The indemnity is for a ten-year period from the closing of the sale, which ends in the fourth quarter of 2011, and is subject to an overall limit of $20 million. At this time, there are no claims outstanding under this indemnity.
As part of the acquisition of Silec, SAFRAN SA agreed to indemnify General Cable against environmental losses arising from breach of representations and warranties on environmental law compliance and against losses arising from costs General Cable could incur to remediate property acquired based on a directive of the French authorities to rehabilitate property in regard to soil, water and other underground contamination arising before the closing date of the purchase. These indemnities are for a six-year period ending in 2011 while General Cable operates the businesses subject to sharing of certain losses (with SAFRAN covering 100% of losses in year one, 75% in years two and three, 50% in year four, and 25% in years five and six). The indemnities are subject to an overall limit of 4.0 million euros. As of December 31, 2008, there were no claims outstanding under this indemnity.
In addition, Company subsidiaries have been named as defendants in lawsuits alleging exposure to asbestos in products manufactured by the Company. As of December 31, 2008, General Cable was a defendant in approximately 34,730 cases brought in various jurisdictions throughout the United States. With regards to the approximately 1,241 remaining cases, General Cable has aggressively defended these cases based upon either lack of product identification as to General Cable manufactured asbestos-containing product and/or lack of exposure to asbestos dust from the use of General Cable product. In the last 20 years, General Cable has had no cases proceed to verdict. In many of the cases, General Cable was dismissed as a defendant before trial for lack of product identification.
For cases outside the Multidistrict Litigation (“MDL”) as of December 31, 2008, Plaintiffs have asserted monetary damages in 300 cases. In 153 of these cases, plaintiffs allege only damages in excess of some dollar amount (about $217.0 thousand per plaintiff); in these cases there are no claims for specific dollar amounts requested as to any defendant. In 142 other cases pending in state and federal district courts (outside the MDL), plaintiffs seek approximately $349.0 million in damages from as many as 110 defendants. In five cases, plaintiffs have asserted damages related to General Cable in the amount of $2.1 million. In addition, in relation to these 300 cases, there are claims of $168.0 million in punitive damages from all of the defendants. However, many of the plaintiffs in these cases allege non-malignant injuries. At December 31, 2008 and 2007, General Cable had accrued, on a gross basis, approximately $5.0 million and $5.2 million, respectively, and had recorded approximately $0.5 million, respectively, of insurance recoveries for these lawsuits. The net amount of $4.5 million and $4.7 million, as of December 31, 2008 and 2007, respectively, represents the Company’s best estimate in order to cover resolution of future asbestos-related claims.

In January 1994, General Cable entered into a settlement agreement with certain principal primary insurers concerning liability for the costs of defense, judgments and settlements, if any, in all of the asbestos litigation described above. Subject to the terms and conditions of the settlement agreement, the insurers are responsible for a substantial portion of the costs and expenses incurred in the defense or resolution of this litigation. In recent years one of the insurers participating in the settlement that was responsible for a significant portion of the contribution under the settlement agreement entered into insurance liquidation proceedings. As a result, the contribution of the insurers has been reduced and the Company has had to bear a larger portion of the costs relating to these lawsuits. Moreover, certain of the other insurers may be financially unstable, and if one or more of these insurers enter into insurance liquidation proceedings, General Cable will be required to pay a larger portion of the costs incurred in connection with these cases. In 2006, the Company reached an approximate $3.0 million settlement in cash for the resolution of one of these insurers’ obligations that effectively exhausted the limits of the insurance Company’s policies that were included in the 1994 settlement agreement.
In 2007, the Company acquired the worldwide wire and cable business of Freeport-McMoRan Copper and Gold Inc., which operates as PDIC. As part of this acquisition, the seller agreed to indemnify the Company for certain environmental liabilities existing at the date of the closing of the acquisition. The seller’s obligation to indemnify the Company for these particular liabilities generally survives four years from the date the parties executed the definitive purchase agreement unless the Company has properly notified the seller before the expiry of the four year period. The seller also made certain representations and warranties related to environmental matters and the acquired business and agreed to indemnify the Company for breaches of those representation and warranties for a period of four years from the closing date. Indemnification claims for breach of representations and warranties are subject to an overall indemnity limit of approximately $105 million with a deductible of $5.0 million, which generally applies to all warranty and indemnity claims for the transaction.
The Company does not believe that the outcome of the litigation will have a material adverse effect on its consolidated results of operations, financial position or cash flows.
Other Matters
General Cable is also involved in various routine legal proceedings and administrative actions. Such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on its result of operations, cash flows or financial position.
The General Cable Executive Severance Benefit Plan (“Severance Plan”), effective January 1, 2008, applicable to the Company’s executive officers includes a change in control provision such that the executives may receive payments or benefits in accordance with the Severance Plan to the extent that both a change of control and a triggering event, each as defined in the Severance Plan, occur. Unless there are circumstances of ineligibility, as defined, the Company must provide payments and benefits upon both a change in control and a triggering event. The information is included in the definitive Proxy Statement which General Cable intends to file with the Securities and Exchange Commission within 120 days after December 31, 2008, and is incorporated herein by reference, as discussed in Item 13: Certain Relationships and Related Transactions.
General Cable has entered into various leases related principally to certain administrative, manufacturing and distribution facilities and transportation equipment. Future minimum rental payments required under non-cancelable lease agreements at December 31, 2008 were as follows: 2009 — $16.4 million, 2010 — $9.5 million, 2011 — $6.0 million, 2012 — $3.1 million, 2013 — $1.8 million and thereafter $5.0 million. Rental expense recorded in income from continuing operations was $19.1 million, $14.4 million and $11.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.
As of December 31, 2008, the Company had $152.6 million in letters of credit, $151.3 million in various performance bonds and $462.0 million in other guarantees. These letters of credit, performance bonds and guarantees are periodically renewed and are generally related to risk associated with self insurance claims, defined benefit plan obligations, contract performance and quality and other various bank financing guarantees.
18. Unconsolidated Affiliated Companies
Unconsolidated affiliated companies are those in which the Company generally owns less than 50 percent of the outstanding voting shares. The Company does not control these companies and accounts for its investments in them on the equity basis. The unconsolidated affiliated companies primarily manufacture or market wire and cable products in our ROW segment. As of December 31, 2008 and 2007, the Company has recorded on its consolidated balance sheets an investment in unconsolidated affiliated companies of $7.5 million and $29.5 million, respectively. The Company’s share of the income of these companies is reported in the consolidated statements of operations under “Equity in net earnings of affiliated companies.” In 2008 and 2007, equity in net earnings of affiliated companies was $4.6 million and $0.4 million, respectively. Equity in earnings of affiliated companies in 2006 was immaterial. As of December 31, 2008, the Company’s ownership percentage were as follows: PTDL Trading Company Ltd. 49%, Colada Continua Chilean, S.A. 41%, Keystone Electric Wire & Cable Co., Ltd. 20% and Thai Copper Rod Company Ltd. 18%.

19. Fair Value Disclosure
Effective January 1, 2008, the Company adopted SFAS 157 (See Note 2 above for FSP No. 157-2 discussion), which provides a framework for measuring fair value. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also eliminated the deferral of gains and losses at inception of certain derivative contracts whose fair value was not evidenced by market observable data. SFAS 157 requires that the impact of this change in accounting for derivative contracts be recorded as an adjustment to beginning retained earnings in the period of adoption. There was no impact on the beginning balance of retained earnings as a result of adopting SFAS 157 because the Company held no financial instruments in which a gain or loss at inception was deferred. The Company also adopted SFAS 159 on January 1, 2008. SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities. There was no impact on the Company’s financial statement as a result of adopting SFAS 159 because the Company did not elect to apply the fair value option to any eligible financial assets or financial liabilities at that time.
The Company determined the fair market values of its financial instruments based on the fair value hierarchy established in SFAS 157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair values which are provided in Note 2. The Company carries available-for-sale (AFS) marketable equity securities held in rabbi trust as part of the Company’s deferred compensation plan and derivative assets and liabilities at fair value.
AFS marketable equity securities are recorded at fair value, which are based on quoted market prices. The fair values of derivative assets and liabilities traded in the over-the-counter market are determined using quantitative models that require the use of multiple market inputs including interest rates, prices and indices to generate pricing and volatility factors, which are used to value the position. The predominance of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are unobservable, in which case interest rate, price or index scenarios are extrapolated in order to determine the fair value. The fair values of derivative assets and liabilities include adjustments for market liquidity, counterparty credit quality, Company’s own credit standing and other specific factors, where appropriate. To ensure the prudent application of estimates and management judgment in determining the fair value of derivative assets and liabilities, various processes and controls have been adopted, which include: model validation that requires a review and approval for pricing, financial statement fair value determination and risk quantification; periodic review and substantiation of profit and loss reporting for all derivative instruments. Financial assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2008
	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Fair Value
Assets:
Derivative assets	$—	$1.7	$—	$1.7
Available-for-sale securities(1)	11.4	—	—	11.4

Total Assets	$11.4	$1.7	$—	$13.1

Liabilities:
Derivative liabilities	$—	$86.7	$—	$86.7

Total liabilities	$—	$86.7	$—	$86.7

(1)
Available-for-sale securities are held in rabbi trust as part of the Company’s deferred compensation plan and are accounted for in accordance with EITF 97-14, see Note 10 to the consolidated financial statements.

At the time of the adoption of SFAS 157, there were no financial assets or financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3). Similarly, as a result of FSP No. 157-2, there were no nonfinancial assets or nonfinancial liabilities measured at fair value on a non-recurring basis.

20. Quarterly Operating Results (Unaudited)
The interim financial information is unaudited. In the opinion of management, the interim financial information reflects all adjustments necessary for a fair presentation of quarterly financial information. Quarterly results have been influenced by seasonal factors inherent in General Cable’s businesses. The sum of the quarters’ earnings per share amounts may not add to full year earnings per share because each quarter is calculated independently, and the sum of the quarters’ other figures may not add to the full year because of rounding. Summarized historical quarterly financial data for 2008 and 2007 are set forth below (in millions, except per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	As Adjusted	As Adjusted	As Adjusted	As Adjusted
2008
Net sales	$1,568.4	$1,742.8	$1,626.0	$1,292.9
Gross profit	212.7	227.3	209.8	152.6
Net income attributable to Company common shareholders — for diluted EPS computation(1)(2)	59.1	68.7	50.6	10.7
Net income attributable to Company common shareholders(2)	59.0	68.6	50.5	10.6
Earnings per common share — basic(3)	$1.12	$1.30	$0.96	$0.20
Earnings per common share — assuming dilution	$1.08	$1.24	$0.94	$0.20
2007
Net sales	$1,009.2	$1,172.5	$1,135.3	$1,297.8
Gross profit	159.8	173.1	163.5	166.3
Net income attributable to Company common shareholders — for diluted EPS computation(1)(2)	34.6	59.4	57.8	39.8
Net income attributable to Company common shareholders(2)	34.5	59.3	57.7	39.7
Earnings per common share — basic(3)	$0.66	$1.14	$1.10	$0.76
Earnings per common share — assuming dilution	$0.65	$1.09	$1.05	$0.72

(1)	Represents net income attributable to Company common shareholders before preferred stock dividend.

(2)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

(3)
As adjusted for FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Note 2 of the Consolidated Financial Statements for additional information.

21. Supplemental Guarantor and Parent Company Condensed Financial Information
General Cable Corporation and its U.S. wholly-owned subsidiaries fully and unconditionally guarantee the $475 million of 1.00% Senior Convertible Notes, the $355.0 million of 0.875% Convertible Notes and the $325 million of 7.125% Senior Notes due in 2017 and Senior Floating Rate Notes of General Cable Corporation (the Parent) on a joint and several basis. The following presents financial information about the Parent, guarantor subsidiaries and non-guarantor subsidiaries in millions. All of the Company’s subsidiaries are “restricted subsidiaries” for purposes of the 1.00% Senior Convertible Notes and 0.875% Convertible Notes. Intercompany transactions are eliminated.
CONDENSED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2008

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales:
Customers	$—	$2,142.1	$4,088.0	$—	$6,230.1
Intercompany	59.4	2.4	49.1	(110.9)	—

	59.4	2,144.5	4,137.1	(110.9)	6,230.1
Cost of sales	—	1,884.2	3,592.6	(49.1)	5,427.7

Gross profit	59.4	260.3	544.5	(61.8)	802.4
Selling, general and administrative expenses	48.6	145.6	248.6	(61.8)	381.0

Operating income	10.8	114.7	295.9	—	421.4
Other income (expense)	0.5	(0.6)	(27.1)	—	(27.2)
Interest income (expense):
Interest expense	(70.2)	(77.1)	(52.1)	95.3	(104.1)
Interest income	72.3	23.6	11.7	(95.3)	12.3

	2.1	(53.5)	(40.4)	—	(91.8)

Income before income taxes	13.4	60.6	228.4	—	302.4
Income tax provision	(10.7)	(34.1)	(60.1)	—	(104.9)
Equity in earnings of affiliated companies	195.2	172.9	0.4	(363.9)	4.6

Net income including noncontrolling interest	197.9	199.4	168.7	(363.9)	202.1

Less: preferred stock dividends	0.3	—	—	—	0.3
Less: net income attributable to noncontrolling interest	—	—	13.1	—	13.1

Net income (loss) applicable to Company common shareholders	$197.6	$199.4	$155.6	$(363.9)	$188.7

CONDENSED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales:
Customers	$—	$2,208.5	$2,406.3	$—	$4,614.8
Intercompany	48.7	—	—	(48.7)	—

	48.7	2,208.5	2,406.3	(48.7)	4,614.8
Cost of sales	—	1,887.7	2,064.4	—	3,952.1

Gross profit	48.7	320.8	341.9	(48.7)	662.7
Selling, general and administrative expenses	44.5	144.1	156.7	(48.7)	296.6

Operating income	4.2	176.7	185.2	—	366.1
Other income (expense)	1.2	0.2	(4.8)	—	(3.4)
Interest income (expense):
Interest expense	(52.2)	(68.0)	(17.9)	70.8	(67.3)
Interest income	74.7	5.5	9.4	(70.8)	18.8
Loss on extinguishment of debt	(25.3)	—	—	—	(25.3)

	(2.8)	(62.5)	(8.5)	—	(73.8)

Income before income taxes	2.6	114.4	171.9	—	288.9
Income tax provision	(6.0)	(41.0)	(50.6)	—	(97.6)
Equity in earnings of affiliated companies	195.1	121.7	0.4	(316.8)	0.4

Net income including noncontrolling interest	191.7	195.1	121.7	(316.8)	191.7

Less: preferred stock dividends	0.3	—	—	—	0.3
Less: net income attributable to noncontrolling interest	—	—	0.2	—	0.2

Net income (loss) applicable to Company common shareholders	$191.4	$195.1	$121.5	$(316.8)	$191.2

CONDENSED STATEMENTS OF OPERATIONS
Year Ended December 31, 2006

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales:
Customers	$—	$2,028.1	$1,637.0	$—	$3,665.1
Intercompany	50.1	—	—	(50.1)	—

	50.1	2,028.1	1,637.0	(50.1)	3,665.1
Cost of sales	—	1,774.6	1,419.5	—	3,194.1

Gross profit	50.1	253.5	217.5	(50.1)	471.0
Selling, general and administrative expenses	46.1	133.3	105.8	(50.1)	235.1

Operating income	4.0	120.2	111.7	—	235.9
Other expense	—	(0.3)	0.2	—	(0.1)
Interest income (expense):
Interest expense	(28.9)	(61.6)	(8.6)	58.0	(41.1)
Interest income	55.9	1.3	5.2	(58.0)	4.4

	27.0	(60.3)	(3.4)	—	(36.7)

Income before income taxes	31.0	59.6	108.5	—	199.1
Income tax (provision) benefit	(12.1)	(20.1)	(33.1)	—	(65.3)
Equity in earnings of affiliated companies	114.9	75.4	—	(190.3)	—

Net income including noncontrolling interest	133.8	114.9	75.4	(190.3)	133.8
Less: preferred stock dividends	0.3	—	—	—	0.3

Net income (loss) applicable to Company common shareholders	$133.5	$114.9	$75.4	$(190.3)	$133.5

Condensed Balance Sheets
December 31, 2008

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash	$2.3	$28.1	$252.2	$—	$282.6
Receivables, net of allowances	—	211.9	820.1	—	1,032.0
Inventories	—	269.0	684.2	—	953.2
Deferred income taxes	7.0	90.8	34.5	—	132.3
Prepaid expenses and other	(1.4)	21.4	51.5	—	71.5

Total current assets	7.9	621.2	1,842.5	—	2,471.6

Property, plant and equipment, net	0.6	203.4	676.9	—	880.9
Deferred income taxes	26.4	(1.5)	31.1	—	56.0
Intercompany accounts	1,037.3	413.1	21.3	(1,471.7)	—
Investment in subsidiaries	774.0	982.2	—	(1,756.2)	—
Goodwill	—	0.9	171.0	—	171.9
Intangible assets, net	—	0.7	201.1	—	201.8
Unconsolidated affiliated companies	—	1.9	5.6	—	7.5
Other non-current assets	17.3	20.0	9.4	—	46.7

Total assets	$1,863.5	$2,241.9	$2,958.9	$(3,227.9)	$3,836.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$119.9	$637.3	$—	$757.2
Accrued liabilities	(19.4)	125.3	317.4	—	423.3
Current portion of long-term debt	—	1.0	229.5	—	230.5

Total current liabilities	(19.4)	246.2	1,184.2	—	1,411.0

Long-term debt	962.4	10.2	50.9	—	1,023.5
Deferred income taxes	37.2	(3.7)	100.1	—	133.6
Intercompany accounts	—	1,058.6	413.1	(1,471.7)	—
Other liabilities	12.3	160.8	103.1	—	276.2

Total liabilities	992.5	1,472.1	1,851.4	(1,471.7)	2,844.3

Total shareholders’ equity (deficit)	871.0	769.8	986.4	(1,756.2)	871.0

Noncontrolling interest	—	—	121.1	—	121.1

Total liabilities and shareholders’ equity	$1,863.5	$2,241.9	$2,958.9	$(3,227.9)	$3,836.4

Condensed Balance Sheets
December 31, 2007

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash	$7.2	$13.2	$305.3	$—	$325.7
Receivables, net of allowances	—	241.1	880.3	—	1,121.4
Inventories	—	301.4	627.4	—	928.8
Deferred income taxes	4.5	88.0	31.1	—	123.6
Prepaid expenses and other	0.7	33.4	32.2	—	66.3

Total current assets	12.4	677.1	1,876.3	—	2,565.8

Property, plant and equipment, net	0.7	185.4	552.7	—	738.8
Deferred income taxes	(20.6)	21.1	21.5	—	22.0
Intercompany accounts	944.2	487.7	305.1	(1,737.0)	—
Investment in subsidiaries	857.4	930.8	—	(1,788.2)	—
Goodwill	—	—	116.1	—	116.1
Intangible assets, net	—	0.7	236.0	—	236.7
Unconsolidated affiliated companies	—	—	29.5	—	29.5
Other non-current assets	23.4	25.3	8.0	—	56.7

Total assets	$1,817.5	$2,328.1	$3,145.2	$(3,525.2)	$3,765.6

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$133.3	$804.0	$—	$937.3
Accrued liabilities	(15.1)	121.9	290.5	—	397.3
Current portion of long-term debt	246.5	1.0	144.9	—	392.4

Total current liabilities	231.4	256.2	1,239.4	—	1,727.0

Long-term debt	678.6	71.4	26.5	—	776.5
Deferred income taxes	22.2	—	118.5	—	140.7
Intercompany accounts	0.5	1,042.3	694.2	(1,737.0)	—
Other liabilities	12.2	100.8	77.0	—	190.0

Total liabilities	944.9	1,470.7	2,155.6	(1,737.0)	2,834.2

Minority interests in consolidated subsidiaries	872.6	857.4	930.8	(1,788.2)	872.6

Total shareholders’ equity (deficit)	—	—	58.8	—	58.8

Total liabilities and shareholders’ equity	$1,817.5	$2,328.1	$3,145.2	$(3,525.2)	$3,765.6

Condensed Statements of Cash Flows
Year Ended December 31, 2008

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Net cash flows of operating activities	$30.4	$123.2	$75.8	$—	$229.4

Cash flows of investing activities:
Capital expenditures	—	(51.5)	(166.3)	—	(217.8)
Acquisitions, net of cash acquired	—	(19.0)	(31.3)	—	(50.3)
Proceeds from properties sold	—	2.7	3.5	—	6.2
Intercompany accounts	(33.1)	—	—	33.1	—
Other, net	—	(1.4)	—	—	(1.4)

Net cash flows of investing activities	(33.1)	(69.2)	(194.1)	33.1	(263.3)

Cash flows of financing activities:
Dividends paid	1.2	—	(1.5)	—	(0.3)
Excess tax benefits from stock-based compensation	6.0	—	—	—	6.0
Intercompany accounts	—	22.4	10.7	(33.1)	—
Proceeds from revolving credit borrowings	—	124.7	—	—	124.7
Repayments of revolving credit borrowings	—	(184.7)	—	—	(184.7)
Proceeds (repayments) of other debt	—	(1.1)	94.4	—	93.3
Purchase of treasury shares	(11.7)	—	—	—	(11.7)
Proceeds from exercise of stock options	2.3	—	—	—	2.3

Net cash flows of financing activities	(2.2)	(38.7)	103.6	(33.1)	29.6

Effect of exchange rate changes on cash and cash equivalents	—	(0.4)	(38.4)	—	(38.8)

Increase in cash and cash equivalents	(4.9)	14.9	(53.1)	—	(43.1)
Cash and cash equivalents — beginning of period	7.2	13.2	305.3	—	325.7

Cash and cash equivalents — end of period	$2.3	$28.1	$252.2	$—	$282.6

Condensed Statements of Cash Flows
Year Ended December 31, 2007

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Net cash flows of operating activities	$(1.9)	$127.3	$106.3	$—	$231.7

Cash flows of investing activities:
Capital expenditures	(0.2)	(40.8)	(112.6)	—	(153.6)
Acquisitions, net of cash acquired	—	—	(634.8)	—	(634.8)
Proceeds from acquisitions including cash acquired	—	—	28.0	—	28.0
Proceeds from properties sold	—	0.4	0.7	—	1.1
Intercompany accounts	(647.5)	—	—	647.5	—
Other, net	(1.7)	1.2	—	—	(0.5)

Net cash flows of investing activities	(649.4)	(39.2)	(718.7)	647.5	(759.8)

Cash flows of financing activities:
Dividends paid	(0.3)	—	—	—	(0.3)
Settlement net investment swap	(30.5)	—	—	—	(30.5)
Excess tax benefits from stock-based compensation	11.1	—	—	—	11.1
Intercompany accounts	—	(145.5)	793.0	(647.5)	—
Proceeds from revolving credit borrowings	—	100.0	—	—	100.0
Repayments of revolving credit borrowings	—	(40.0)	—	—	(40.0)
Issuance of long-term debt, net of fees & expenses	800.0	—	—	—	800.0
Payment of deferred financing fees	(19.0)	—	—	—	(19.0)
Repayments of long-term debt, including fees & expenses	(305.5)	—	—	—	(305.5)
Proceeds (repayments) of other debt	—	(0.8)	8.1	—	7.3
Proceeds from exercise of stock options	5.0	—	—	—	5.0

Net cash flows of financing activities	460.8	(86.3)	801.1	(647.5)	528.1

Effect of exchange rate changes on cash and cash equivalents	—	0.5	14.7	—	15.2

Increase in cash and cash equivalents	(190.5)	2.3	203.4	—	15.2
Cash and cash equivalents — beginning of period	197.7	10.9	101.9	—	310.5

Cash and cash equivalents — end of period	$7.2	$13.2	$305.3	$—	$325.7

Condensed Statements of Cash Flows
Year Ended December 31, 2006

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Net cash flows of operating activities	$54.1	$(39.9)	$79.8	$—	$94.0

Cash flows of investing activities:
Capital expenditures	(0.6)	(21.9)	(48.6)	—	(71.1)
Acquisitions, net of cash acquired	—	—	(26.9)	—	(26.9)
Proceeds from properties sold	—	0.1	0.7	—	0.8
Intercompany accounts	(198.7)	—	—	198.7	—
Other, net	—	1.4	—	—	1.4

Net cash flows of investing activities	(199.3)	(20.4)	(74.8)	198.7	(95.8)

Cash flows of financing activities:
Dividends paid	(0.3)	—	—	—	(0.3)
Excess tax benefits from stock-based compensation	19.0	—	—	—	19.0
Intercompany accounts	—	173.7	25.0	(198.7)	—
Proceeds from revolving credit borrowings	—	264.1	—	—	264.1
Repayments of revolving credit borrowings	—	(379.2)	—	—	(379.2)
Proceeds of other debt	—	1.8	5.1	—	6.9
Issuance of long-term debt, net of fees & expenses	355.0	—	—	—	355.0
Payment of deferred financing fees	(9.4)	—	—	—	(9.4)
Purchase of note hedges	(124.5)	—	—	—	(124.5)
Proceeds from issuance of warrants	80.4	—	—	—	80.4
Proceeds from exercise of stock options	22.7	—	—	—	22.7

Net cash flows of financing activities	342.9	60.4	30.1	(198.7)	234.7

Effect of exchange rate changes on cash and cash equivalents	—	(0.3)	5.7	—	5.4

Increase in cash and cash equivalents	197.7	(0.2)	40.8	—	238.3
Cash and cash equivalents — beginning of period	—	11.1	61.1	—	72.2

Cash and cash equivalents — end of period	$197.7	$10.9	$101.9	$—	$310.5

Notes to Parent Company Condensed Financial Information
Basis of Presentation
In accordance with the requirements of Regulation S-X of the Securities and Exchange Commission, restricted net assets of the Company’s subsidiaries and the Company’s equity in the undistributed earnings of 50 percent or less owned entities exceeded 25% of the Company’s total consolidated net assets as of December 31, 2008. As a result, Parent Company Condensed Financial Information is required to be disclosed. This financial information is condensed and omits many disclosures presented in the Consolidated Financial Statements and Notes thereto.
Parent Company Long-Term Debt
At December 31, 2008, the Parent Company was party to various long-term financing arrangements, as summarized below:
Long-term debt consisted of the following (in millions):

	December 31
	2008(1)	2007(1)
	As Adjusted	As Adjusted
1.00% Senior Convertible Notes due 2012	$475.0	$475.0
Debt discount on 1.00% Senior Convertible Notes due 2012	(99.3)	(121.4)
0.875% Convertible Notes due 2013	355.0	355.0
Debt discount on 0.875% Convertible Notes due 2013	(93.3)	(108.5)
7.125% Senior Notes due 2017	200.0	200.0
Senior Floating Rate Notes	125.0	125.0

Total Parent Company debt	962.4	925.1
Less current maturities	—	246.5

Parent Company Long-term debt	$962.4	$678.6

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.

(in millions)	2009	2010	2011	2012	2013
Debt maturities	$—	$—	$—	$475.0	$355.0
Long-term debt related to the Parent Company is discussed in Note 9 of the Notes to the Consolidated Financial Statements.
Commitments and Contingencies
For contingencies and guarantees related to the Parent Company, refer to Note 9 and Note 17 of the Notes to the Consolidated Financial Statements.
Dividends
Cash dividends paid to the Parent Company by its consolidated subsidiaries was $34.8 million in 2008. There were no cash dividend payments in 2007 or 2006.

PART IV.
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE
Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges
(in millions)

	Year ended December 31,
	2008(1)	2007(1)	2006(1)	2005	2004
	As Adjusted	As Adjusted	As Adjusted
EARNINGS AS DEFINED

Earnings (loss) from operations before income taxes and before adjustments for net income attributable to noncontrolling interests and after eliminating undistributed earnings of equity method investees	$302.4	$288.9	$203.2	$61.5	$18.5
Preferred stock dividend (pre-tax equivalent)	(0.3)	(0.5)	(0.5)	(33.8)	(9.2)
Fixed charges	109.2	71.3	44.4	76.7	49.4

TOTAL EARNINGS, AS DEFINED	$411.3	$359.7	$247.1	$104.4	$58.7

FIXED CHARGES, AS DEFINED
Interest expense	$98.4	$63.6	$38.1	$36.5	$35.0
Amortization of capitalized expenses related to debt	5.7	3.6	3.0	3.4	2.7
Preferred stock dividend (pre-tax equivalent)	0.3	0.5	0.5	33.8	9.2
Interest component of rent expense	4.8	3.6	2.8	3.0	2.5

TOTAL FIXED CHARGES, AS DEFINED	$109.2	$71.3	$44.4	$76.7	$49.4

RATIO OF EARNINGS TO FIXED CHARGES	3.8	5.0	5.6	1.4	1.2

1)	As adjusted for FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion. See Note 2 of the Consolidated Financial Statements for additional information.